    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1996


                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        BIG FLOWER PRESS HOLDINGS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          2752                  13-3768322
 (State Or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     Of Incorporation Or         Classification Code Number)     Identification
        Organization)                                               Number)

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, Including Zip Code, And Telephone Number, Including Area Code, Of
                   Registrant's Principal Executive Offices)

                             MARK A. ANGELSON, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                                GENERAL COUNSEL
                    AND SECRETARY OF THE BOARD OF DIRECTORS
                        BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1621
 (Name, Address, Including Zip Code, And Telephone Number, Including Area Code,
                             Of Agent For Service)
                         ------------------------------

                                   COPIES TO:

      HERBERT HENRYSON II, Esq.                    BLAINE V. FOGG, Esq.
 Wolf, Block, Schorr and Solis-Cohen       Skadden, Arps, Slate, Meagher & Flom
    Twelfth Floor Packard Building                   919 Third Avenue
S.E. Corner 15th and Chestnut Streets            New York, New York 10022
Philadelphia, Pennsylvania 19102-2678                 (212) 735-3000
            (215) 977-2000

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of Scanforms Acquisition Corp. ("Merger Sub"), an indirect, wholly owned subsidiary of Big Flower Press Holdings, Inc. (the "Registrant" or "Big Flower"), with and into Scanforms, Inc. ("Scanforms"), as described in the enclosed Proxy Statement/Prospectus, have been satisfied or waived.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                       AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
            TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
          SECURITIES TO BE REGISTERED              REGISTERED (1)       PER SHARE UNIT     OFFERING PRICE (2)       FEE (2)(3)
Common Stock, par value $.01 per share.........       1,640,286         Not Applicable       $18,079,122.75          $1,981.97
Rights to purchase Series A Junior Preferred
 Stock, par value $.01 per share...............          (4)                  (4)                  (4)                  (4)



(1) Assumes that 3,708,538 shares of common stock, par value $.01 per share, of Scanforms ("Scanforms Common Stock") are converted into shares of Big Flower common stock, par value $.01 per share ("Big Flower Common Stock"), at the maximum exchange ratio of 0.4423 shares of Big Flower Common Stock for each share of Scanforms Common Stock pursuant to the Merger.



(2) Estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act based upon the average of the high and low bid prices for a share of Scanforms Common Stock in the Nasdaq Stock Market on August 28, 1996 multiplied by 3,708,538, the maximum number of shares of Scanforms Common Stock to be converted in the Merger.



(3) Pursuant to Rule 457(b) under the Securities Act, $4,252.26 of the registration fee was paid on August 6, 1996 in connection with the filing of preliminary proxy material.


(4) The Rights to purchase Series A Junior Preferred Stock of Big Flower initially are attached to and trade with the shares of Big Flower Common Stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of Big Flower Common Stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        BIG FLOWER PRESS HOLDINGS, INC.
                            ------------------------

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

             SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS
               OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN
                       IN RESPONSE TO PART I OF FORM S-4


FORM S-4 ITEM NUMBER AND CAPTION                                             LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
- --------------------------------------------------------------------------  ----------------------------------------------------
       A.  INFORMATION ABOUT THE TRANSACTION.
                  1.  Forepart of Registration Statement and Outside Front
                       Cover Page of Prospectus...........................  Facing Page of Registration Statement; Cross
                                                                             Reference Table; Outside Front Cover Page of Proxy
                                                                             Statement/Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                       Prospectus.........................................  "Available Information"; Table of Contents;
                                                                             "Incorporation of Documents by Reference"
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges and
                       Other Information..................................  "Summary"; "Risk Factors"
                  4.  Terms of the Transaction............................  "Summary"; "The Merger"; "Merger Agreement"; "Other
                                                                             Terms of the Merger Agreement"; "Description of Big
                                                                             Flower Common Stock"; "Comparison of the Rights of
                                                                             Holders of Big Flower Common Stock and Scanforms
                                                                             Common Stock"
                  5.  Pro Forma Financial Information.....................  "Pro Forma Condensed Combined Financial Information"
                  6.  Material Contacts With the Company Being Acquired...  "The Merger"
                  7.  Additional Information Required for Reoffering by
                       Persons and Parties Deemed to be Underwriters......  Not Applicable
                  8.  Interests of Named Experts and Counsel..............  "Experts"; "Legal Opinion"
                  9.  Disclosure of Commission Position on Indemnification
                       for Securities Act Liabilities.....................  Not Applicable
       B.  INFORMATION ABOUT THE REGISTRANT.
                 10.  Information With Respect to S-3 Registrants.........  "Incorporation of Documents by Reference"; "Business
                                                                             of Big Flower"
                 11.  Incorporation of Certain Information by Reference...  "Incorporation of Documents by Reference"

FORM S-4 ITEM NUMBER AND CAPTION                                             LOCATION OR CAPTION IN PROXY STATEMENT/PROSPECTUS
- --------------------------------------------------------------------------  ----------------------------------------------------
                 12.  Information With Respect to S-2 or S-3
                       Registrants........................................  Not Applicable
                 13.  Incorporation of Certain Information by Reference...  Not Applicable
                 14.  Information With Respect to Registrants Other Than
                       S-2 or S-3 Registrants.............................  Not Applicable
       C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
                 15.  Information With Respect to S-3 Companies...........  Not Applicable
                 16.  Information With Respect to S-2 or S-3 Companies....  "Summary"; "Incorporation of Documents by
                                                                             Reference"; "Business of Scanforms"
                 17.  Information With Respect to Companies Other Than S-2
                       or S-3 Companies...................................  Not Applicable
       D.  VOTING AND MANAGEMENT INFORMATION.
                 18.  Information if Proxies, Consents or Authorizations
                       Are to be Solicited................................  "Incorporation of Documents by Reference";
                                                                             "Summary"; "Scanforms Special Meeting"; "The
                                                                             Merger"
                 19.  Information if Proxies, Consents or Authorizations
                       Are Not to be Solicited, or in an Exchange Offer...  Not Applicable

                                 [LOGO]
                                                               September 6, 1996


Dear Stockholder:


    You are cordially invited to attend a Special Meeting of Stockholders of Scanforms, Inc. to be held on Friday, October 4, 1996, at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania, at 10:00 a.m., local time. Notice of the Meeting, a Proxy Statement/Prospectus and a form of proxy are enclosed with this letter.



    At this important meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 31, 1996, among Scanforms, Big Flower Press Holdings, Inc. and a wholly owned subsidiary of Big Flower, pursuant to which Big Flower's subsidiary will be merged into Scanforms. In the merger, each outstanding share of Scanforms Common Stock will be converted into the right to receive a fraction of a share of Big Flower Common Stock, determined by dividing $5.75 by the average closing price of Big Flower Common Stock on the New York Stock Exchange during the ten trading day period ending three trading days prior to the Special Meeting, provided that in no event will such fraction be more than 0.4423 or less than 0.3833.



    Details of the proposed merger and other important information concerning Scanforms and Big Flower, including certain pro forma financial information, are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read. Also enclosed for your information are copies of Scanforms' Annual Report on Form 10-K for the year ended October 1, 1995 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.


    Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed merger and has received the opinion of its financial advisor, Janney Montgomery Scott Inc., as to the fairness, from a financial point of view, of the consideration to be paid to Scanforms stockholders in the merger.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The merger will be consummated only if it is approved by the holders of a majority of the outstanding shares of Scanforms Common Stock. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely,

                                                   [LOGO]
                                          Robert A. Samans
                                          PRESIDENT AND CHAIRMAN OF THE BOARD

                                 [LOGO]
                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                               SEPTEMBER 6, 1996


                            ------------------------


    A Special Meeting of Stockholders of Scanforms, Inc. ("Scanforms") will be held on Friday, October 4, 1996, at 10:00 a.m., local time, at the offices of Scanforms, 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania, for the following purposes:



        1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of July 31, 1996 (the "Merger Agreement"), among Scanforms, Big Flower Press Holdings, Inc. ("Big Flower") and Scanforms Acquisition Corp., an indirect, wholly owned subsidiary of Big Flower ("Merger Sub"), a copy of which is attached as Annex I to the Proxy Statement/Prospectus accompanying this Notice, pursuant to which (i) Merger Sub will be merged with and into Scanforms (the "Merger") and (ii) each outstanding share of Scanforms Common Stock, par value $.01 per share ("Scanforms Common Stock"), other than shares held by Big Flower, Merger Sub or any other subsidiary of Big Flower, shares held in the treasury of Scanforms and shares held by stockholders who perfect their dissenters' rights under Delaware law, will be converted into the right to receive a fraction of a share of Big Flower Common Stock, par value $.01 per share ("Big Flower Common Stock"), determined by dividing $5.75 by the average closing price of Big Flower Common Stock as reported on the New York Stock Exchange during the ten trading day period ending three trading days prior to the Special Meeting, provided that in no event will such fraction be more than 0.4423 or less than 0.3833; and


        2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.


    Only holders of record of Scanforms Common Stock at the close of business on August 29, 1996 will be entitled to notice of and to vote at the Special Meeting.


    All stockholders, whether or not they plan to attend the Special Meeting, are asked to complete, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. A proxy may be revoked in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting.

                                          By Order of the Board of Directors,

                                                       [SIG]
                                          Emma Marie Cocci
                                          SECRETARY
BRISTOL, PENNSYLVANIA

SEPTEMBER 6, 1996

                           PROXY STATEMENT/PROSPECTUS


               SCANFORMS, INC.                        BIG FLOWER PRESS HOLDINGS, INC.
           181 RITTENHOUSE CIRCLE                           3 EAST 54TH STREET
                KEYSTONE PARK                               NEW YORK, NY 10022
         BRISTOL, PENNSYLVANIA 19007                          (212) 521-1600
               (215) 785-0101


                        PROXY STATEMENT RELATING TO THE
               SPECIAL MEETING OF STOCKHOLDERS OF SCANFORMS, INC.
                         TO BE HELD ON OCTOBER 4, 1996



             PROSPECTUS RELATING TO 1,640,286 SHARES OF BIG FLOWER
                              PRESS HOLDINGS, INC.
                          COMMON STOCK, $.01 PAR VALUE



    This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, $.01 par value ("Scanforms Common Stock"), of Scanforms, Inc., a Delaware corporation ("Scanforms"), in connection with the solicitation of proxies by the Board of Directors of Scanforms for use at a Special Meeting of Stockholders of Scanforms, to be held at the offices of Scanforms, 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania on October 4, 1996, convening at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus is accompanied by Scanforms' Annual Report on Form 10-K for the fiscal year ended October 1, 1995 (the "Scanforms 10K") and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Scanforms 10Q").



    This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of July 31, 1996 (the "Merger Agreement"), by and among Scanforms, Big Flower Press Holdings, Inc., a Delaware corporation ("Big Flower"), and Scanforms Acquisition Corp., a Delaware corporation and an indirect, wholly owned Subsidiary (as hereinafter defined) of Big Flower ("Merger Sub"), which provides for the merger (the "Merger") of Merger Sub with and into Scanforms, with Scanforms surviving as an indirect, wholly owned subsidiary of Big Flower. Subject to the terms and conditions of the Merger Agreement, each share of Scanforms Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (the "Effective Time") (other than shares of Scanforms Common Stock held in the treasury of Scanforms or shares owned by Big Flower, Merger Sub or any other Subsidiary of Big Flower or shares of Scanforms Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive that number of shares of common stock, $.01 par value, of Big Flower ("Big Flower Common Stock") equal to the quotient obtained by dividing $5.75 by the average closing price per share of Big Flower Common Stock on the New York Stock Exchange, Inc. ("NYSE") as reported on the NYSE Composite Tape during the 10 consecutive trading day period (the "Measurement Period") ending with (and including) the third trading day prior to the Special Meeting (the "Average Stock Price"); provided that if the Average Stock Price is $13.00 or less, the Conversion Number (as hereinafter defined) will be 0.4423, and if the Average Stock Price is $15.00 or more, the Conversion Number will be 0.3833, all as more fully described in this Proxy Statement/Prospectus and as set forth in the Merger Agreement attached hereto as Annex I and incorporated by reference herein (which Merger Agreement should be read carefully in its entirety). The fraction of a share of Big Flower Common Stock into which each share of Scanforms Common Stock will be converted in the Merger is hereinafter referred to as the "Conversion Number". Cash will be paid in lieu of any fractional shares of Big Flower Common Stock. As used in the Merger Agreement and this Proxy Statement/Prospectus, "Subsidiary" means, with respect to any Person (as hereinafter defined), any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. See "OTHER TERMS OF THE MERGER
AGREEMENT: Conversion of Shares; No Fractional Shares."


                                                         (CONTINUED ON PAGE TWO)
                            ------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 6, 1996.

(CONTINUED FROM PAGE ONE)

    The consummation of the Merger is subject, among other things, to: (i) the approval and adoption of the Merger Agreement by a majority of the outstanding shares of Scanforms Common Stock entitled to vote thereon at the Special Meeting and (ii) the meeting of certain financial conditions by Scanforms. SEE THE DISCUSSION UNDER THE CAPTION "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF SCANFORMS BEFORE VOTING. THE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AND THE MERGER AGREEMENT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED HERETO AS ANNEX I.

    The market price of shares of Big Flower Common Stock is inherently subject to fluctuation. Accordingly, the value of the shares of Big Flower Common Stock that holders of shares of Scanforms Common Stock will receive in the Merger may increase or decrease prior to the Effective Time. In addition, the Merger Agreement is subject to termination by Big Flower or Scanforms if, without fault of the terminating party, the Merger is not consummated by January 31, 1997, and is subject to termination prior to such date upon the occurrence of certain events. Upon termination of the Merger Agreement under certain circumstances, Scanforms may be required to pay Big Flower a fee of $750,000. See "OTHER TERMS OF THE MERGER AGREEMENT: Termination Fee and Expenses."


    Big Flower Common Stock is traded on the NYSE. The closing sale price of Big Flower Common Stock was $13 7/8 on June 14, 1996 (the last trading day preceding the public announcement that Big Flower and Scanforms had agreed in principle to
the acquisition of Scanforms by Big Flower) and was $[    ] on September 5, 1996
(the last trading date preceding the mailing of this Proxy Statement/ Prospectus for which such price was available). Scanforms Common Stock is included in the Nasdaq Small Cap Issues of the Nasdaq Stock Market (the "Nasdaq Small Cap Market"). The high and low bid price of Scanforms Common Stock was $3 9/16 on June 14, 1996 (the last trading day preceding the public announcement that Big Flower and Scanforms had agreed in principle to the acquisition of Scanforms by
Big Flower) and was $[      ] and $[      ], respectively, on September 5, 1996
(the last trading date preceding the mailing of this Proxy Statement/Prospectus for which such price was available).


    This Proxy Statement/Prospectus, in addition to constituting the Company's Proxy Statement relating to the Special Meeting, also includes and constitutes the Prospectus of Big Flower filed as part of a Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Big Flower Common Stock issuable in the Merger to holders of outstanding shares of Scanforms Common Stock. All information concerning Big Flower contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference with respect to Big Flower) in this Proxy Statement/Prospectus has been furnished or prepared by Big Flower and all information concerning Scanforms contained (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference with respect to Scanforms) in this Proxy Statement/Prospectus has been furnished or prepared by Scanforms.


    This Proxy Statement/Prospectus and the accompanying form of proxy, together with the Scanforms 10K and Scanforms 10Q, are first being mailed to holders of record of Scanforms Common Stock on or about September 6, 1996.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          5
INCORPORATION OF DOCUMENTS BY REFERENCE....................................................................          5
SUMMARY....................................................................................................          7
  The Companies............................................................................................          7
  Risk Factors.............................................................................................          8
  Scanforms Special Meeting................................................................................          8
  The Merger and the Merger Agreement......................................................................          9
  Big Flower Press Holdings, Inc.
   Selected Financial Data; Selected Pro Forma Financial Data..............................................         14
  Scanforms, Inc.
   Selected Financial Data.................................................................................         15
  Market Prices and Dividend Policy........................................................................         16
RISK FACTORS...............................................................................................         17
RECENT DEVELOPMENTS........................................................................................         18
  Printco Acquisition......................................................................................         18
SCANFORMS SPECIAL MEETING..................................................................................         19
  Purpose..................................................................................................         19
  Record Date; Voting Rights...............................................................................         19
  Share Ownership of Management............................................................................         20
  Proxies..................................................................................................         20
  Solicitation of Proxies..................................................................................         20
THE MERGER.................................................................................................         20
  General..................................................................................................         20
  Background of the Merger.................................................................................         21
  Stock Option Agreement and Voting Proxy..................................................................         29
  Big Flower's Reasons for the Merger......................................................................         30
  Scanforms' Reasons for the Merger; Recommendation of its Board of Directors..............................         30
  Opinion of Scanforms' Financial Advisor..................................................................         31
  Conflicts of Interest....................................................................................         38
  Certain Federal Income Tax Considerations................................................................         39
  Regulatory Approvals.....................................................................................         40
  Anticipated Accounting Treatment.........................................................................         41
  Percentage Ownership Interest of Scanforms Stockholders After the Merger.................................         41
  Appraisal Rights.........................................................................................         41
  Stock Exchange Listing...................................................................................         44
  Deregistration of Scanforms Common Stock.................................................................         44
  Resales of Big Flower Common Stock.......................................................................         44
OTHER TERMS OF THE MERGER AGREEMENT........................................................................         45
  Conversion of Shares in the Merger.......................................................................         45
  No Fractional Shares.....................................................................................         45
  Adjustment of Conversion Number..........................................................................         45
  Exchange Agent; Procedures for Exchange of Certificates..................................................         46
  Representations and Warranties...........................................................................         46
  Conduct of Business Pending the Merger...................................................................         47
  No Solicitation..........................................................................................         47
  Conditions Precedent to the Merger.......................................................................         47
  Stock Options............................................................................................         49
  Indemnification..........................................................................................         50

                                                                                                               PAGE
                                                                                                             ---------
  Termination..............................................................................................         50
  Termination Fee and Expenses.............................................................................         51
  Amendment; Waiver........................................................................................         51
OWNERSHIP OF SCANFORMS COMMON STOCK........................................................................         52
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.........................................................         53
DESCRIPTION OF BIG FLOWER COMMON STOCK.....................................................................         66
  General..................................................................................................         66
  Common Stock.............................................................................................         66
  Class B Stock............................................................................................         66
  Preferred Stock..........................................................................................         66
  Anti-Takeover Effects of Provisions of the Big Flower Charter and Big Flower By-Laws.....................         67
  Section 203 of the DGCL..................................................................................         68
  Certain Effects of Authorized But Unissued Stock.........................................................         68
  Stockholder Rights Plan..................................................................................         69
  Limitation of Directors' Liability.......................................................................         70
  Registrar and Transfer Agent.............................................................................         70
COMPARISON OF THE RIGHTS OF HOLDERS OF BIG FLOWER COMMON STOCK AND SCANFORMS COMMON STOCK..................         70
  Dividend Rights..........................................................................................         70
  Voting Rights............................................................................................         71
  Directors................................................................................................         71
  Call of Special Meetings.................................................................................         71
  Action by Stockholders Without a Meeting.................................................................         71
  Stockholder Proposals....................................................................................         72
  Amendment of Certificate of Incorporation................................................................         72
  Amendment of By-Laws.....................................................................................         72
  Approval of Mergers and Asset Sales......................................................................         72
  Rights of Appraisal......................................................................................         73
  Indemnification of Directors and Officers................................................................         73
  Anti-Takeover Provisions.................................................................................         73
  Big Flower Rights........................................................................................         73
BUSINESS OF BIG FLOWER.....................................................................................         74
BUSINESS OF SCANFORMS......................................................................................         75
EXPERTS....................................................................................................         76
LEGAL OPINIONS.............................................................................................         76
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

ANNEXES
ANNEX I  MERGER AGREEMENT
ANNEX II  OPINION OF SCANFORMS INVESTMENT ADVISOR
ANNEX III SECTION 262 OF THE DGCL

                             AVAILABLE INFORMATION

    Big Flower and Scanforms are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding Big Flower and Scanforms. Copies of such materials relating to Big Flower should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. Copies of such materials relating to Scanforms should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF SCANFORMS COMMON STOCK TO WHOM THIS PROXY STATE MENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO BIG FLOWER, MARK A. ANGELSON, BIG FLOWER PRESS HOLDINGS, INC., 3 EAST 54TH STREET, NEW YORK, NEW YORK 10022, TELEPHONE NUMBER (212) 521-1600 AND, IN THE CASE OF DOCUMENTS RELATING TO SCANFORMS, EMMA MARIE COCCI, SCANFORMS, INC., 181 RITTENHOUSE CIRCLE, KEYSTONE PARK, BRISTOL, PENNSYLVANIA 19007, TELEPHONE NUMBER
(215) 785-0101. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN SEPTEMBER 19, 1996.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:


        1. Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995, Big Flower's report on Form 10-K/A filed on June 24, 1996 with the Commission and Big Flower's report on Form 10-K/A filed on August 27, 1996 with the Commission (the "Big Flower 10K").



        2. Big Flower's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and Big Flower's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Big Flower 10Q").

        3. The description of the Big Flower Rights contained in the Registration Statement on Form 8-A filed by Big Flower with the Commission on November 14, 1995, including any amendment for the purpose of updating such description.

        4. Big Flower's Current Report on Form 8-K reporting events on February 1, 1996 and Big Flower's Current Reports on Form 8-K and Form 8-K/A reporting events on March 14, 1996.

        5. Scanforms' Annual Report on Form 10-K for the fiscal year ended October 1, 1995.


        6. Scanforms' Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996 and June 30, 1996.


    The information relating to Scanforms and to Big Flower contained in this Proxy Statement/ Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

    All reports and other documents filed by either Big Flower or Scanforms pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/ Prospectus and prior to the date of the Scanforms Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER BIG FLOWER OR SCANFORMS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BIG FLOWER OR SCANFORMS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    As used herein, unless the context otherwise clearly requires: "Big Flower" refers to Big Flower Press Holdings, Inc. and its consolidated Subsidiaries and "Scanforms" refers to Scanforms, Inc. and its consolidated Subsidiary. See "Business of Big Flower" and "Business of Scanforms," respectively. Capitalized terms not defined in this Proxy Statement/Prospectus have the respective meanings specified in the Merger Agreement.

    All information contained in this Proxy Statement/Prospectus with respect to Big Flower and Merger Sub has been provided by Big Flower. All information contained in this Proxy Statement/ Prospectus with respect to Scanforms has been provided by Scanforms.

                                    SUMMARY

    The following is a summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy
Statement/Prospectus and the Annexes hereto.

    STOCKHOLDERS OF SCANFORMS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."

THE COMPANIES


    BIG FLOWER. Big Flower has three principal operating units: Treasure Chest Advertising Company, Inc. ("Treasure Chest"), Laser Tech Color, Inc. ("Laser Tech"), and Webcraft Technologies, Inc. ("Webcraft"). Treasure Chest is a leading producer and marketer of advertising circulars for many large United States retailers and publishes TV listing guides, Sunday comics, Sunday magazines and/ or special supplements for many widely circulated United States newspapers. Laser Tech is a leading provider of high quality electronic pre-media and conventional graphics services. Webcraft is a market leader in producing and marketing highly customized direct mail and other advertising products, and Big Flower believes Webcraft is the largest in-line, direct mail producer in the United States. Although each of Big Flower's operating units provides a variety of services to its customers, the majority of each operating unit's business is comprised of providing advertising and marketing related information services. Consolidated net sales of Big Flower's products and services totalled approximately $972.4 million and $514.6 million for the twelve months ended December 31, 1995 and the six months ended June 30, 1996, respectively. Big Flower was incorporated in Delaware in 1993. Its principal executive offices are located at 3 East 54th Street, New York, New York 10022 and its telephone number is (212) 521-1600. For further information concerning the business and properties of Big Flower, see the descriptions thereof set forth in the Big Flower 10K, which is incorporated herein by reference, "BIG FLOWER PRESS HOLDINGS, INC. SELECTED FINANCIAL DATA; SELECTED PRO FORMA FINANCIAL DATA," "BUSINESS OF BIG FLOWER," "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."



    SCANFORMS. Scanforms is a full-service provider of direct mail advertising with in-house forms manufacturing, laser and impact computer personalization, bindery and mailing services. Scanforms' special capabilities include up to ten color web heatset four color process printing, hot foil stamping and embossing, die cutting, pressure sensitive labeling, tipped on plastic and paper cards and remoist gluing. Scanforms' sales staff markets Scanforms' services and products to advertising agencies for use by the agencies' clients and directly to end user clients. Scanforms' marketing efforts also include direct mail advertising, attendance at monthly direct mail industry meetings in various cities, attendance at major trade shows and direct telephone contacts. The market for Scanforms' services and products is located principally on the East Coast, although Scanforms also serves customers in the Midwest and is making efforts to develop markets nationally. Net sales of Scanforms' products and services totalled approximately $24.5 million and $16.1 million for the fiscal year ended October 1, 1995 and the six months ended June 30, 1996, respectively. Scanforms was incorporated in Delaware on January 21, 1969. Scanforms' principal executive offices are located at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007 and its telephone number is (215) 785-0101. For further information concerning the business and properties of Scanforms, see the descriptions thereof set forth in the Scanforms 10K, which is incorporated herein by reference, "SCANFORMS, INC. SELECTED FINANCIAL DATA," "BUSINESS OF SCANFORMS," "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

    MERGER SUB. Merger Sub was incorporated in Delaware on July 10, 1996 solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has minimal assets. Its principal executive offices are located at 3 East 54th Street, New York, New York 10022 and its telephone number is (212) 521-1600.

RISK FACTORS

    In considering whether to approve and adopt the Merger Agreement, the stockholders of Scanforms should consider the following matters: (i) the Conversion Number is expressed in the Merger Agreement as a floating ratio and will be adjusted in the event of any increase or decrease in the price of Big Flower Common Stock within a band of $13 to $15; (ii) certain executive officers of Scanforms may be deemed to have conflicts of interest with respect to the Merger; and (iii) the cost of paper used in Big Flower's operations and the level of indebtedness of Big Flower may affect Big Flower's results of operations. See "RISK FACTORS."

SCANFORMS SPECIAL MEETING


    PURPOSE. The Special Meeting will be held at the offices of Scanforms, 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania, on October 4, 1996, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the Merger of Merger Sub with and into Scanforms, with Scanforms surviving as an indirect, wholly owned subsidiary of Big Flower. The stockholders of Scanforms will also consider and take action upon any other business which may properly be brought before the Special Meeting. See "SCANFORMS SPECIAL MEETING: Purpose."



    RECORD DATE. Only holders of record of Scanforms Common Stock at the close of business on August 29, 1996 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 3,503,538 shares of Scanforms Common Stock outstanding, each of which entitles the registered holder thereof to one vote, which shares were held by 277 holders of record. See "SCANFORMS SPECIAL MEETING: Record Date; Voting Rights."



    SHARE OWNERSHIP OF MANAGEMENT. At the close of business on the Record Date, directors and executive officers of Scanforms (6 as a group) were the beneficial owners of an aggregate of 1,769,488 shares (approximately 48.8%) of the Scanforms Common Stock then outstanding (including the 125,000 shares of Scanforms Common Stock subject to outstanding options owned by Scanforms' directors and executive officers which are presently exercisable).



    QUORUM; REQUIRED VOTE. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Scanforms Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Scanforms Common Stock entitled to vote thereon at the Special Meeting. An abstention will not be counted as a vote cast. Brokers who hold Scanforms Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes will not be counted as votes cast. Robert A. Samans ("Mr. Samans"), President and Chairman of the Board of Directors of Scanforms, and Sebastian A. Carcioppolo ("Mr. Carcioppolo"), a director of Scanforms, have agreed to vote the shares of Scanforms Common Stock they beneficially own, representing approximately 44% of outstanding Scanforms Common Stock, in favor of approval and adoption of the Merger Agreement. Accordingly, the affirmative vote of the holders of approximately 10% of the outstanding shares of Scanforms Common Stock not owned by Mr. Samans and Mr. Carcioppolo is required to approve and adopt the Merger Agreement. See "SCANFORMS SPECIAL MEETING: Required Vote."

THE MERGER AND THE MERGER AGREEMENT


    GENERAL. At the Effective Time, (i) Merger Sub will be merged with and into Scanforms, with Scanforms continuing as the surviving corporation (the "Surviving Corporation") and an indirect, wholly owned subsidiary of Big Flower. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Scanforms will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Scanforms Common Stock outstanding immediately prior to the Effective Time (other than shares of Scanforms Common Stock held in the treasury of Scanforms, shares of Scanforms Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL or shares owned by Big Flower, Merger Sub or any other Subsidiary of Big Flower) will be converted into the right to receive a fraction of a share of Big Flower Common Stock equal to the quotient obtained by dividing $5.75 by the Average Stock Price; provided that if the Average Stock Price is $13.00 or less, the Conversion Number will be 0.4423, and if the Average Stock Price is $15.00 or more, the Conversion Number will be 0.3833. Cash will be paid in lieu of any fractional shares of Big Flower Common Stock. See "OTHER TERMS OF THE MERGER AGREEMENT: Conversion of Shares in the Merger; No Fractional Shares."


    The Merger will become effective on the date that a Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such time thereafter as is agreed between the parties and specified in the Certificate of Merger. Big Flower and Scanforms currently intend that the Effective Time will occur promptly after approval and adoption of the Merger Agreement at the Special Meeting.

    RECOMMENDATION OF THE SCANFORMS BOARD. THE SCANFORMS BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SCANFORMS AND HAS APPROVED THE MERGER AGREEMENT. THE SCANFORMS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF SCANFORMS VOTE IN FAVOR OF THE MERGER AT THE SPECIAL MEETING. SEE "THE MERGER: SCANFORMS' REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS."

    OPINION OF SCANFORMS' FINANCIAL ADVISOR. Janney Montgomery Scott Inc. ("Janney Montgomery") has acted as financial advisor to Scanforms in connection with the Merger and has delivered its written opinion dated July 31, 1996 to the Scanforms Board of Directors to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Conversion Number is fair to Scanforms and its stockholders from a financial point of view. The full text of the Janney Montgomery written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex II and should be read carefully in its entirety. See "THE MERGER: Opinion of Scanforms' Financial Advisor."

    EXCHANGE OF CERTIFICATES. Promptly after the Effective Time, the Bank of New York (the "Exchange Agent") will mail to each Scanforms holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Scanforms Common Stock, written instructions and letters of transmittal for exchanging certificates evidencing shares of Scanforms Common Stock for certificates evidencing the number of whole shares of Big Flower Common Stock that such holder is entitled to receive in the Merger based upon the Conversion Number. Holders of Scanforms Common Stock should not surrender their certificates until they receive such instructions and letters of transmittal after the Effective Time. See "OTHER TERMS OF THE MERGER AGREEMENT:
Exchange Agent; Procedures for Exchange of Certificates."

    In the event that a certificate evidencing shares of Scanforms Common Stock has been lost, stolen, destroyed or is not properly registered, the holder thereof is urged, in order to avoid delays and additional expense, to notify Scanforms' registrar and transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention:
Diane Sayek, of such fact to arrange for the issuance of replacement certificates.



    CERTAIN CONSEQUENCES OF THE MERGER. Upon consummation of the Merger, Scanforms will become an indirect, wholly owned Subsidiary of Big Flower, holders of Scanforms Common Stock will become holders of Big Flower Common Stock, shares of Scanforms Common Stock will cease to be included in the Nasdaq Small Cap Market and application promptly will be made to deregister such shares under the Exchange Act. At the Effective Time, the Certificate of Incorporation of Merger Sub in effect immediately prior to such time will become the Certificate of Incorporation of the Surviving Corporation, and the by-laws of Merger Sub in effect immediately prior to such time will become the by-laws of the Surviving Corporation, in each case until thereafter amended or restated. See "THE MERGER: General; Stock Exchange Listing and Deregistration of Scanforms Common Stock."



    PERCENTAGE OWNERSHIP INTEREST OF SCANFORMS STOCKHOLDERS AFTER THE
MERGER. Based on the number of shares of Scanforms Common Stock outstanding on the Record Date and assuming the issuance of approximately 1,549,614 shares of Big Flower Common Stock based on a Conversion Number of 0.4423, upon consummation of the Merger there will be approximately 16,265,359 shares of Big Flower Common Stock outstanding at the Effective Time, of which the former stockholders of Scanforms will own approximately 9.5% (approximately 9.0% on a fully diluted basis assuming (i) the exercise of all currently outstanding options to purchase shares of Big Flower Common Stock immediately following the Effective Time, (ii) the exchange of all outstanding options to purchase Scanforms Common Stock for options to purchase Big Flower Common Stock and (iii) the exercise of such options immediately following the Effective Time). See "OTHER TERMS OF THE MERGER AGREEMENT: Stock Options."


    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. It is a condition to consummation of the Merger that Scanforms receive an opinion from its tax counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the stockholders of Scanforms upon the exchange of their shares of Scanforms Common Stock solely for shares of Big Flower Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Big Flower Common Stock. See "THE MERGER: Certain Federal Income Tax Considerations" and "OTHER TERMS OF THE MERGER AGREEMENT: Conditions Precedent to the Merger."

    ANTICIPATED ACCOUNTING TREATMENT. The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the consummation of the Merger that Big Flower receive an opinion of Deloitte & Touche LLP, Big Flower's independent auditors, that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER:
Anticipated Accounting Treatment" and "OTHER TERMS OF THE MERGER: Conditions Precedent to the Merger."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of Scanforms' Board of Directors, holders of Scanforms Common Stock should consider that certain of Scanforms' executive officers and directors have certain interests in the Merger that are in addition to their interests as stockholders of Scanforms. See "THE MERGER: Conflicts of Interest."

    CONDITIONS TO THE MERGER. The obligations of Big Flower, Merger Sub and Scanforms to consummate the Merger are subject to the satisfaction of certain conditions, including approval and adoption of the Merger Agreement by the requisite vote of the holders of Scanforms Common Stock; approval for listing on the NYSE of the shares of Big Flower Common Stock issuable in the Merger; any required governmental approvals having been obtained; there not having been issued or in effect any provision of any applicable law or regulation or any judgment, injunction, order or decree prohibiting consummation of the Merger (or any of the transactions contemplated by the Merger Agreement); and the Registration Statement (of which this Proxy Statement/Prospectus is a part) having become effective under the Securities Act and no order suspending such effectiveness having been issued and remaining in effect.

    The obligations of Big Flower and Merger Sub to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, the accuracy in all material respects of the representations and warranties of Scanforms and the performance in all material respects of the covenants and obligations of Scanforms under the Merger Agreement; the receipt of a letter agreeing to certain matters to ensure the pooling treatment of the Merger from affiliates of the Company; there having been no event or occurrence which has caused, or would reasonably be expected to have, a material adverse effect on Scanforms, including with respect to revenues from its largest customer and earnings for its 1996 fiscal year; certain specified financial conditions having been met; appraisal rights not having been perfected by holders of more than 225,000 shares of Scanforms Common Stock; the receipt of an opinion of counsel to Scanforms; certain consents having been received under agreements to which Scanforms is a party and from holders of options to purchase Scanforms Common Stock to exchange such options for options to purchase Big Flower Common Stock; Big Flower being satisfied that Scanforms' relationship with its largest customer will continue on favorable terms after the Merger; and the entry into employment and non-competition agreements by certain officers and employees of Scanforms. See "OTHER TERMS OF THE MERGER AGREEMENT: Conditions Precedent to the Merger."

    The obligations of Scanforms to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, the accuracy in all material respects of the representations and warranties of Big Flower and Merger Sub and the performance in all material respects of the covenants and obligations of Big Flower and Merger Sub under the Merger Agreement; the receipt by Scanforms of the tax opinion described above; the receipt of a letter from affiliates of Big Flower agreeing to certain matters to ensure pooling treatment of the Merger; and the receipt of an opinion from counsel to Big Flower as to certain matters.

    The foregoing conditions to the Merger, except those conditions which cannot be waived as a practical matter to permit consummation of the Merger or cannot be waived under applicable law, are subject to waiver by Big Flower, Merger Sub and Scanforms, as applicable, at any time prior to the Effective Time.

    TERMINATION OF THE MERGER AGREEMENT; FEES AND EXPENSES. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (i) by the mutual written consent of Scanforms and Big Flower; (ii) by either Scanforms or Big Flower if the Merger has not been consummated on or prior to January 31, 1997 (the "Outside Termination Date"), subject to certain limitations; (iii) by either Scanforms or Big Flower if any law or regulation that makes consummation of the Merger illegal is in effect or if there is entered a final non-appealable judgment, injunction, order or decree enjoining Big Flower or Scanforms from consummating the Merger; (iv) by Big Flower or Scanforms, if there has been a breach of any representation, warranty, covenant or agreement by the other and such breach has not been cured within specified time periods; (v) by Big Flower, if (A) the Board of Directors of Scanforms shall not have recommended the Merger to Scanforms' stockholders or
(B) the Board of Directors of Scanforms has withdrawn or modified in a manner adverse to Big Flower its recommendation of the Merger or approval of the Merger Agreement; (vi) by Big Flower or Scanforms, if Scanforms' Board of Directors determines that an Acquisition Proposal (as hereinafter defined) is a Superior Proposal (as hereinafter defined) provided that Scanforms complies with certain notification and procedural requirements and requirements regarding non-solicitation of an Acquisition Proposal; (vii) by Big Flower or Scanforms, if following the receipt of an Acquisition Proposal, Scanforms' stockholders do not approve and adopt the Merger Agreement at the Special Meeting even though Big Flower has delivered to Scanforms its proxy to vote the Optioned Shares (as hereinafter defined) in favor of approval and adoption of the Merger Agreement; (vii) by Big Flower, if the Average Stock Price is more than $16.50 or (viii) by Scanforms, if the Average Stock Price is less than $11.50. If the Merger Agreement is terminated for the reasons specified in clause (v)(A) or (vi) above, Scanforms will be obligated to make a payment of $750,000 to Big Flower simultaneously with such termination. See "OTHER TERMS OF THE MERGER AGREEMENT: Termination; Termination Fees and Expenses."

    APPRAISAL RIGHTS. Holders of Scanforms Common Stock are entitled to dissenters' rights of appraisal, if duly asserted and perfected, under the DGCL, in connection with the Merger. See "THE MERGER: Appraisal Rights."

    NO SOLICITATION. Pursuant to the Merger Agreement, Scanforms has agreed that neither Scanforms nor any of its representatives will (i) solicit, initiate or encourage any Acquisition Proposal, (ii) engage in or continue negotiations or discussions with, or provide any information to, any third party who has made or indicates any intention to make an Acquisition Proposal, or (iii) take any steps in furtherance of the transactions referred to in the SCFM Agreement (as hereinafter defined); provided that if Scanforms' Board of Directors determines, based upon the advice of outside legal counsel to Scanforms, that the failure to engage in such negotiations or discussions or to provide such information access would violate the fiduciary duties of Scanforms' Board of Directors under applicable law, Scanforms may, in response to an unsolicited Acquisition Proposal and subject to compliance with certain conditions, furnish information with respect to Scanforms and participate in negotiations regarding such Acquisition Proposal.

    COMPARISON OF STOCKHOLDERS' RIGHTS. Upon consummation of the Merger, holders of Scanforms Common Stock will become stockholders of Big Flower. Big Flower and Scanforms are both Delaware corporations. Accordingly, the differences between the rights of holders of shares of Big Flower Common Stock and the rights of holders of shares of Scanforms Common Stock arise solely from distinctions between the respective certificates of incorporation and by-laws of Big Flower and Scanforms and issuance of Rights (as hereinafter defined) to holders of shares of Big Flower Common Stock. See "COMPARISON OF THE RIGHTS OF HOLDERS OF BIG FLOWER COMMON STOCK AND SCANFORMS COMMON STOCK" for a description of such differences.

                        BIG FLOWER PRESS HOLDINGS, INC.
           SELECTED FINANCIAL DATA; SELECTED PRO FORMA FINANCIAL DATA



    The following tables set forth selected historical financial data of Treasure Chest and its Subsidiaries prior to their acquisition by Big Flower ("Predecessor Treasure Chest") (which occurred on August 12, 1993) and of Big Flower and its Subsidiaries (including Treasure Chest following Big Flower's acquisition of Treasure Chest) and pro forma financial data of Big Flower as adjusted for the transactions described and using the procedures set forth in "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION", including the proposed acquisition of PrintCo., Inc. as described under "RECENT DEVELOPMENTS."



    The selected historical operating and balance sheet data as of and for the fiscal year ended June 30, 1993 and for the 42 days ended August 11, 1993 were derived from the audited consolidated financial statements of Predecessor Treasure Chest. The selected historical financial data of Big Flower as of and for the 323 days ended June 30, 1994, for the fiscal year ended June 30, 1995 and for the six months ended December 31, 1995 were derived from the audited consolidated financial statements of Big Flower. The selected historical financial data of Big Flower for the six months ended June 30, 1995 and 1996 was derived from the unaudited consolidated financial statements of Big Flower, which in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of financial data for such periods. The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Big Flower 10K and the unaudited consolidated interim financial statements contained in the Big Flower 10Q, including the notes thereto, incorporated by reference herein. The selected historical financial information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Big Flower 10K and the Big Flower 10Q, incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."


    The pro forma balance sheet data as of June 30, 1996 and the pro forma operating data of Big Flower for the years ended June 30, 1993, 1994 and 1995, the six months ended December 31, 1995 and the six months ended June 30, 1996 present the selected historical financial data of Big Flower as adjusted for the transactions described, using the procedures set forth in and should be read in conjunction with the "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" included within this Proxy Statement/Prospectus.

                        BIG FLOWER PRESS HOLDINGS, INC.
           SELECTED FINANCIAL DATA; SELECTED PRO FORMA FINANCIAL DATA


                                                                                      BIG FLOWER
                                                     ----------------------------------------------------------------------------
                                                                                                                       PRO FORMA
                                 PREDECESSOR                                                                          -----------
                                TREASURE CHEST
                           ------------------------                                      SIX MONTHS ENDED             YEAR ENDED
                           YEAR ENDED     42 DAYS     323 DAYS    YEAR ENDED   -------------------------------------  -----------
                            JUNE 30,    ENDED AUG.   ENDED JUNE    JUNE 30,     DEC. 31,     JUNE 30,     JUNE 30,     JUNE 30,
                              1993       11, 1993     30, 1994       1995       1995 (D)       1995         1996       1993 (B)
                           -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)(UNAUDITED)
Income Statement Data:
  Net sales..............   $ 555,013    $  59,584    $ 565,046    $ 896,595    $ 532,352    $ 440,068    $ 514,580    $  22,050
  Income (loss) before
   income taxes and
   extraordinary item....      10,204         (228)      (2,678)       2,793       10,385         (842)      (6,945)       1,111
  Provision (benefit) for
   income taxes..........       5,519          (89)       1,764        5,839        5,329        3,247       (3,473)         479
  Income (loss) before
   extraordinary item....       4,685         (139)      (4,442)      (3,046)       5,056       (4,089)      (3,472)         632
  Extraordinary item, net
   of income taxes (a)...                                                         (19,248)                   (1,892)
  Net income (loss)......       4,685         (139)      (4,442)      (3,046)     (14,192)      (4,089)      (5,364)

  Net income (loss)
   available to common
   stockholders..........       4,685         (139)      (4,442)      (3,046)     (15,874)      (4,089)      (5,364)

Balance Sheet Data (at end of period):
  Total assets...........   $ 160,356                 $ 505,127    $ 486,502    $ 554,088    $ 486,502    $ 650,715
  Total long-term debt...      34,485                   328,788      297,976      270,442      297,976      383,084
  Other long-term
   liabilities...........                                24,935       26,060       25,304       26,060       37,706
  Redeemable preferred
   stock of a
   subsidiary............                                16,913       19,357                    19,357
  Common stockholders'
   equity................      32,663                    15,773       11,483       77,931       11,483       77,159
  Common stock subject to
   redemption............                                 1,648        2,782        1,011        2,782        1,064

Per Share Data(e):
  Income (loss) before
   extraordinary item per
   common and common
   share equivalent......                             $   (0.46)   $   (0.28)   $    0.28    $   (0.38)   $   (0.21)   $    0.39
  Net income (loss) per
   common and common
   share equivalent......                                 (0.46)       (0.28)       (1.29)       (0.38)       (0.32)
  Book value (at end of
   period)(a)(f).........                                  1.63         1.06         6.34         1.06         4.63

                                                         SIX MONTHS ENDED
                                                     ------------------------
                            JUNE 30,     JUNE 30,     DEC. 31,     JUNE 30,
                           1994 (B,C)      1995       1995 (D)       1996
                           -----------  -----------  -----------  -----------
Income Statement Data:
  Net sales..............   $ 587,630    $1,263,858   $ 764,422    $ 635,953
  Income (loss) before
   income taxes and
   extraordinary item....        (550)      19,210       27,157        3,197
  Provision (benefit) for
   income taxes..........       2,466       12,542       11,964        1,225
  Income (loss) before
   extraordinary item....      (3,016)       6,668       15,193        1,972
  Extraordinary item, net
   of income taxes (a)...
  Net income (loss)......
  Net income (loss)
   available to common
   stockholders..........
Balance Sheet Data (at en
  Total assets...........                                          $ 734,893
  Total long-term debt...                                            442,342
  Other long-term
   liabilities...........                                             39,964
  Redeemable preferred
   stock of a
   subsidiary............
  Common stockholders'
   equity................                                             83,626
  Common stock subject to
   redemption............                                              1,064
Per Share Data(e):
  Income (loss) before
   extraordinary item per
   common and common
   share equivalent......   $   (0.27)   $    0.37    $    0.82    $    0.11
  Net income (loss) per
   common and common
   share equivalent......
  Book value (at end of
   period)(a)(f).........                                               4.57


- ----------------------------------------

(a) Big Flower's historical net loss for the six months ended December 31, 1995 includes a $19,248,000 extraordinary loss on extinguishment of debt and termination of swap agreement. Big Flower's historical net loss for the six months ended June 30, 1996 includes a $1,892,000 extraordinary loss on extinguishment of debt.


(b) The pro forma operating data for the year ended June 30, 1993 reflect only the operations of Scanforms because Big Flower was not formed until August 12, 1993. The pro forma operating data for the year ended June 30, 1994 include the results of operations of Big Flower for the 323 days since its formation on August 12, 1993. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

(c) The pro forma net loss for the year ended June 30, 1994 is presented prior to a $261,000 cumulative effect of an accounting change recorded by Scanforms.

(d) Net income (loss) available to common stockholders for the six months ended December 31, 1995 includes the effect of a $1,682,000 premium on redemption of preferred stock of a subsidiary.


(e) Big Flower and Predecessor Treasure Chest did not pay any dividends during the periods presented.


(f) Book value calculated as common stockholders' equity at end of period divided by weighted average common shares outstanding during the period.

                                SCANFORMS, INC.
                            SELECTED FINANCIAL DATA


    The following is a summary of selected historical financial data for Scanforms. The selected historical financial data for the fiscal years ended September 29, 1991; October 4, 1992; October 3, 1993; October 2, 1994 and October 1, 1995 were derived from the audited consolidated financial statements of Scanforms. The selected historical financial data of Scanforms for the thirty-nine weeks ended July 2, 1995 and June 30, 1996 were derived from the unaudited financial statements of Scanforms, which, in the opinion of Scanforms management, include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the financial data for such periods. The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Scanforms 10K and the unaudited consolidated interim financial statements contained in the Scanforms 10Q, including the notes thereto, incorporated by reference herein and delivered to Scanforms stockholders herewith. The selected historical financial information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Scanforms 10K and the Scanforms 10Q, incorporated by reference herein and delivered to Scanforms stockholders herewith. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."



                                                                                          THIRTY-NINE WEEKS
                                                   FISCAL YEAR ENDED                            ENDED
                                 -----------------------------------------------------  ----------------------
                                 SEPT. 29    OCT. 4,    OCT. 3,    OCT. 2,    OCT. 1,    JULY 2,    JUNE 30,
                                   1991       1992       1993       1994       1995       1995        1996
                                 ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Income Statement Data:
  Net sales....................  $  19,322  $  19,302  $  22,488  $  22,236  $  24,519  $  18,596   $  24,671
  Income (loss) before
   cumulative effect of
   accounting change...........     (1,108)       304        775      1,424      1,571      1,116       2,585
  Net income (loss)............     (1,108)       304        775      1,164      1,571      1,116       2,585

Balance Sheet Data (at end of period):
  Total assets.................  $  14,942  $  13,826  $  13,618  $  16,334  $  16,693  $  16,437   $  23,590
  Total long-term debt.........      7,210      6,043      3,568      3,152      3,901      3,959       4,188
  Stockholders' equity.........      1,401      1,687      2,698      3,985      5,565      5,109       8,152

Per Share Data:(1)
  Income per common and common
   share equivalent before
   cumulative effect of
   accounting change...........  $   (0.36) $    0.10  $    0.22  $    0.39  $    0.43  $    0.30   $    0.70
  Cumulative effect of
   accounting change...........                                       (0.07 (2)
  Net income (loss) per common
   and common share equivalent
   (3).........................      (0.36)      0.10       0.22       0.32       0.43       0.30        0.70
  Book value (at end of
   period) (4).................       0.45       0.56       0.78       1.10       1.52       1.40        2.20



(1) Scanforms did not pay any dividends during the periods presented.


(2) Resulting from adoption of Statement of Financial Accounting Standards No. 109.

(3) Presented on a fully diluted basis. Primary earnings per common and common equivalent share are equivalent to the fully diluted amounts presented except for the year ended October 3, 1993, for which primary earnings per common and common equivalent share is $0.23.


(4) Book value calculated as stockholders' equity at end of period divided by weighted average common shares outstanding during the period.

MARKET PRICES AND DIVIDEND POLICY
    Big Flower Common Stock is traded on the NYSE under the symbol "BGF". Scanforms Common Stock is traded in the Nasdaq Small Cap Market under the symbol "SCFM". Big Flower Common Stock first traded on the NYSE on November 22, 1995 following the initial public offering of Big Flower Common Stock. Prior to November 22, 1995, there was no established trading market for Big Flower Common Stock. The following table sets forth, for the calendar quarters indicated, the range of the high and low sales prices of Big Flower Common Stock and high and low bid quotations for Scanforms Common Stock, as reported on the NYSE Composite Transactions Tape and on the Nasdaq Small Cap Market, respectively.


                                                                     SCANFORMS                BIG FLOWER
                                                                   COMMON STOCK              COMMON STOCK
                                                             -------------------------  ----------------------
                                                                 HIGH          LOW         HIGH        LOW
                                                             ------------  -----------  ----------  ----------
1994
  First Quarter............................................  $       27/16 $       19/16     --         --
  Second Quarter...........................................          23/16         13/4     --          --
  Third Quarter............................................          113/16         11/2     --         --
  Fourth Quarter...........................................          2             11/2     --          --
1995
  First Quarter............................................  $       27/8  $       111/16     --        --
  Second Quarter...........................................          23/4          23/16     --         --
  Third Quarter............................................          25/8          2        --          --
  Fourth Quarter...........................................          213/16         21/8 $      153/4 $      15
1996
  First Quarter............................................  $       315/32 $       211/16 $      191/4 $      105/8
  Second Quarter...........................................          51/8          33/8        145/8        115/8
  Third Quarter (through September 5, 1996)................


    Big Flower has never paid cash dividends on Big Flower Common Stock. Big Flower intends to continue this policy for the foreseeable future in order to retain earnings for repayment of indebtedness, investment in its business and acquisitions. The Board of Directors of Scanforms has not declared a dividend for several years.


    Set forth below are the last reported sale prices of Big Flower Common Stock and last reported high and low bid prices for Scanforms Common Stock on June 14, 1996, the last trading day prior to the announcement that Big Flower and Scanforms had agreed in principle to the acquisition of Scanforms by Big Flower, and on July 31, 1996, the last trading day prior to the execution of the Merger Agreement, respectively, as reported on the NYSE Composite Transactions Tape and in the Nasdaq Small Cap Market, respectively, and the equivalent pro forma high bid price of Scanforms Common Stock on such dates, as determined by multiplying such last reported sale prices of Big Flower Common Stock on such dates, respectively, by an assumed Conversion Number of 0.4144 for June 14, 1996 and
0.4423 for July 31, 1996.



                                                    JUNE 14, 1996         JULY 31, 1996
                                                 --------------------  --------------------
Big Flower Common Stock........................  $  13 7/8             $  12 3/4
Scanforms Common Stock.........................  $  3 9/16  $  3 9/16  $   5 1/4  $   4 7/8
Scanforms Equivalent...........................  $    5.75             $    5.64



    On September 5, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sales price of Big Flower Common Stock and last reported high and low bid prices of Scanforms Common Stock, as reported on the NYSE Composite Transactions Tape and the Nasdaq Small Cap Market,
respectively, were $[    ] per share and $[    ] and $[    ] per share,
respectively.


    The market price of shares of Big Flower Common Stock is inherently subject to fluctuation. Accordingly, the value of the shares of Big Flower Common Stock that holders of shares of Scanforms Common Stock will receive in the Merger may increase or decrease prior to the Effective Time. Scanforms stockholders are urged to obtain current market quotations for Big Flower Common Stock.

                                  RISK FACTORS

    In addition to the other information set forth or incorporated by reference in this Proxy Statement/Prospectus, in considering whether to vote in favor of the approval and adoption of the Merger Agreement, the stockholders of Scanforms should consider the following matters.

    FLUCTUATION OF RELATIVE STOCK PRICES. Adjustments to the number of shares to be received by Scanforms stockholders in the Merger are limited in that such number is subject to a maximum of 0.4423 shares, which would be payable if the Average Stock Price were $13.00 or less, and a minimum of 0.3833 shares, which would be payable if the Average Stock Price were $15.00 or more, subject to the right of Big Flower to terminate the Merger Agreement if the Average Stock Price is more than $16.50 and the right of Scanforms to terminate the Merger Agreement if the Average Stock Price is less than $11.50. In either event, however, the value of the Merger consideration at the Effective Time would reflect the market price of Big Flower Common Stock at the Effective Time and could be higher or lower than the value based upon the Average Stock Price. Such variations may be the result of changes in the business, operations or prospects of Big Flower or Scanforms, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meeting, there can be no assurance that the price of Big Flower Common Stock on the date of the Special Meeting will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Stockholders of Scanforms are urged to obtain current market quotations for Big Flower Common Stock. See "OTHER TERMS OF THE MERGER AGREEMENT: Conditions Precedent to the Merger; Termination."

    CONFLICTS OF INTEREST. In considering the recommendation of the Merger by the Scanforms Board of Directors, the stockholders of Scanforms should be aware that certain executive officers of Scanforms may be deemed to have conflicts of interest with respect to the Merger. Such interests, together with other relevant factors, were considered by the Scanforms Board of Directors in recommending the Merger to the stockholders of Scanforms and in approving the Merger Agreement. See "THE MERGER: Conflicts of Interest."

    RAW MATERIALS -- PAPER. Big Flower's results of operations are significantly impacted by the cost of paper, and the ability of Big Flower to pass along any increases in the cost of paper to its customers. During the twelve months ended June 30, 1995, Big Flower experienced substantial increases in the cost of its paper but was able to effectively pass on the paper cost increases to it customers. In early 1996, reduced demand has made certain grades of paper more readily available, which has resulted in paper price decreases with respect to such grades. To the extent that there are future paper cost increases, and Big Flower is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, Big Flower's results of operations could be materially adversely affected.

    Moreover, any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet Big Flower's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on Big Flower's results of operations. Although Big Flower actively manages its paper supply and has established strong relationships with its suppliers, which include many of the leading paper companies in North America, there can be no assurance that Big Flower's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

    LEVEL OF INDEBTEDNESS. In connection with the acquisitions of Treasure Chest, Laser Tech, Webcraft and related companies, Big Flower has incurred a significant amount of indebtedness. At June 30, 1996 Big Flower's indebtedness was approximately $384.6 million and its total stockholders' equity was approximately $77.2 million. In addition, Big Flower presently has significant commitments under operating leases and approximately $75 million was outstanding under the A/R Securitization as hereinafter defined. At June 30, 1996, Big Flower had approximately $149.5 million of borrowing capacity for acquisitions, working capital and capital expenditures under its loan agreements. In addition, Big Flower could incur additional indebtedness, which amounts could be significant, in connection with any future acquisitions. The level of Big Flower's indebtedness could have important consequences to stockholders, including: (i) a substantial portion of Big Flower's cash flow from operations must be dedicated to debt service and will not be available for other purposes;
(ii) Big Flower's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) Big Flower's level of indebtedness could limit its flexibility in reacting to changes in the printing industry and economic conditions generally; and (iv) Big Flower is subject to restrictions on its ability to pay dividends. Certain of Big Flower's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility, than Big Flower.



                              RECENT DEVELOPMENTS



PRINTCO ACQUISITION



    On June 6, 1996, Big Flower entered into a letter of intent (the "Letter of Intent"), pursuant to which Big Flower intends to purchase (the "Printco Acquisition") all of the capital stock of PrintCo., Inc., a Michigan corporation ("Printco"), and certain real estate assets of an affiliated Printco entity ("Park Properties") which are used in Printco's business.



    Headquartered in Greenville, Michigan, Printco is a leading producer of newspaper advertising inserts and other newspaper products in the Midwest. Printco was founded in 1968 by Mr. John Stafford and currently operates two printing facilities located in each of Greenville and Niles, Michigan. Printco is a closely held corporation, led by a seasoned management team. Big Flower believes that the Printco Acquisition would complement the business of Treasure Chest.



    The aggregate purchase price for the Printco Acquisition is $22.5 million in cash plus the assumption and/or repayment of $27.1 million of debt and Big Flower's repayment of up to $3.1 million of the outstanding balance under an existing mortgage with respect to such real estate assets. In connection with the Printco Acquisition, the existing Printco management team will enter into employment agreements with Treasure Chest.



    The consummation of the Printco Acquisition is subject to a number of conditions set forth in the Letter of Intent, including satisfactory completion of Big Flower's due diligence review of Printco, the negotiation and execution of definitive purchase documentation, approval by the Board of Directors of Big Flower, and Printco's achieving certain financial and performance goals. For certain financial and pro forma information regarding Printco and the Printco Acquisition, see "SUMMARY: Big Flower Press Holdings, Inc. Selected Financial Data; Selected Pro Forma Financial Data" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

    WHILE BIG FLOWER CURRENTLY INTENDS TO CONSUMMATE THE PRINTCO ACQUISITION IN THE THIRD QUARTER OF 1996, THERE CAN BE NO ASSURANCE THAT THE PRINTCO ACQUISITION WILL BE CONSUMMATED, WHEN IT WILL BE CONSUMMATED, AND IF CONSUMMATED, THAT THE FINAL TERMS OF THE PRINTCO ACQUISITION WILL NOT DIFFER FROM THOSE SUMMARIZED ABOVE.


                           SCANFORMS SPECIAL MEETING

PURPOSE


    The Special Meeting will be held on Friday, October 4, 1996, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement which provides for the merger of an indirect, wholly owned subsidiary of Big Flower with and into Scanforms. The stockholders of Scanforms will also consider and take action upon any other business which may properly be brought before the Special Meeting. The Special Meeting will be held at the offices of Scanforms located at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania.


RECORD DATE; VOTING RIGHTS


    The Board of Directors of Scanforms has fixed the close of business on August 29, 1996 as the Record Date for the determination of holders of outstanding shares of Scanforms Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 3,503,538 outstanding shares of Scanforms Common Stock, each of which entitles the holder thereof to one vote. Under Delaware law, the presence, either in person or by duly executed proxy, of the holders of a majority of the outstanding shares of Scanforms Common Stock entitled to vote is necessary to constitute a quorum. Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares to approve the Merger Agreement. Scanforms intends to count shares whose holders either (i) are present in person at the Special Meeting but not voting or (ii) for which it has received proxies but with respect to which authority has been withheld to vote on any matter, as present at the Special Meeting only for purposes of determining the presence or absence of a quorum. Scanforms will treat broker non-votes in a similar manner.



    Mr. Samans owns 1,006,268 shares of Scanforms Common Stock, or approximately 29% of the issued and outstanding shares, and Mr. Carcioppolo owns 550,620 shares, or approximately 16% of the issued and outstanding shares. Each of Messrs. Samans and Carcioppolo has agreed to vote or cause to be voted all such shares of Scanforms Common Stock in favor of the Merger Agreement. Accordingly, the affirmative vote of the holders of an additional 194,882 shares, or approximately 10% of the outstanding shares not owned by Mr. Samans or Mr. Carcioppolo, is required to approve and adopt the Merger Agreement.


    Holders of shares of Scanforms Common Stock who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of Section 262 of the DGCL will have the right to receive cash payment for the "fair value" of their shares. Any stockholder contemplating the exercise of such appraisal rights should carefully review Section 262 of the DGCL, particularly the procedural steps required to perfect appraisal rights, a description of which is provided herein under "THE MERGER: Appraisal Rights." A stockholder who fails to comply with such procedural requirements may lose such stockholder's appraisal rights and be entitled to receive the number of whole shares of Big Flower Common Stock equal to the product of the Conversion Number and the number of shares of Scanforms Common Stock held by such stockholder, and cash in lieu of fractional shares (without interest thereon), for the shares of Scanforms Common Stock held by such stockholder. See "THE MERGER: Appraisal Rights" and "Section 262 of the Delaware General Corporation Law," attached to this Proxy Statement/Prospectus as Annex III.

SHARE OWNERSHIP OF MANAGEMENT


    At the close of business on the Record Date, the directors and executive officers of Scanforms (6 as a group) were the beneficial owners of an aggregate of 1,769,488 shares of Scanforms Common Stock (including 125,000 shares of Scanforms Common Stock subject to outstanding options, all of which are presently exercisable), or approximately 48.8% of the issued and outstanding shares of Scanforms Common Stock (including the 125,000 shares subject to outstanding options).


PROXIES

    All shares of Scanforms Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are marked thereon, proxies will be voted FOR approval of the Merger Agreement except as otherwise set forth in this Proxy Statement/Prospectus. Such proxies are solicited on behalf of the Board of Directors of Scanforms.

    A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of Scanforms at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Scanforms at or before the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Scanforms, Inc., 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602, Attention: Emma Marie Cocci, Corporate Secretary.

SOLICITATION OF PROXIES

    Scanforms will bear the entire cost of solicitation of proxies from holders of shares of Scanforms Common Stock. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Scanforms Common Stock beneficially owned by others to forward to such beneficial owners. Scanforms will reimburse persons representing beneficial owners of shares of Scanforms Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitations by directors, officers or other regular employees of Scanforms. No additional compensation will be paid to directors or officers or other regular employees for such services.

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED HERETO AS ANNEX I AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    At the Effective Time, Merger Sub will be merged with and into Scanforms, with Scanforms continuing as the Surviving Corporation and an indirect, wholly owned subsidiary of Big Flower. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Scanforms will succeed to all the rights and be responsible for all the obligations of Merger Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of Scanforms Common Stock outstanding immediately prior to the Effective Time (other than shares of Scanforms Common Stock held in the treasury of Scanforms, shares of Scanforms Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL and shares owned by Big Flower, Merger Sub or by any other Subsidiary of Big Flower) will be converted into (i) the right to receive that number of shares of Big Flower Common Stock equal to the quotient obtained by dividing $5.75 by the Average Stock Price, provided that if the Average Stock Price is $13.00 or less, the Conversion Number will be 0.4423, and if the Average Stock Price is $15.00 or more, the Conversion Number will be 0.3833; and (ii) cash payable in lieu of fractional share interests. At the Effective Time, all shares of Scanforms Common Stock converted into Big Flower Common Stock shall be cancelled and retired and cease to exist and each holder of a certificate representing shares of Scanforms Common Stock will cease to have any rights with respect to such shares, except the right to receive the number of shares of Big Flower Common Stock specified above into which the shares of Scanforms Common Stock have been converted in the Merger, certain dividend payments, if applicable, and cash in lieu of fractional shares. See "OTHER TERMS OF THE MERGER AGREEMENT: Conversion of Shares in the Merger; No Fractional Shares."


BACKGROUND OF THE MERGER

    During the latter part of January 1995, Scanforms' Chairman, Robert A. Samans, had informal conversations with the president of a publicly held company engaged in the printing industry ("Company A") concerning their respective businesses. Mr. Samans and the Board of Directors were concerned, at that time, that Scanforms seemed to be too small, and its market capitalization and market following seemed to be too modest, for its stock to command the type of attention and multiples in the market that they felt were warranted for a quality competitor in the direct mail advertising business. The representative bid price of the shares of Scanforms on the Nasdaq Small Cap Market during the last five trading days of January 1995 ranged from $1.69 (on 2,300 shares traded) to $2.00 per share (on 300 shares traded); moreover, at that time the stock had a 52-week high/low bid price of $2.38 and $1.50, respectively, and fewer than 50,000 shares had traded in all but three of the previous 52 weeks. Scanforms net sales had risen from $19.3 million for fiscal year 1992 to $22.5 million for fiscal 1993 and totaled $22.2 million in 1994; however, net income had risen almost fourfold (from $.10 to $.39 per share) over that period of time. The first quarter of fiscal 1995 reflected an increase in net sales, from approximately $6.5 million for the 1994 first quarter to approximately $7 million in the 1995 period, with an increase in net income of approximately 50%.

    The president of Company A advised Mr. Samans in January 1995 that Company A might be interested in making a merger proposal to Scanforms. On February 2, 1995, a letter of intent was submitted by Company A contemplating a merger of Scanforms into Company A, with all stockholders of Scanforms receiving the equivalent of $3.00 value per share in the form of Company A stock valued on the date of the proposed merger. The proposal sought an option on all shares owned by Mr. Samans and all of Scanforms' directors and officers and required exclusive transactional rights through June 30, 1995. It was also a condition of Company A's proposal that satisfactory agreements be reached for the continued employment of Mr. Samans, as well as other unnamed employees.

    On February 16, 1995, Scanforms received an unsolicited preliminary discussion point memorandum from a privately held company engaged in the printing industry ("Company B") suggesting a merger with Scanforms which, in effect, would cause the stockholders of Scanforms to be continuing stockholders in the merged entity along with the few existing stockholders of Company B. The proposal also envisioned a significantly disproportionate (I.E., higher) multiple of earnings for valuation of the stock of Company B than for the shares of Scanforms Common Stock and contained special provisions relating to Mr. Samans, including an option to sell his shares in the resulting entity back to that entity. This preliminary discussion memorandum, though considered by the Board of Directors of Scanforms, did not result in any subsequent proposal or offer.

    A special meeting of the Board of Directors was held on February 20, 1995 to discuss the above developments. The Board of Directors' consensus was that Scanforms' prospects for the future were favorable and that, while the Board of Directors was willing to explore a sale or change of control transaction, the Board of Directors would approve such a transaction only if it resulted in a price or value to Scanforms' stockholders which was fair from a financial point of view and sufficiently attractive to justify Scanforms in changing from its current course of operating and growing on an independent basis. Mr. Samans advised the Board of Directors that Company A appeared to be willing to increase its per share valuation of Scanforms Common Stock to $3.25 in value of Company A stock, but insisted on a $500,000 fee in the event the transaction did not occur ("break-up fee") and an agreement by Scanforms not to solicit other offers ("no solicitation agreement"). At that meeting, in light of Company A's interest in acquiring an option on Mr. Samans' shares and the condition to Company A's proposal that a satisfactory employment and non-competition agreement be negotiated with Mr. Samans, the Board of Directors was advised that it was appropriate for it to create a committee of independent Board of Directors members and that a qualified financial advisor should be retained to assist in evaluating Scanforms and other companies which may express an interest in acquiring Scanforms, to advise the independent directors and the Board of Directors, and to render a fairness opinion, if a transaction occurred. Joel R. Jacks ("Mr. Jacks") and Mr. Carcioppolo were appointed to serve as the members of a committee of independent directors ("Special Committee"), with Mr. Jacks serving as Chairman. The Special Committee was asked to recommend to the Board of Directors from time to time whether Scanforms should pursue any currently proposed or other sale or change of control transactions or, alternatively, whether Scanforms should maintain its independent status. In addition, the Special Committee was authorized to recommend the retention of financial advisors. It was the expressed sense of the Board of Directors at that meeting that Scanforms not commit to a change in its independent status, but merely entertain proposals that may be forthcoming and attempt to avoid the necessity of entering into any peremptory lock-up or option agreements.

    On March 1, 1995, Company A revised its proposed letter of intent, and reduced the amount of the proposed break-up fee to $100,000 or $350,000, depending on the circumstances of the termination. On March 2, 1995, Scanforms issued a press release to the effect that the Board of Directors had received and was evaluating two merger proposals (I.E., the two proposals referred to above) and that each contemplated that Scanforms stockholders would own stock in a merged entity having a market value representing a premium over the closing price on the date of the press release of $2.25 per share. The release stated that the Board of Directors was continuing to evaluate the proposals, and any others that may be presented, but had not determined whether the most desirable course of action would be to engage in such a transaction or to remain independent. The release also advised that the Board of Directors had appointed a Special Committee and that the Special Committee expected to retain a financial advisory firm.

    The Special Committee, as directed at the February 20, 1995 Board of Directors meeting, conducted a search for a financial advisor, which eventually resulted in interviews with three investment banking firms. The Special Committee selected Janney Montgomery primarily on the basis of Janney Montgomery's presentation, experience and knowledge of the industry in which Scanforms competes, the quality of the team of personnel that Janney Montgomery committed to the assignment and its fee structure. On March 2, 1995, the Special Committee executed an agreement, pursuant to authority of the Board of Directors, retaining Janney Montgomery as financial advisor to the Board of Directors. Scanforms issued a press release on March 6, 1995, stating that Janney Montgomery had been retained to provide assistance to Scanforms in connection with consideration of any proposals. At a March 14, 1995 meeting of the Special Committee, a representative of Janney Montgomery advised that, based on a preliminary review, the $3.25 per share revised proposal from Company A would appear to be at the bottom end of the range of fairness.

    Janney Montgomery, on March 20, 1995, met with and made a presentation to Company A in response to Company A's March 1, 1995 revision of its proposed letter of intent. This resulted in a further revision of Company A's letter of intent on March 28, 1995, which increased to $3.50 the proposed value of each Company A share which would be issued to Scanforms stockholders, with certain provisions which would adjust that value if the price of Company A stock varied within a 30% price range. The proposed break-up fee was again increased to $500,000.

    At a combined meeting of the Board of Directors and the Special Committee on April 5, 1995, it was reported that discussions with Company A had been proceeding on two levels; first, on the proposal to merge and, secondly, on a proposal by Company A to Mr. Samans which would provide various benefits to Mr. Samans, such as a continuing equity interest and an employment agreement, as an inducement for him to remain with Company A after the merger, since it was a condition to Company A's proposal that Mr. Samans stay on with Company A after the merger and operate the acquired assets as well as certain assets of Company
A. Mr. Samans advised the Special Committee members at that meeting, and at a subsequent meeting on April 7, 1995, that Company A had reduced the proposals concerning his personal involvement from those originally suggested by Company A and that, while he would consider some reduction in the terms originally proposed, he would not be interested if he concluded that the proposal to him were to be materially reduced.

    The Board of Directors and the Special Committee met again on May 1, 1995, at which time Mr. Samans advised that he was unable to reach agreement with Company A with respect to his personal situation. The Special Committee determined that, in light of the fact that satisfactory arrangements with Mr. Samans were a predicate to Company A's proposal, an impasse had developed and Scanforms should proceed to test the market to determine whether other proposals for a transaction were forthcoming, again without committing Scanforms to a path whereby it would lose its independence.

    Scanforms, on May 3, 1995, issued its second quarter press release, which included disclosure that Scanforms was considering two proposals, one of which had reached an impasse and one for which no offer had yet been received. Similar language was contained in the Form 10-Q for the second quarter filed with the Commission in early May 1995.

    On August 31, 1995 and October 23, 1995, two additional indications of interest were received by the Board of Directors, which the Special Committee considered at meetings held on September 18, 1995 and November 7, 1995, respectively. The Special Committee determined that neither of these proposals was in the best interests of Scanforms or its stockholders in light of its determination that (i) one proposal indicated an interest in engaging in a merger transaction which would be accompanied by a proposed private placement of equity securities which would provide cash and stock in the merged entity to the "inside" stockholders of Scanforms and the owner of the other merging company, but which would neither provide cash to Scanforms public stockholders nor be likely to result in the enhancement of the liquidity of the shares in the marketplace and (ii) the second proposal constituted a proposal to acquire only two blocks of shares of Scanforms Common Stock: (a) those held by a significant investor for $2.25 per share, which shares, apparently without the knowledge of the proposing party, were no longer owned by the investor, and (b) the shares of Mr. Samans and other employees for $3.25 per share; however, the proposal did not contemplate the acquisition of the shares held by Scanforms public stockholders.

    At the September 28, 1995 meeting, the Board of Directors and Special Committee discussed Janney Montgomery's progress to date. Mr. Jacks reported that Janney Montgomery had contacted all of the parties identified in the market test, which consisted of twenty potential merger or acquisition partners.

    At the Board of Directors meeting held on November 7, 1995, it was reported that, on October 24, 1995, Mr. Samans received a proposed term sheet from a subsidiary of a large financial institution ("Company C"), which had been contacted by Janney Montgomery. This party indicated an interest in joining with Mr. Samans and other members of existing management to acquire Scanforms in a leveraged buyout, whereby (a) Company C would obtain a 57.5% ownership position in Scanforms' equity in exchange for an investment of $4.8 million in convertible preferred stock and subordinated debt with stock purchase warrants, and (b) management (principally Mr. Samans, whose continued employment and agreement not to compete were required) would receive a 42.5% interest, after receiving an aggregate of $3.25 per share for 50% of their shares. The proposal contemplated a cash price to be paid to Scanforms public stockholders (and management, to the extent noted above) of $3.25 per share. It was the sense of the Special Committee members at that meeting that the Special Committee would be interested in further pursuing Company C's proposal provided Mr. Samans reached agreement on terms with Company C as to his personal involvement with Company C, as a financial partner, and Mr. Samans' continued management of Scanforms in the event Company C's proposal were implemented.

    Janney Montgomery made a presentation to the Special Committee on November 27, 1995, summarizing its activities to date with respect to all of the twenty potential merger or acquisition partners which had been approved by Scanforms, most of whom were strategic buyers. Janney Montgomery stated that five companies had expressed an interest in receiving additional information. Janney Montgomery reported that, in the process, it had been advised of several reasons for the lack of interest by various of the parties that had been approached, such as that Scanforms was not a good business fit; that Scanforms had experienced limited growth over the last five years; that there were concerns about the value and productivity of Scanforms' press equipment; that significant capital investment would be required to grow Scanforms beyond $30 million of sales; that there was limited growth potential in Scanforms' present facility; that there was an expectation of limited internal growth and too much reliance on acquisitions to expand more rapidly; that there were limited cost savings resulting from a merger or acquisition; that there were concerns about the stability of revenues and profit margins; and that there was a concern that the acquisition price was too high based on preliminary discussions.

    On December 1, 1995, Mr. Jacks, as Chairman of the Special Committee, and Mr. Samans met with two representatives of Company C (Mr. Carcioppolo was unavailable for health reasons). Mr. Samans advised that the transaction proposed by Company C, which would involve a joint transaction with Mr. Samans and members of management, was progressing well and that he believed he could reach an understanding with Company C on his personal arrangement. Mr. Samans was then excused from the meeting and Mr. Jacks sought to encourage the representatives of Company C to attempt to increase the price to stockholders above the $3.25 per share price which had been previously communicated to him. During that meeting, Company C's representatives first increased their proposal to support a cash payment by Scanforms of $3.50 cash per share to the public stockholders and, after further negotiations, to $3.60 cash per share. Mr. Jacks advised that he would be satisfied to recommend the $3.60 per share price to the Special Committee for approval if it were also satisfactory, in terms of fairness from a financial point of view, to Janney Montgomery and, further, if Mr. Samans (and other members of management) could reach satisfactory terms concerning compensation and an agreement not to compete.


    Shortly after the meeting, Mr. Samans advised members of the Special Committee, counsel to the Special Committee and Janney Montgomery that one of Scanforms' largest customers had inquired about the possibility of substantially increasing its purchase orders for 1996, and perhaps into the first six months of 1997. Mr. Samans also stated that Mellon Bank, N.A. ("Mellon"), which had been providing Scanforms current bank financing needs, had advised him that it was preparing a proposal pursuant to which it would lend to Scanforms all of the funds needed to permit Scanforms to acquire all of the shares owned by its stockholders, other than Messrs. Samans and Carcioppolo (together, the "Management Group"), at $3.60 cash per share, in a management buyout. Mr. Samans further informed the Special Committee that, in addition to interest payable on loans to Scanforms, Mellon would require a 7.5% equity interest in Scanforms in the form of a nominally priced stock purchase warrant, for the purchase of common stock of the surviving corporation, with the option, after the sixth anniversary of the issuance of the stock purchase warrant, to sell the stock purchase warrant to the surviving corporation for the greater of $750,000 or the fair market value of the stock purchase warrant. Mr. Jacks, in turn, asked Janney Montgomery to study the financial impact of the new information concerning the possibility of increased orders, the likely range of change in the value of the shares of Scanforms Common Stock and what the relative relationship of the $3.60 proposal from Company C, and possibly from Mellon, would be to that range.


    A meeting of the Board of Directors was held on December 21, 1995, at which an outline of terms supplied by Mellon was reviewed. Mellon's outline stated an interest in providing up to $9.5 million to Scanforms, in the form of term, reducing revolver and existing revolver financing, which would permit the purchase, through the term loan and reducing revolver loan portion, of approximately 2.4 million shares of Scanforms Common Stock at $3.60 per share to facilitate a management buyout pursuant to which Messrs. Samans and Carcioppolo would own all of the equity of Scanforms, with the revolver to be available to finance working capital needs. All of these loans were to be on a five-year basis, with different amortization provisions. The Mellon proposal provided for a stock purchase warrant to be issued to Mellon for 7.5% of Scanforms' equity, priced on a nominal basis, for a ten-year term, with a put option after year five at a value to be determined by the fair market value as determined by an independent third party valuation. The proposal provided that all public stockholders of Scanforms would receive $3.60 cash per share, and that Messrs. Samans and Carcioppolo would each be able to include in the transaction a value of $500,000 of his shares (approximately 138,888 shares each at the $3.60 price). Mr. Jacks stated that a ten-month search for potential acquirors or merger partners conducted by Scanforms, its Special Committee and Janney Montgomery had resulted in only two current viable proposals at $3.60 cash per share, the highest price yet offered, which, by their nature, constituted management buyout proposals funded with cash by third parties; as such, he noted, the two proposals were addressed to Mr. Samans (and management and/or Mr. Carcioppolo). Mr. Jacks stated that either such proposal would, by definition, require those persons who are to participate in a leveraged buyout to determine which proposal they wished to embrace and to develop that proposal to the point where it is appropriate to bring to the Special Committee. Since the Mellon proposal involved Mr. Carcioppolo as a continuing owner of Scanforms, Mr. Carcioppolo would no longer be independent. Accordingly, Mr. Carcioppolo resigned as a member of the Special Committee and from that point forward, Mr. Jacks has served as the sole member of the Special Committee.

    At a January 21, 1996 Board of Directors meeting, the Board of Directors discussed the status of the business opportunity concerning the possible order increase from a major customer. Mr. Jacks instructed that both Company C and Mellon be given equal access to information concerning the possible increase in orders from the major customer and current financial information about Scanforms' first quarter results.

    On January 29, 1996, Scanforms announced by press release a 14.9% increase in net sales and a 42% increase in net income (from $.19 to $.27 per share) for the first quarter ended December 31, 1995. The results were attributed in part to increased customer demand, more efficient productivity and declining paper prices.

    The Special Committee was advised during the last week of January 1996 that the Management Group intended to present a proposal, financed by Mellon, which would result in Scanforms being privately held. Accordingly, the Special Committee determined that it would be prudent for Scanforms to issue a press release so notifying the public. The release, dated February 1, 1996, stated that Scanforms had been advised that it would be receiving a management buyout proposal from Messrs. Samans and Carcioppolo based on the $3.60 price, subject to the ability of the Management Group to finalize financing arrangements with Mellon, receipt of a fairness opinion, and approval by the Special Committee and the Board of Directors of a formal proposal presented by the Management Group and, further, subject to stockholder approval.

    The Board of Directors met again on February 12, 1996 to consider the proposal submitted on February 9, 1996 by Messrs. Samans and Carcioppolo (the "Management Proposal") based on the proposed Mellon financing terms. At this meeting, Mr. Jacks asked Messrs. Samans and Carcioppolo, and their counsel, to provide full details and explanations with respect to their proposal. Extensive discussion ensued concerning the proposed financing by Mellon; the likelihood of the transaction closing; the amount of stock that Messrs. Samans and Carcioppolo intended to sell for cash in connection with the transaction; the possibility of the payment by Scanforms of break-up fees in the event of a more attractive offer; Scanforms' willingness to pay or reimburse expenses incurred by or on behalf of the Management Group or SCFM Corp., a company incorporated by the Management Group for the purpose of effecting the Management Proposal ("SCFM"), in connection with the transaction; and the terms of the Management Proposal. The proposed merger agreement was reviewed in detail. After discussion, Mr. Jacks advised that he was opposed to a break-up fee but agreeable to having Scanforms facilitate a transaction which is in the best interests of the stockholders by paying the bank commitment fee of $85,000, as well as the legal fees of Mellon and the Management Group and other professional fees which it might be necessary for the Management Group to incur. Mr. Jacks stated that the absence of a break-up or topping fee provision in the merger agreement beyond such an expense reimbursement provision would create an atmosphere which he felt would encourage other parties who desired to submit bids to acquire Scanforms during the entire period leading up to the proposed merger.

    Mr. Jacks next requested Janney Montgomery to make a presentation on the fairness of the Management Proposal. Janney Montgomery, consistent with its written report delivered at the meeting, advised that the range of fairness, in their view, was between $3.40 and $4.50 per share. Janney Montgomery noted that the fact that the $3.60 per share price was at the lower end of that range was countered by (a) Scanforms' projected dependence on a single customer, (b) Scanforms' modest projected growth in earnings, (c) significant capital expenditures required to expand Scanforms' production capability, and (d) Scanforms' relatively small size in the printing industry. Moreover, Janney Montgomery noted that $3.60 was more than a 15.2% increase over the high price of $3.13 per share on two days of the 52-week period preceding Scanforms announcement on February 1, 1996 of the $3.60 per share price which Messrs. Samans and Carcioppolo had proposed to offer for Scanforms. Janney Montgomery also stated that it was significant that Scanforms had publicly announced its plans to consider its strategic options, including a potential sale of Scanforms; that Janney Montgomery had solicited proposals to merge or acquire Scanforms from 20 companies; and that the Management Proposal was announced to the public with no superior offer having emerged.

    Continuing to explore the fairness of the $3.60 price at the February 12, 1996 meeting, Mr. Jacks stated his concern that, while it was basically Mr. Samans' decision as to which entity (Mellon or Company C) he chose to join with in making a proposal, Mr. Jacks wanted to be sure that those parties possessed similar information, including information concerning the proposed increase in 1996 orders from a substantial customer. Accordingly, the meeting was continued to February 15, 1996.

    The adjourned Board of Directors meeting resumed on February 15, 1996. The Board of Directors was advised that Company C had been fully informed of recent information concerning Scanforms. Messrs. Samans and Carcioppolo reiterated their desire to proceed with the Management Proposal to be financed by Mellon. Mr. Jacks advised that, as a result of additional negotiations between counsel for the Special Committee and counsel for Messrs. Samans and Carcioppolo, the termination provisions of the proposed merger agreement had been revised to provide that Scanforms may terminate the proposed merger agreement under specified conditions where a superior offer is received. Mr. Jacks then requested that Messrs. Samans and Carcioppolo increase their offer. Messrs. Samans and Carcioppolo responded that they were unwilling and unable to do so because the financing provided by Mellon would not so permit, the price was the highest offered to date and represented fair value to the stockholders and the absence of a break-up or topping fee beyond the limited expense reimbursement provision in the proposed merger agreement would permit the Board of Directors to consider superior proposals. Thereafter, Janney Montgomery advised the Special Committee orally that it remained of the view that the range of fairness was between $3.40 and $4.50 per share and that $3.60 per share was a fair price. Janney Montgomery delivered a written opinion to that effect to the Special Committee on February 15, 1996. Mr. Jacks then advised the Board of Directors of the factors on which the Special Committee had based its determination to recommend the Management Proposal. At that point, the Board of Directors, upon the recommendation of the Special Committee, accepted the Management Proposal of Messrs. Samans and Carcioppolo dated February 9, 1996, as amended at the meeting of February 15, 1996, and authorized the execution of an agreement and plan of merger between Scanforms and SCFM (the "SCFM Merger Agreement"). The Board of Directors and the Special Committee determined that the merger contemplated by the SCFM Merger Agreement was a proper conclusion to the process, commenced by the Board of Directors in early 1995, of considering whether to explore a possible change of control or other transaction in order to address issues arising from the small size of Scanforms and its modest market capitalization, particularly where such process demonstrated to the Special Committee the necessity of the continued participation of Mr. Samans, Scanforms' principal stockholder and chief executive officer, in Scanforms' future operation. On February 16, 1996, a press release was issued to the effect that a merger agreement had been entered into with a management group consisting of Messrs. Samans and Carcioppolo which would provide $3.60 per share to the public stockholders, with financing to be provided by Mellon.

    At a meeting of the Board of Directors on February 21, 1996, Janney Montgomery reported that, in the previous week, two additional companies had indicated a potential interest in acquiring Scanforms on a friendly basis. One of those companies ("Company D"), was a privately held company which had been discussed previously at the February 15, 1996 meeting of the Board of Directors. The other company ("Company E") also was a privately held company. Janney Montgomery advised that both companies were interested only in a transaction on a friendly basis in combination with Mr. Samans. Mr. Jacks concluded that, under such circumstances, those companies should deal directly with Mr. Samans (and perhaps Mr. Carcioppolo), before coming to the Special Committee if they intended to proceed further.

    On March 22, 1996, the Chairman of the Board of Directors and Chief Executive Officer of American Banknote Corporation ("ABN") sent a letter to Mr. Samans advising him that ABN was filing a Schedule 13D with the Commission announcing that it had acquired approximately 5.32% of the outstanding shares of Scanforms Common Stock and describing ABN's potential interest in Scanforms, including the possibility of ABN making a proposal relating to a merger transaction between ABN and Scanforms. The letter further stated that based upon ABN's preliminary valuation of Scanforms, stockholders of Scanforms would receive greater value in a transaction with ABN than they would pursuant to the Management Proposal. On April 8, 1996, Scanforms and ABN entered into a confidentiality agreement. Certain of Scanforms' proprietary information was delivered to ABN under the terms of that agreement. On April 10, 1996, ABN filed Amendment No. 1 to its Schedule 13D announcing that it then owned approximately 5.5% of the outstanding shares of Scanforms Common Stock. Scanforms subsequently had discussions with ABN in which ABN indicated that any interest in merging with or acquiring Scanforms would be conditioned upon ABN's ability to reach agreement with Mr. Samans regarding his continued employment and other matters. Mr. Samans advised Scanforms that he had not entered into any agreement with ABN and intended to proceed with the transactions contemplated by the SCFM Merger Agreement.

    On May 28, 1996, Janney Montgomery recommended to the Special Committee that, based on a 19.1% increase in net sales and a 69.9% increase in net income during the first half of fiscal 1996 compared to the first half of fiscal 1995, as reported by Scanforms in its Report on Form 10-Q filed with the Commission for the twenty-six weeks ended March 31, 1996, the Special Committee seek an increase in the $3.60 per share price offered by the Management Group. On May 28, 1996, the Special Committee informed the Management Group that the price per share must be increased or Scanforms would elect to terminate the SCFM Merger Agreement. After further negotiation, the Management Group advised the Special Committee that it was prepared to increase the price per share to $3.80. On June 7, 1996, Scanforms issued a press release announcing that the Management Group had increased the price it would offer for the outstanding shares of Scanforms Common Stock to $3.80 per share.

    During the last week of May, 1996, a representative of Big Flower, telephoned Mr. Samans to request a meeting to discuss a possible transaction between the companies. At a meeting on May 29, 1996, the Big Flower representative asked Mr. Samans whether there was any interest in discussing a possible acquisition of Scanforms by Big Flower. Mr. Samans advised the representative that the Special Committee had indicated that it would be interested in pursuing any transaction which brought greater value to the stockholders of Scanforms than the Management Proposal and had a high likelihood of successful completion. The representative indicated that he believed Big Flower was prepared to make an offer for Scanforms with a value of approximately $4.10 per share. Mr. Samans indicated that he believed such an offer would not be acceptable to the Special Committee. During the following week, Mr. Samans had several conversations with representatives of Big Flower and provided certain information concerning Scanforms to Big Flower. On June 5, 1996, Mr. R. Theodore Ammon, Chairman of the Board of Directors and Chief Executive Officer of Big Flower, called Mr. Samans and advised him that, subject to successful due diligence regarding Scanforms, he would propose that Big Flower offer to acquire all of the outstanding shares of Scanforms Common Stock in exchange for Big Flower Common Stock valued at up to $5.75 per share. Mr. Ammon told Mr. Samans that any such offer would be contingent on reaching agreement with Mr. Samans regarding his continued employment by Scanforms. On June 6, 1996, Mr. Samans met with Mr. Thomas Cochill, President of Webcraft, to discuss the issues relating to the structure of a working relationship between Scanforms and Webcraft. On June 7, 1996, Mr. Samans told Mr. Ammon that he would recommend that the Special Committee accept a proposal from Big Flower of $5.75 per share in a stock for stock transaction. Following Mr. Samans' report of his conversations with Mr. Ammon to the Special Committee, Mr. Jacks authorized Scanforms to enter into a confidentiality agreement with Big Flower and provide Big Flower with certain nonpublic information regarding Scanforms. Big Flower and Scanforms entered into a confidentiality agreement on June 10, 1996. Thereafter representatives of the two companies held a number of meetings to discuss the proposed transaction and to negotiate the terms of an agreement in principle and an option agreement with respect to the shares of Scanforms Common Stock held by Messrs. Samans and Carcioppolo. On June 14, 1996, after consulting with Janney Montgomery, the Special Committee and Board of Directors of Scanforms approved a non-binding agreement in principle which set forth the basic terms of a transaction between Big Flower and Scanforms, pursuant to which a wholly owned subsidiary of Big Flower would be merged with Scanforms and all outstanding shares of Scanforms Common Stock would be converted into the right to receive a fraction of a share of Big Flower Common Stock with a market value of $5.75 per share, subject to certain limitations on the number of shares of Big Flower Common Stock which would be issued in the Merger. The Board of Directors also approved the option agreement between Big Flower and Messrs. Samans and Carcioppolo

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
pursuant to which Big Flower was granted an option to purchase, for a limited period of time and under certain conditions, all of the shares of Scanforms Common Stock owned by Messrs. Samans and Carcioppolo for a cash purchase price of $5.75 per share and waived the applicability of Section 203 of the DGCL to the acquisition of Scanforms Common Stock in the Merger by Big Flower. At that meeting, the Board also terminated the SCFM Merger Agreement in accordance with its terms. The option agreement and the agreement in principle were executed by the parties on June 14, 1996 and a joint press release was issued by Big Flower and Scanforms announcing the proposed transaction promptly thereafter. Following the execution of the agreement in principle, Big Flower performed extensive due diligence regarding the business and operations of Scanforms while representatives of Big Flower and Scanforms negotiated the definitive terms of the Merger Agreement and the employment agreement and non-competition agreement with Mr. Samans. On July 31, 1996, a meeting of the Board of Directors of Scanforms was held to review the terms and conditions of the Merger Agreement. Janney Montgomery reported to the Board of Directors the results of its analysis of Big Flower Common Stock and the Board of Directors discussed, among other things, the implications of the decrease in the market price of Big Flower Common Stock since the date of the agreement in principle and Scanforms' excellent financial performance during the same period. At that meeting Janney Montgomery rendered to the Board of Directors its written opinion that the terms of the Merger Agreement were fair to the stockholders of Scanforms from a financial point of view. The Board of Directors, on the recommendation of the Special Committee, approved the Merger Agreement subject to receiving certain additional assurances concerning the number of shares of Big Flower Stock to be issued in the Merger (which were subsequently obtained).

    The parties executed the Merger Agreement on the evening of July 31, 1996, and issued a joint press release announcing such execution.

STOCK OPTION AGREEMENT AND VOTING PROXY

    The following is a brief summary of the Option Agreement (the "Option Agreement"), dated as of June 14, 1996, by and among Big Flower and Messrs. Samans and Carcioppolo (individually a "Stockholder" and together the "Stockholders"):

    Pursuant to the Option Agreement, each Stockholder granted to Big Flower an irrevocable option (an "Option") to purchase or vote all of the shares of Scanforms Common Stock owned by him (respectively, 1,006,268 shares (owned by Samans) and 550,620 shares (owned by Carcioppolo)) (collectively, the "Optioned Shares") at a price, in cash, of $5.75 per share (the "Purchase Price").


    Big Flower may exercise the Option, in whole but not in part, or may vote the Optioned Shares at any time, until January 31, 1997, unless extended in certain events (such period being the "Term" of the Option Agreement), upon the occurrence of the following events (the "Triggering Events"): if after the date of the Option Agreement (i) a Takeover Proposal (as hereinafter defined) has been made on terms which, in the opinion of Big Flower, in its reasonable good faith judgment, is for consideration of a higher value than the Purchase Price and (x) Big Flower and Scanforms are proceeding to negotiate in good faith and execute a definitive merger agreement or Scanforms has ceased to negotiate a merger agreement or (y) a merger agreement has been entered into by Big Flower and Scanforms and the Takeover Proposal is made prior to the termination of the merger agreement or (ii) a Takeover Proposal has been made by any person who is a director or officer of Scanforms on June 14, 1996 or by an entity in which any such person has an equity interest of 10% or more or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in which any such person is a participant. "Takeover Proposal" means, with respect to Scanforms, any proposal or offer for, any tender or exchange offer for 20% or more of the equity of Scanforms, any merger, consolidation or other business combination involving Scanforms, any acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, Scanforms.

    No Triggering Event has occurred as of the date of this Proxy
Statement/Prospectus.

BIG FLOWER'S REASONS FOR THE MERGER

    The Big Flower Board of Directors believes that the acquisition of Scanforms will add high-impact direct mail products and services to Big Flower's advertising and marketing services portfolio and expand Big Flower's customer base. In addition, the Big Flower Board of Directors believes that Scanforms' advanced direct mail technology, complimentary operational capabilities and national customer base will complement and help grow the business conducted by Big Flower's Webcraft subsidiary and help to implement Big Flower's strategy of building a comprehensive portfolio of broad-based advertising services.

SCANFORMS' REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF SCANFORMS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SCANFORMS AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF SCANFORMS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

    On July 31, 1996, the Board of Directors of Scanforms held a meeting at which it considered the Merger Agreement and the transactions contemplated thereby. In unanimously approving the Merger Agreement and the transactions contemplated thereby, the Board of Directors considered a number of factors, including:

        (i) the fact that the consideration to be paid in the Merger exceeds the consideration offered by all other parties, including the Management Group;


        (ii) the trading history of the shares of Scanforms Common Stock, with particular emphasis on the relationship between the price to be paid pursuant to the Merger (even considering the limitation on the number of shares which could be issued) and the trading history of the shares, including the fact that the nominal consideration of $5.75 of Big Flower Common Stock to be received pursuant to the Merger represents (a) a premium of approximately 96% over the $2.93 average closing prices on the Nasdaq Small Cap Market for the ten days preceding the February 1, 1996 public announcement that a proposal to acquire Scanforms was to be received from the Management Group at a cash price of $3.60, and (b) a premium of approximately 126% over the $2.54 average closing price for the 52-week period preceding the February 1, 1996 press release;


       (iii) the opinion of Scanforms' financial advisor, Janney Montgomery, to the effect that the Merger is fair, from a financial point of view, to the stockholders of Scanforms;

       (iv) the existing assets, financial condition, results of operations, business and prospects of Scanforms, including its relatively small size and market capitalization, and Scanforms' relatively narrow market niche, coupled with the Board of Directors' judgment that, in light of these factors and the historical and projected levels of corporate overhead, the future growth prospects of Scanforms' business were limited if Scanforms continued to operate on a stand-alone basis;

        (v) the fact that the Merger will afford stockholders of Scanforms the opportunity to exchange their shares of Scanforms Common Stock for an ownership interest in a combined enterprise which is larger and has greater financial resources than Scanforms;

       (vi) the risk that the value of the shares of Scanforms could be severely affected by the loss or disability of only one person, Mr. Samans;

       (vii) the fact that the terms of the Merger Agreement provide meaningful protection against significant fluctuations in the market price of Big Flower Common Stock (I.E., as finally negotiated, no pricing change would occur to the detriment of Scanforms stockholders so long as the Average Stock Price was $13.00 or more, with a similar protection for Big Flower up to $15.00 per share) in the context of the current stock market climate, and would permit Scanforms to terminate the Merger Agreement if the Average Stock Price is less than $11.50 per share (which would correspond to a value of less than $5.09 per share of Scanforms Common Stock);

      (viii) the fact that the consideration be paid in the Merger was determined through arms' length negotiations between representatives of Big Flower, on the one hand, and Scanforms and the Special Committee, on the other; and that as a result of these negotiations, and those that preceded them from the beginning of the process in February 1995, the price to be received by Scanforms public stockholders was increased from $3.00 per share to a nominal value of $5.75 per share;

       (ix) the fact that Mr. Samans' continued employment with Scanforms was a condition of every indication of interest that had been brought to the attention of the Special Committee from the beginning of the process in February of 1995 until the time of the July 31, 1996 Board of Directors meeting; and

        (x) the significant, open and publicly announced solicitation for proposals for an acquisition or merger of Scanforms, as evidenced by numerous press releases, references in Scanforms' Reports on Form 10-Q and other filings.

    The foregoing discussion of the information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in making its determination nor did it evaluate whether such factors were of equal weight. In addition, individual members of the Board of Directors may have given different weight to different factors.

    A copy of the written opinion of Janney Montgomery delivered to the Board of Directors, which sets forth certain assumptions made, matters considered and limits of the review by Janney Montgomery in rendering its opinion, is attached as Annex II hereto. STOCKHOLDERS ARE URGED TO READ THE FOLLOWING SECTION ENTITLED "OPINION OF SCANFORMS' FINANCIAL ADVISOR" OF THIS PROXY
STATEMENT/PROSPECTUS AND THE OPINION CAREFULLY IN ITS ENTIRETY.

OPINION OF SCANFORMS' FINANCIAL ADVISOR

    The Board of Directors retained Janney Montgomery as its financial advisor to review the merger with SCFM (the "SCFM Merger") and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Scanforms stockholders not affiliated with the Management Group in connection with the SCFM Merger. Following the offer by Big Flower to acquire Scanforms pursuant to the Merger, the Board of Directors requested that Janney Montgomery render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Scanforms' stockholders in connection with the Merger.

    At the February 12, 1996 meeting of the Special Committee, Janney Montgomery rendered its oral opinion and subsequently confirmed to the Board of Directors on February 15, 1996 in writing that, as of such date, the consideration to be received by the stockholders of Scanforms in the SCFM Merger was fair to such stockholders from a financial point of view (the "February 15, 1996 Opinion"). Janney Montgomery was not requested to and did not make any recommendations to the Board of Directors as to the form or amount of consideration to be received by Scanforms stockholders, which was determined by negotiation between Scanforms and the Management Group. No limitations were imposed on Janney Montgomery by the Board of Directors with respect to the investigations made or the procedures followed by it in rendering its opinion.

    In rendering the February 15, 1996 Opinion, Janney Montgomery reviewed, among other things: (a) the SCFM Merger Agreement; (b) publicly available business and historical financial information relating to Scanforms, including the 1995 Annual Report of Scanforms and Scanforms' Form 10-Q for the thirteen weeks ended December 31, 1995; (c) certain financial and other data provided to Janney Montgomery by Scanforms that is not publicly available relating to the business and prospects of Scanforms, including financial projections prepared by the management of Scanforms; (d) the reported historical market prices and trading volume of Scanforms Common Stock;
(e) selected financial and stock market data for certain other publicly traded companies in lines of business comparable to Scanforms; and (f) the financial terms of certain other recent mergers and acquisitions of direct mail and commercial printing companies. In addition, Janney Montgomery held discussions with the management of Scanforms regarding Scanforms' business, operating results, financial condition, and prospects, and undertook other analyses, studies and investigations as it considered appropriate.

    In connection with its review, Janney Montgomery relied, without independent verification, upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion. Janney Montgomery also relied upon the assessment by the management of Scanforms regarding its business and prospects and also assumed that the financial projections of Scanforms were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Scanforms. Janney Montgomery did not undertake any independent valuations or appraisals of the real properties or other assets of Scanforms, nor was it furnished with any such valuations or appraisals. Janney Montgomery also did not undertake any analyses of the liquidation valuation of Scanforms Common Stock since Scanforms intends to continue to operate as a going concern. Janney Montgomery's opinion was necessarily based upon economic, market and other conditions as they existed, and could have been evaluated, on the date of its opinion.

    The following summary is a general description of Janney Montgomery's presentation to the Special Committee on February 12, 1996 and does not purport to be a complete description of the analyses performed or matters considered by Janney Montgomery in rendering its February 15, 1996 Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, Janney Montgomery believes that its analyses must be considered as a whole and that selecting portions of such analyses and the matters considered, without considering all matters and analyses, could lead to inappropriate conclusions. In its analyses, Janney Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scanforms. Any estimates of value derived from Janney Montgomery's analyses are not necessarily indicative of future results or actual values, which may be more or less favorable than such estimates. In addition, estimates relating to the value of businesses do not purport to be appraisals nor necessarily reflect the prices at which such businesses may actually be sold. Consequently, since such estimates are inherently subject to uncertainty, neither Janney Montgomery, Scanforms nor any other Person assumes any responsibility for their accuracy.

    ANALYSIS OF OPERATING RESULTS AND FINANCIAL CONDITION. Janney Montgomery reviewed with the Board of Directors the historical and projected operating performance and financial condition of Scanforms. Scanforms' net sales increased from $19.9 million in fiscal 1991 to $24.5 million in fiscal 1995, a 6.1% compounded annual growth rate. Net sales increased $1.1 million, or 14.9%, in the first quarter of fiscal 1996 compared to the same quarter a year ago and were projected to grow almost 30.0% in fiscal year 1996 to $31.7 million due to an increase in business with one customer. This customer was projected to account for approximately one-third of Scanforms' total net sales in 1996. Scanforms projected net sales to increase from $31.7 million in fiscal 1996 to $38.2 million in fiscal 2000, or a 4.7% compounded annual growth rate.

    Scanforms incurred a net loss of $1.1 million in fiscal 1991 but undertook cost containment measures, analyzed the profitability by customer and instituted total quality management practices to reverse the 1991 loss. Consequently, profits were restored in fiscal 1992 and net income grew from

$300,000 to $1.6 million, or 6.5% of net sales, in fiscal year 1995 and $980,000 or 11.4% of net sales in the first quarter of fiscal 1996, traditionally Scanforms' strongest quarter. Net income increased 42.4% in the first quarter of 1996 from $688,000 in the same quarter a year ago due to the increase in business with one customer (as described above in the discussion of increased revenues for the first quarter of fiscal 1996) and a special order from a different customer. Declining paper prices further contributed to the improvement in net income in fiscal 1995 and the first quarter of fiscal 1996. Net income was projected to increase almost 58.0% to $2.5 million in fiscal 1996, or 7.9% of net sales, as a result of the strong first quarter and expected business from one customer, and was projected to grow to $2.6 million, or 6.9% of net sales, in fiscal 2000.

    Scanforms' cash, long-term debt and equity were $4.6 million, $4.5 million and $6.5 million, respectively, as of December 31, 1995. Cash balances were primarily attributable to advanced payments by customers for postage of $4.3 million. Capital expenditures totaled $2.1 million from fiscal 1991 to fiscal 1995, and Scanforms projected total capital expenditures of $8.4 million from fiscal 1996 to fiscal 2000, of which $4.7 million was projected to be expended in fiscal years 1996 and 1997 to increase production capacity.

    ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES. Janney Montgomery reviewed and analyzed publicly available financial information and stock market data for twelve publicly traded direct mail and commercial printing companies:
Advo, Inc., Banta Corp., Cadmus Communications, Dimac Corp., DiMark Corp., R.R. Donnelley & Sons, Graphic Industries, LCS Industries, Mail-Well Inc., Merrill Corp., Moore Corp. and Standard Register and compared the data to Scanforms. In Janney Montgomery's opinion Cadmus, Dimac, DiMark, R.R. Donnelley & Sons and Moore are not directly comparable to Scanforms for purposes of this analysis. Cadmus, Dimac and DiMark are more vertically integrated, providing creative development and database management services not offered by Scanforms and are expected to grow faster than Scanforms in the next five years. Furthermore, on February 6, 1996, DiMark agreed to be acquired in a merger with Harte-Hanks Communications, Inc. Additionally, R.R. Donnelley & Sons and Moore are much larger, diversified printing companies with considerably greater financial and other resources than Scanforms. Janney Montgomery considered the remaining publicly traded companies, Advo, Banta, Graphic Industries, LCS Industries, Mail-Well, Merrill and Standard Register to be more directly comparable to Scanforms and advised the Board of Directors to consider these public companies as comparable to Scanforms for purposes of this analysis. Accordingly, references to the comparable companies refer to these seven public companies.

    The financial information and stock market data reviewed by Janney Montgomery included (a) stock price multiples to historical and estimated earnings; (b) enterprise value (total stock market value adjusted for debt and cash) to latest twelve months revenues, operating cash flow (earnings before interest, taxes, depreciation and amortization) and operating profits (earnings before interest and taxes); (c) profit margins and returns on assets and equity;
(d) historical and estimated growth rates; and (e) the capitalization of the comparable companies and Scanforms. Janney Montgomery noted that stock price multiples of the comparable companies ranged from 8.7 to 16.4 times 1995 estimated earnings, 6.4 to 16.0 times 1996 estimated earnings and 1.4 to 3.5 times current book value. Enterprise value multiples ranged from 0.4 to 1.0 times latest twelve months revenues, 4.7 to 8.3 times latest twelve months operating cash flow and 6.6 to 10.3 times latest twelve months operating profits. Applying the range of multiples of the comparable companies to the appropriate financial information for Scanforms results in a range of estimated values per share of Scanforms Common Stock of approximately $2.30 to $7.15. Janney Montgomery noted that the range of estimated values is quite broad and, therefore, subject to interpretation. Janney Montgomery concluded that the appropriate range of values per share was between $3.40 and $4.50 based on Scanforms historical operating results, projected growth and dependence on a single customer projected to represent as much as one-third of total net sales in fiscal 1996.

    DISCOUNTED CASH FLOW ANALYSIS. Janney Montgomery prepared a discounted cash flow analysis to estimate the present value of the unleveraged free cash flows as projected by the management of Scanforms. Unleveraged free cash flows of Scanforms are projected to average $2.1 million annually for the five year projected period but are expected to fluctuate from a low of $800,000 to a high of $3.2 million as a result of total projected capital expenditures of $8.4 million, of which $4.7 million is expected to be expended in fiscal years 1996 and 1997. Janney Montgomery considered a range of terminal exit values from $28.5 million to $37.9 million, which represented enterprise values of 4.5 to
6.0 times projected operating cash flows in fiscal year 2000. Janney Montgomery discounted the unlevered free cash flows for the five year period and terminal exit values to present values using a range of discount rates from 19.0% to 22.0% and deducted debt of $4.5 million to arrive at a range of estimated values per share of between $3.30 and $4.90.

    ANALYSIS OF MERGERS AND ACQUISITIONS IN THE PRINTING INDUSTRY. Janney Montgomery identified 28 pending and completed mergers and acquisitions of direct mail advertising and printing companies since January 1991 but advised the Board of Directors that there was insufficient information to estimate the value of Scanforms based on these transactions. Most of the acquired companies were private and, consequently, the business and operating performance of the acquired company or the financial terms of the transaction were not publicly available for 24 of the 28 transactions. The enterprise value to sales multiple was the valuation information most often available but it ranged (excluding the single highest and lowest multiples) from 0.33 to 1.02 times net sales. Furthermore, in Janney Montgomery's judgment, four of the mergers and acquisitions, the pending acquisition of DiMark, Inc. by Harte-Hanks Communications, the pending acquisition of Dimac Corp. by Heritage Media Corp., the pending acquisition of Wallace Computer Services, Inc. by Moore Corp. Ltd., and the November 1993 acquisition of Dimac Corporation by McCowan De Leeuw & Co. were not comparable for purposes of this analysis. DiMark, Dimac and Wallace Computer are more vertically integrated, substantially larger, equally or more profitable and are expected to grow faster in the next five year period than is Scanforms.

    COMPARISON OF SCFM MERGER CONSIDERATION TO HISTORICAL STOCK PRICE. Janney Montgomery reviewed the reported historical market prices and trading volume of the Scanforms Common Stock for the 52 weeks and five-year period ended February 9, 1996. The Scanforms Common Stock traded to a then all time high price of $3.38 per share upon the announcement of the SCFM Merger. Janney Montgomery noted that prior to the announcement of the SCFM Merger, the Scanforms Common Stock traded to a high of $3.13 per share on two days in the preceding 52-week period and that the average trading price was $2.54 per share. Thus, the $3.60 per share price represented a 15.2% premium over the high price of the Scanforms Common Stock prior to the announcement of the SCFM Merger and a 41.7% premium to the average trading price for the preceding 52-week period.

    SUBSEQUENT EVENTS. Upon receipt of Scanforms' Form 10-Q for the thirteen and twenty-six week periods ended March 31, 1996, Janney Montgomery reviewed the Form 10-Q and financial and stock market data for the public companies included in the Analysis of Comparable Publicly Traded Companies for Scanforms. Thereupon, Janney Montgomery advised the Special Committee to seek a higher price than the $3.60 offer. The Management Group responded to the Special Committee's request with an offer to increase the price paid to the Scanforms stockholders to $3.80 per share of Scanforms Common Stock.

    Janney Montgomery noted that Scanforms' net sales increased $2.6 million, or 19.1%, in the first half of fiscal 1996 compared to the same period a year ago, due to increased net sales of $4.4 million to Scanforms' five largest accounts which were partially offset by a decrease in net sales of $1.8 million to other customers. Net sales to Scanforms' largest customer accounted for 30.7% of total net sales in the first half of fiscal 1996 compared to 22.5% in the same period a year ago. Additionally, Scanforms experienced an increase in concentration of net sales from its five largest accounts in the first half of fiscal 1996 to 70.9% compared to 51.4% in the same period a year ago. Scanforms' net income increased approximately $651,000, or 69.9%, to $1.6 million in the first half of fiscal 1996 compared to the same period a year ago, but more than half of the increase in net income was attributable to two unusually profitable projects with Scanforms' two largest customers and favorable inventory positions during a period of rising paper prices in the first quarter of fiscal 1996. Janney Montgomery updated the analysis of comparable publicly traded companies and noted a decline in all multiples. Janney Montgomery noted that there currently has been a general decrease in profitability during the latest twelve months among the comparable publicly traded companies, which can be mainly attributable to R.R. Donnelley & Sons and Moore Corp.



    BIG FLOWER MERGER PROPOSAL. On June 14, 1996, Scanforms informed Janney Montgomery of the Big Flower offer. Janney Montgomery was not requested to and did not make any recommendations to the Board of Directors as to the form or amount of consideration to be received by Scanforms stockholders, which was determined by negotiation between Scanforms and Big Flower. In addition to the materials relating to Scanforms that Janney Montgomery had previously reviewed, Janney Montgomery also reviewed: (a) the Merger Agreement; (b) a preliminary draft of the Scanforms 10Q for the third quarter ended June 30, 1996; (c) the reported historical market prices and trading volume of the Scanforms Common Stock; (d) publicly available business and historical financial information relating to Big Flower, including the offering prospectus dated November 21, 1995, the Big Flower 10K, and the Big Flower 10Q for the quarter ended March 31, 1996; and (e) selected financial and stock market data for certain other publicly traded companies in lines of business comparable to Scanforms and Big Flower. In addition, Janney Montgomery held discussions with the management of Scanforms and Big Flower regarding their respective businesses, operating results, financial condition and prospects and the Merger, and undertook other analyses, studies and investigations as Janney Montgomery considered appropriate. Janney Montgomery also relied upon the assessment by the management of Big Flower regarding its business, prospects and the Merger. Big Flower declined to furnish internally prepared budgets or financial projections as a matter of corporate policy. Janney Montgomery did not undertake any independent valuations or appraisals of the real properties or other assets of Big Flower, nor was it furnished with any such valuations or appraisals. Janney Montgomery's opinion was necessarily based upon economic, market and other conditions as they existed on, and could have been evaluated, on the date of the opinion.


    ANALYSIS OF OPERATING RESULTS AND FINANCIAL CONDITION FOR SCANFORMS. Janney Montgomery reviewed the historical and projected operating performance and financial condition of Scanforms with the Board of Directors. Based on a preliminary estimate of Scanforms' results of operations for its 1996 third quarter which were provided to Janney Montgomery, net sales increased $6.1 million, or 32.7%, to $24.7 million for the thirty-nine weeks ending June 30, 1996 compared to the same period a year ago and are projected to grow by approximately $7.0 million, or 28.3%, for the final 13-week period in fiscal year 1996 to $31.7 million primarily due to an increase in business with a single customer. This customer was projected to account for approximately one-third of Scanforms' total net sales in 1996.

    Based on the preliminary estimate, net income increased $1.5 million, or 130.8%, to $2.6 million in the thirty-nine weeks ending June 30, 1996 versus the same period a year ago due primarily to an increase in business with the one major customer, two unusually profitable projects and lower paper prices. Janney Montgomery noted that Scanforms had not revised its financial projections even though net income of $2.6 million for the thirty-nine weeks ended June 30, 1996 exceeded projected net income of $2.5 million for fiscal 1996. Scanforms does not expect projected sales and income to materially exceed, if at all, projected operating results for the five years ending September 30, 2000. Management emphasized that the growth in sales and income for the thirty-nine weeks ended June 30, 1996 was primarily attributable to an increase in business from one major customer, two unusually profitable projects and declining paper prices which have stabilized.

    Based on the preliminary estimated third quarter results, Scanforms' cash, long-term debt and equity were, $8.9 million, $4.2 million and $8.2 million, respectively, as of June 30, 1996. Cash balances primarily constituted $6.4 million of advanced payments by customers for postage. Capital expenditures amounted to $389,000 for the 39-week period versus $1.1 million for the same period a year ago.

    ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES FOR SCANFORMS. Janney Montgomery updated its analysis of publicly available financial information and stock market data for the comparable companies.

    Janney Montgomery noted that stock price multiples of the comparable companies ranged from 6.6 to 15.7 times 1996 estimated earnings, 5.2 to 13.8 times 1997 estimated earnings and 1.0 to 2.9 current book value. Enterprise value multiples ranged from 0.2 to 1.0 times latest twelve months revenues, 2.3 to 7.0 times latest twelve months operating cash flow and 2.6 to 12.5 latest twelve months operating profits. Janney Montgomery concluded that the appropriate range of values per share of Scanforms Common Stock was between $4.00 and $5.00 based on Scanforms' current operating results, projected growth and dependence on a single customer projected to represent as much as one-third of total net sales in fiscal 1996.

    ANALYSIS OF OPERATING RESULTS AND FINANCIAL CONDITION FOR BIG
FLOWER. Janney Montgomery reviewed the historical and projected operating performance and financial condition of Big Flower. Net sales increased by $272.0 million, or 43.5%, to $896.6 million for the fiscal year ended June 30, 1995 from pro forma sales for the same period a year ago. The facilities acquired from KTB and Retail Graphics in April 1994 accounted for $189.7 million of the increase. On March 21, 1996, Big Flower changed its fiscal year from a 12-month period ending June 30 to a calendar year and subsequently filed a Form 10-K for the transition six months ended December 31, 1995. Big Flower reported a $75.9 million, or 16.6%, increase in net sales to $532.4 million for the six months ended December 31, 1995 from the same period a year ago. The increase was partially attributed to an increase in volume of business, as measured by standard hours of press activity, and to an increase in paper costs which are passed through to the customers. For the three months ending March 31, 1996, net sales increased by $14.7 million, or 7.1%, to $221.4 million from the same period in the prior year, primarily due to the addition of Laser Tech for the full three months ended March 31, 1996 and Webcraft from mid-March 1996. However, net sales were impacted by a slow retail advertising market as evidenced by the lower volume reported by Treasure Chest for the quarter ended March 31, 1996.


    Big Flower reported a $1.4 million decrease in net losses to $3.0 million for the year ended June 30, 1995 versus the prior fiscal year loss of $4.4 million. Income taxes of $5.8 million, representing an excess over federal statutory rates to account for the amortization of goodwill, preferred dividends of a subsidiary and state income taxes, contributed to the loss reported for the fiscal year ending June 30, 1995. For the six months ended December 31, 1995, Big Flower reported a net loss of $14.2 million versus net income of $1.0 million for the same six month period the year before. The net loss was due to a $19.2 million extraordinary charge from the early extinguishment of debt. Big Flower reported a $6.9 million loss for the three months ending March 31, 1996 versus a $1.8 million loss for the same three-month period in the prior fiscal year. The loss was attributed to the lower sales volume of Treasure Chest, an increase in paper prices and a $5.0 million non-recurring charge for the acquisition of Webcraft and related financing transactions. Big Flower did not disclose its expectations for net income for fiscal 1996 and fiscal 1997, but Janney Montgomery reviewed at that time estimates by research analysts projecting net income of $12 million to $13 million, or $0.73 to $0.80 per share, for fiscal 1996 and $23 million to $24 million, or $1.40 to $1.45 per share, for fiscal 1997.


    Big Flower's cash, long-term debt and equity at March 31, 1996 were $3.9 million, $200.9 million and $75.5 million, respectively. Since the acquisition of Treasure Chest, Big Flower's principal use of cash has been debt service and capital expenditures. Capital expenditures have amounted to $9.4 million for the three months ending March 31, 1996. Net cash provided by operating activities for the three months ending March 31, 1996 was $83.5 million, an increase of $77.5 million for the comparable period in the prior year. The increase was primarily due to the net impact of account receivables securitization and a reduction in paper inventories.

    ANALYSIS OF COMPARABLE PUBLICLY TRADED COMPANIES FOR BIG FLOWER. Janney Montgomery reviewed and analyzed publicly available financial information and stock market data for seven publicly traded commercial printing companies: Banta Corp., R.R. Donnelley & Sons, Moore Corp. Ltd., Quebecor Inc., Standard Register, Valassis Inc. and World Color Press and compared the data to Big Flower. The financial information and stock market data reviewed by Janney Montgomery included (a) stock price multiples to historical and estimated earnings; (b) enterprise value (total stock market value adjusted for debt and cash) to latest twelve months revenues, operating cash flow (earnings before interest, taxes, depreciation and amortization) and operating profits (earnings before interest and taxes); (c) profit margins and returns on assets and equity;
(d) historical and estimated growth rates; and (e) the capitalization of the comparable companies and Big Flower. Janney Montgomery noted that the Big Flower Common Stock traded at 17.5 and 9.1 times estimated earnings per share for 1996 and 1997, respectively, compared to the price/earnings multiples of the comparable companies of 10.4 to 19.2 times 1996 estimated earnings and 9.1 to
13.2 times 1997 estimated earnings. Big Flower's enterprise value to latest twelve months revenues, operating cash flow and operating profits were 0.6, 6.1 and 9.8, respectively, compared to enterprise value multiples of 0.4 to 1.8 times latest twelve months revenues, 5.1 to 12.3 times latest twelve months operating cash flow and 4.1 to 14.8 times latest twelve months operating profits. Average enterprise value multiples to latest twelve months earnings, operating cash flow and operating profits were 0.7, 6.0 and 10.1, respectively. Janney Montgomery noted that the range of estimated values are quite broad and, therefore, subject to interpretation, but concluded that the current stock price for Big Flower fairly represented the intrinsic value of Big Flower based on its current operating results, financial condition and projected growth.

    Holders of shares of Scanforms Common Stock are urged to read carefully the full text of Janney Montgomery's opinion, a copy of which is attached to this Proxy Statement/Prospectus as Annex II, for a description of the assumptions made, factors considered and limitations on the review undertaken by Janney Montgomery. Janney Montgomery's opinion does not constitute a recommendation to any stockholder of Scanforms as to how such stockholder should vote shares of Scanforms Common Stock at the Special Meeting.

    Janney Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading and brokerage activities, Janney Montgomery makes a market in the stock of Scanforms. Janney Montgomery has not provided investment banking services to Scanforms prior to this current engagement, which commenced in March 1995.

    Pursuant to an engagement letter dated March 2, 1995, and amended May 8, 1995, between Janney Montgomery and Scanforms, Scanforms engaged Janney Montgomery to solicit and evaluate merger and acquisition opportunities and to render a fairness opinion in connection with a merger or acquisition. Scanforms agreed to pay Janney Montgomery a financial advisory fee of $130,000. Scanforms also agreed to pay Janney Montgomery a contingency fee if the Merger consideration exceeded $13.2 million, to reimburse Janney Montgomery for the reasonable expenses incurred by it and to indemnify Janney Montgomery against certain liabilities, including liabilities under federal securities law. On July 29, 1996, Janney Montgomery and Scanforms signed an amendment to the engagement letter to confirm the extension of the engagement letter beyond its then termination date so that Janney Montgomery would provide financial advisory services related to the Merger Agreement. In addition, Janney Montgomery and Scanforms agreed to cap Janney Montgomery's compensation related to the Merger at $300,000, for which Janney Montgomery has received $105,000 to date in connection with the SCFM Merger. Janney Montgomery agreed that it will not be reimbursed for expenses beyond those which had been reimbursed prior to July 29, 1996. All other terms and conditions of the engagement letter, including indemnification, were extended.

CONFLICTS OF INTEREST

    In considering the recommendation of the Board of Directors of Scanforms with respect to the Merger Agreement, the stockholders of Scanforms should be aware that certain persons who are executive officers of Scanforms, including Mr. Samans, have interests in the Merger in addition to their interests as stockholders of Scanforms.

    At the same time that Scanforms entered into the Merger Agreement, Mr. Samans entered into an employment agreement with Scanforms and a non-competition agreement with Big Flower. The execution of the employment agreement and the non-competition agreement were a condition to Big Flower's obligation to consummate the Merger. The employment agreement provides that Mr. Samans will be employed by the Surviving Company for a three-year period following the Effective Time and will serve as its President. The employment agreement further provides that Mr. Samans' initial annual base salary will be $450,000. Mr. Samans will also be eligible to receive bonuses based on the performance of the Surviving Corporation and to participate in Big Flower's Restated 1993 Stock Award and Incentive Plan and will have certain other benefits, including the payment by the Surviving Company of up to $50,000 per annum in life insurance premiums. If Mr. Samans' employment with the Surviving Corporation is terminated prior to the first anniversary of the Effective Time without cause (as defined in the employment agreement) or by reason of his death or disability or after the first anniversary of the Effective Time for any reason, Mr. Samans will be paid $1 million at the time of such termination.

    Under the terms of the non-competition agreement, during the period commencing on the date Mr. Samans is no longer employed by Big Flower or any of its subsidiaries or affiliates and expiring five years thereafter, except for his ownership, operation and management of Graphic Forms, Inc. (to the extent of its operations as of March 31, 1996), Mr. Samans will not, among other things, directly or indirectly or by action in concert with others, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, employee, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the United States, Canada or Mexico in, or in competition with, any business or operations of Big Flower or any of its subsidiaries or affiliates. In consideration of his entering into the non-competition agreement, Mr. Samans will receive a promissory note of Big Flower in the amount of $1.5 million. The promissory note shall bear interest at a competitive rate per annum to be determined prior to the Effective Time, and the principal amount of the note shall be paid in equal installments on the first through fifth anniversaries of the termination of Mr. Samans' employment with the Surviving Corporation.

    Under the terms of the non-competition agreement, Mr. Samans may continue with his ownership, operation and management of Graphic Forms, Inc. (to the extent of its operations as of March 31, 1996). Scanforms purchased approximately $5,500, $2,300, $83,700 of supplies from Graphic Forms, Inc. in fiscal years 1993, 1994 and 1995, respectively. Purchases to date in fiscal year 1996 amount to approximately $1,900. The 1995 purchases were primarily related to a single large contract. As of the date of this Proxy Statement/Prospectus, Scanforms has an account receivable from Graphic Forms, Inc. of approximately $24,900 which arose in prior periods for services that Scanforms rendered to Graphic Forms, Inc.

    As of July 31, 1996, Mr. Samans was indebted to Scanforms in the aggregate principal amount of $404,750 under a note, dated as of January 1, 1994, issued by Mr. Samans to Scanforms. The note is being repaid in monthly installments which commenced on January 31, 1994, in accordance with a 30 year amortization schedule with interest on the outstanding principal balance payable at the rate of 5.58% per annum. At the Effective Time, the terms of the note will be amended to eliminate the existing maturity date of January 1, 1999 and provide that, upon termination of Mr. Samans' employment with the Surviving Corporation, interest will be paid monthly and the principal amount remaining unpaid upon the termination of his employment with the Surviving Corporation shall be payable in equal annual installments on each of the five anniversaries of such termination.

    It is a condition to Big Flower's obligation to consummate the Merger that certain executive officers and employees of Scanforms enter into employment agreements with Scanforms.

    Certain executive officers of Scanforms are the holders of options to purchase shares of Scanforms Common Stock under the Scanforms 1992 Stock Option Plan ("Stock Option Plan"). Each of these options, to the extent not exercised prior to the Effective Time, together with all other then outstanding employee stock options, will become an option to purchase the number of shares of Big Flower Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Scanforms Common Stock subject to such option by the Conversion Number, at an exercise price per share of Big Flower Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Conversion Number. As of July 31, 1996, three executive officers (Messrs. O'Leary, Crawford and Carey) of Scanforms as a group held options to purchase an aggregate of 125,000 shares of Scanforms Common Stock at exercise prices ranging between $0.30 and $1.69 per share, at a weighted average exercise price of $1.08 per share. See "OTHER TERMS OF THE MERGER AGREEMENT: Stock Options."


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS BASED (AND THE OPINION REFERRED TO THEREIN WILL BE BASED) UPON THE CODE, ITS LEGISLATIVE HISTORY, EXISTING AND PROPOSED REGULATIONS THEREUNDER, PUBLISHED RULINGS AND COURT DECISIONS, ALL AS IN EFFECT AS OF THE DATE HEREOF (OR AS OF THE TIME SUCH OPINION IS ISSUED), AND ALL OF WHICH ARE SUBJECT TO CHANGE, INCLUDING CHANGE TO A TAXPAYER'S DETRIMENT WITH RETROACTIVE EFFECT. THE DESCRIPTION DOES NOT (AND SUCH OPINION WILL NOT) ADDRESS THE PARTICULAR FACTS AND CIRCUMSTANCES OF THE TAX SITUATION OF EACH SCANFORMS STOCKHOLDER, AND MAY NOT APPLY TO STOCKHOLDERS SUBJECT TO SPECIALIZED FEDERAL INCOME TAX TREATMENT (SUCH AS INSURANCE COMPANIES, SECURITIES DEALERS, PERSONS WHO ACQUIRED THEIR SCANFORMS STOCK UPON EXERCISE OF EMPLOYEE STOCK OPTIONS, OR STOCKHOLDERS WHO HAVE ENTERED INTO HEDGING TRANSACTIONS WITH RESPECT TO THEIR SCANFORMS COMMON STOCK). STOCKHOLDERS OF SCANFORMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

    Consummation of the Merger is conditioned upon the issuance of an opinion by Wolf, Block, Schorr and Solis-Cohen, special counsel to Scanforms, that the Merger will be treated as a "reorganization" pursuant to Section 368(a)(1)(B) of the Code, and that for Federal income tax purposes (a) no gain or loss will be recognized by Scanforms, Big Flower or Merger Sub as a result of the Merger; (b) no gain or loss will be recognized by the stockholders of Scanforms whose shares of Scanforms Common Stock are exchanged solely for Big Flower Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Big Flower Common Stock); (c) the tax basis of the Big Flower Common Stock received by holders of shares of Scanforms Common Stock in the Merger will be the same as the tax basis of the shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Big Flower Common Stock for which cash is received); and (d) the holding period of the shares of Big Flower Common Stock received by holders of shares of Scanforms Common Stock in the Merger will include the period during which such shares surrendered in exchange therefor were held, provided that such shares were held as capital assets at the Effective Time.

    Scanforms stockholders receiving cash in lieu of fractional interests in Big Flower Common Stock or in respect of shares of Scanforms Common Stock as to which dissenters' appraisal rights have been perfected in connection with the Merger will recognize gain or loss in an amount equal to the difference between the amount of cash received (other than interest awarded by a court) and the portion of the basis of the Scanforms Common Stock allocable to such fractional interests or the basis of such dissenting shares. Such gain or loss generally will be capital gain or loss, provided that such Scanforms Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such Scanforms Common Stock was held for more than one year at the Effective Time. Interest, if any, awarded by a court to a dissenting stockholder will be includible in such stockholder's income as ordinary income for U.S. federal income tax purposes.

    The foregoing summary is based, and the opinion of Wolf, Block, Schorr and Solis-Cohen will be based, on the terms of the Merger Agreement and on representations of Big Flower, Scanforms, Webcraft and certain principal stockholders of Scanforms. Certain of these representations are to the effect that the stockholders of Scanforms have no plan or intent to transfer or dispose of their Scanforms Common Stock prior to the Merger or the Big Flower Common Stock received in the Merger. Pursuant to a "continuity of interest" requirement applicable under Federal income tax law, the Merger will not qualify as a reorganization unless the historic stockholders of Scanforms retain a meaningful equity interest in Scanforms subsequent to the Merger, taking into account all planned transfers or dispositions of Scanforms Common Stock in anticipation of the Merger and planned transfers or dispositions of Big Flower Common Stock subsequent to the Merger. The law is unclear as to what constitutes a meaningful equity interest; nonbinding Internal Revenue Service guidelines indicate that the continuity of interest requirement will generally be met if the Big Flower Common Stock issued in the Merger and retained by the historic stockholders of Scanforms as a group represents at least 50% of all consideration received by Scanforms stockholders in the Merger. No assurance can be given that the continuity of interest requirement will in fact be satisfied in the event Scanforms stockholders as a group transfer or dispose of a substantial portion of their Scanforms Common Stock or Big Flower Common Stock pursuant to a plan or intent existing prior to or at the time of the Merger. If such requirement is not satisfied, the Merger will not be treated as a reorganization under the Code.

    If the Merger fails to qualify as a "reorganization" (as a result of the failure of the "continuity of interest" requirement or otherwise), Scanforms stockholders would recognize gain or loss equal to the difference between the fair market value, as of the Effective Time, of the Big Flower Common Stock received in the Merger and the tax basis of the Scanforms Common Stock surrendered in exchange therefor. In such event, a stockholder's aggregate basis in the Big Flower Common Stock so received would equal its fair market value and the stockholder's tax holding period for such stock would begin the day after the Effective Time.

    The Internal Revenue Service is not being requested to issue a ruling as to the tax consequences of the Merger.

REGULATORY APPROVALS

    ANTITRUST MATTERS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder require that certain acquisition transactions not be consummated until certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on June 21, 1996, Big Flower and Scanforms each filed Notification and Report Forms with the Antitrust Division and the FTC for review in connection with the Merger. On July 2, 1996, Big Flower and Scanforms were notified by the Antitrust Division and the FTC that early termination of the applicable waiting period had been granted.

    OTHER GOVERNMENTAL APPROVALS. Big Flower and Scanforms are not aware of any other material regulatory requirements or approvals which have not been complied with or obtained or which are not expected to be complied with or obtained prior to consummation of the Merger.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Under this accounting method, the recorded assets and liabilities of Big Flower and Scanforms will be carried forward at their recorded amounts to the combined enterprise, income of the combined enterprise will include income of Big Flower and Scanforms for the entire fiscal year in which the Merger occurs and the reported income of Big Flower and Scanforms for prior periods will be combined and restated as income of the combined enterprise. See "OTHER TERMS OF THE MERGER AGREEMENT: Conditions Precedent to the Merger."

PERCENTAGE OWNERSHIP INTEREST OF SCANFORMS STOCKHOLDERS AFTER THE MERGER


    Based on the number of shares of Big Flower Common Stock outstanding on the Record Date and assuming the issuance of approximately 1,549,614 shares of Big Flower Common Stock, based on a Conversion Number of 0.4423, upon the consummation of the Merger, there will be approximately 16,265,359 shares of Big Flower Common Stock outstanding at the Effective Time, of which the former stockholders of Scanforms will own approximately 9.5% (approximately 9.0% on a fully diluted basis assuming (i) the exercise of all currently outstanding options to purchase shares of Big Flower Common Stock immediately following the Effective Time, (ii) the exchange of all outstanding options to purchase Scanforms Common Stock for options to purchase Big Flower Common Stock and (iii) the exercise of such options immediately following the Effective Time).


APPRAISAL RIGHTS

    In the event the Merger is consummated, holders of Scanforms Common Stock as of the Record Date who have not voted in favor of the Merger will be entitled to appraisal rights under Section 262 of the DGCL because such persons hold stock which is neither listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. nor held of record by more than 2,000 holders. Holders of Scanforms Common Stock will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. In order to exercise appraisal rights, dissenting stockholders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided immediately below and the full text of which is attached to this Proxy Statement/Prospectus as Annex III and is incorporated herein by reference. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Except as set forth below, stockholders of Scanforms will have no appraisal rights in connection with the Merger.

    The appraisal rights described below are available to holders of Scanforms Common Stock as of the Record Date. A Person having a beneficial interest in shares of Scanforms Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS

ENTIRETY AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN
SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF SCANFORMS COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

    Under the DGCL, holders of shares of Scanforms Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Scanforms Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

    Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of
Section 262. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of Scanforms Common Stock and a copy of Section 262 is attached to this Proxy Statement/Prospectus as Annex III. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex III carefully because failure to comply timely and properly with the procedures specified may result in the loss of appraisal rights under the DGCL.


    A holder of shares of Scanforms Common Stock wishing to exercise his appraisal rights must deliver to Scanforms, as the Surviving Corporation in the Merger, prior to September 26, 1996 (being 20 days after the date of the mailing of this Proxy Statement/Prospectus), a written demand for appraisal of his shares of Scanforms Common Stock. A proxy or vote against the Merger shall not constitute such a demand. In addition, a holder of shares of Scanforms Common Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time.


    Only a holder of record of shares of Scanforms Common Stock is entitled to assert appraisal rights for the shares of Scanforms Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the shares of Scanforms Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Scanforms Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of Scanforms Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Scanforms Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Scanforms Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Scanforms Common Stock as to which appraisal is sought and where no number of shares of Scanforms Common Stock is expressly mentioned the demand will be presumed to cover all shares of Scanforms Common Stock held in the name of the record owner. Stockholders who hold their shares of Scanforms Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be sent or delivered to Scanforms at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602, Attention: Emma Marie Cocci, Corporate Secretary.

    Within 120 days after the Effective Time, but not thereafter, Scanforms or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of Scanforms Common Stock held by any such stockholders. Scanforms is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Scanforms Common Stock. Accordingly, it is the obligation of the holders of the Scanforms Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the Effective Time, any holders of the Scanforms Common Stock who have complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Scanforms a statement setting forth the aggregate number of shares of Scanforms Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such holders of the Scanforms Common Stock within ten days after a written request therefor has been received by Scanforms or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of the Scanforms Common Stock outlined above, whichever is later.


    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Scanforms Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of Scanforms Common Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Scanforms Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order, upon application of a stockholder, that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Scanforms Common Stock entitled to appraisal.


    Any holder of shares of Scanforms Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Scanforms Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Scanforms Common Stock as of a date on or prior to the Effective Time).

    If any stockholder who demands appraisal of his shares of Scanforms Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the shares of Scanforms Common Stock of such stockholder will be converted into the right to receive shares of Big Flower Common Stock in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to Scanforms a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Scanforms.

    Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the shares of Big Flower Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, upon official notice of issuance. Big Flower has filed an application to list such shares on the NYSE, subject to official notice of issuance.

DEREGISTRATION OF SCANFORMS COMMON STOCK

    If the Merger is consummated, the Scanforms Common Stock will be deregistered under the Exchange Act.

RESALES OF BIG FLOWER COMMON STOCK

    All shares of Big Flower to be issued in connection with the Merger will have been registered under the Securities Act. Such shares will be freely transferable, except that shares received by any person who may be deemed to be an affiliate, within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "Affiliate"), of Scanforms may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act.

    Scanforms has agreed to deliver to Big Flower prior to the Effective Time a list identifying each individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (each, a "Person") who, at the time of the Special Meeting, may be deemed to be an Affiliate of Scanforms. Scanforms has agreed to use its reasonable efforts to cause each Person who is identified as an Affiliate to deliver to Big Flower, on or prior to the Effective Time, a written agreement (the "Affiliate Letter"), that such Affiliate will not (i) sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Affiliate's risk relative to, any shares of Scanforms Common Stock or any shares of Big Flower Common Stock issued to such Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce such Affiliate's risk relative to any shares of Scanforms Common Stock or any shares of Big Flower Common Stock received in the Merger (within the meaning of Section 201.01 of the Commission's Financial Reporting Release No. 1) during the period (the "Resale Period") commencing 30 days prior to the Effective Time and ending at such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published by Big Flower, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission.

    Big Flower has agreed to deliver to Scanforms prior to the Effective Time a list identifying each Person who, at the time of the Special Meeting, may be deemed to be an Affiliate of Big Flower and to use its reasonable efforts to cause each Person so identified to deliver to Scanforms, on or prior to the Effective Time, an Affiliate Letter providing that such Person will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Person's risk relative to, any shares of Big Flower Common Stock or any Scanforms Common Stock during the Resale Period, except as permitted by such Staff Accounting Bulletin No. 76.

    Big Flower has agreed, as soon as reasonably practicable, but in no event later than 90 days after the end of the first full fiscal quarter of Big Flower which includes results covering at least 30 days of post-Merger combined operations of Big Flower and Scanforms, that it will publish its results of operations for such fiscal quarter.

                      OTHER TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER

    At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Scanforms Common Stock:


        (i) each share of Scanforms Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights to appraisal have been properly demanded, shares held by Scanforms as treasury stock or owned by Big Flower, Merger Sub or any other Subsidiary of Big Flower) shall be converted into the right to receive that fraction of a share of Big Flower Common Stock (rounded to the nearest ten-thousandth of a share) of Big Flower Common Stock obtained by dividing $5.75 by the Average Stock Price; provided, that if the Average Stock Price is $13.00 or less, the Conversion Number shall be 0.4423 or if the Average Stock Price is $15.00 or more, the Conversion Number shall be 0.3833; and


        (ii) each share of Scanforms Common Stock held by Scanforms as treasury stock or owned by Big Flower, Merger Sub or any other Subsidiary of Big Flower immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto. All shares of Scanforms Common Stock to be converted into Big Flower Common Stock as provided in the preceding subparagraph shall cease to be outstanding, shall be cancelled and retired and shall cease to exist; and each holder of a certificate representing any such shares prior to the Effective Time shall thereafter cease to have any rights with respect to such shares, except the right to receive (a) certificates representing shares of Big Flower Common Stock into which such shares have been converted, (b) any dividends and other distributions (without interest) in accordance with the Merger Agreement and (iii) any cash (without interest) to be paid in lieu of any fractional share of Big Flower Common Stock in accordance with the Merger Agreement.

    Accordingly, if the Average Stock Price were to equal the $12 7/8 closing price of Big Flower Common Stock on the NYSE on July 31, 1996 (the date the Board of Directors of Scanforms approved the Merger), Scanforms stockholders would receive Big Flower Common Stock in the Merger with a value of $5.69 per share.

NO FRACTIONAL SHARES
    No certificates or scrip representing fractional shares of Big Flower Common Stock shall be issued upon the surrender for exchange of Scanforms share certificates; no dividend or other distribution by Big Flower and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Big Flower. In lieu of any such fractional share, each holder of shares of Scanforms Common Stock who would otherwise have been entitled thereto upon the surrender of Scanforms share certificates for exchange will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the Average Stock Price by (ii) the fractional share to which such holder would otherwise be entitled.

ADJUSTMENT OF CONVERSION NUMBER
    In the event of any stock split, combination, reclassification or stock dividend with respect to Big Flower Common Stock, any change or conversion of Big Flower Common Stock into other securities or any other dividend or distribution with respect to Big Flower Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice) and any distribution by Big Flower of shares of capital stock to any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments will be made to the Conversion Number for purposes of determining the amount of Big Flower Common Stock to be issued in the Merger in respect of each share of Scanforms Common Stock.

    Based upon the equity capitalization of Big Flower and Scanforms, respectively, as of the Record Date, and giving effect to the Merger, based on a Conversion Number of 0.4423, the total number of shares of Big Flower Common Stock outstanding immediately following the Effective Time will be 16,265,359 and the stockholders of Scanforms immediately prior to the Effective Time will own, in the aggregate, approximately 1,549,614 shares of the Big Flower Common Stock outstanding immediately after the Effective Time. See "THE MERGER:
Percentage Ownership Interest of Scanforms Stockholders After the Merger" and "Unaudited Pro Forma Combined Financial Information."


EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    Promptly after the Effective Time, the Exchange Agent, will mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Scanforms Common Stock, written instructions and letters of transmittal for exchanging certificates evidencing shares of Scanforms Common Stock for certificates evidencing the number of whole shares of Big Flower Common Stock that such holder is entitled to receive in the Merger based upon the Conversion Number. Holders of Scanforms Common Stock should not surrender their certificates until they receive such instructions and letters of transmittal after the Effective Time.

    In the event that a certificate evidencing shares of Scanforms Common Stock has been lost, stolen, destroyed or is not properly registered, the holder thereof is urged, in order to avoid delays and additional expense, to notify Scanforms' registrar and transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention:
Diane Sayek, of such fact to arrange for the issuance of replacement certificates.


REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Scanforms, Big Flower, and Merger Sub relating, among other things, to: (i) their respective incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their respective capitalization; (iii) their respective authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (iv) required governmental authorizations and approvals; (v) the absence of conflicts, violations and defaults under their respective charters and by-laws and certain other agreements and documents with respect to the entry into and performance of the transactions contemplated in the Merger Agreement; (vi) certain documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vii) the financial statements of Scanforms and Big Flower and the absence of undisclosed liabilities; (viii) the Registration Statement and this Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and herein; (ix) the absence of certain changes, including a change, event, occurrence or development with respect to Scanforms, on the one hand, or Big Flower and its Subsidiaries, on the other hand, which has had or reasonably would be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets (including intangible assets), liabilities (fixed or contingent) or results of operations of Scanforms or Big Flower, its Subsidiaries and Merger Subsidiary, as the case may be, in each case, taken as a whole (a "Material Adverse Effect"); (x) liability for finder's fees; (xi) disclosure matters; and (xii) the absence of actions which would affect the availability of pooling of interests accounting treatment or treatment of the Merger as a tax-free merger under the Code. In addition, Scanforms has made representations and warranties as to: (i) the absence of certain violations or defaults; (ii) its licenses and permits; (iii) environmental and tax matters; (iv) pending or threatened litigation; (v) labor matters; (vi) material contracts; (vii) employee benefit matters; (viii) intellectual property; (ix) insurance; (x) waiver of takeover defense provisions of the DGCL; (xi) its customers and suppliers; (xii) its accounts receivable and inventory; (xiii) the existence of transactions with affiliates; (xiv) worker's compensation; and (xv) certain other matters. All representations and warranties of Scanforms, Big Flower, and Merger Sub expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

    Scanforms has agreed that from the date of the Merger Agreement until the Effective Time, Scanforms shall conduct its business only in the ordinary course and shall use its reasonable efforts to preserve intact its business organizations and relationships with suppliers, customers, employees, creditors and other third parties and to keep available the services of its present officers and employees.

    Scanforms has also agreed to certain customary limitations on its actions pending the consummation of the Merger.

NO SOLICITATION

    From and after the date of the Merger Agreement, Scanforms has agreed that neither it nor any of its affiliates, directors, officers, employees, agents, attorneys, accountants, financial advisors or other representatives (collectively, "Representatives") will, directly or indirectly, solicit, initiate or encourage any Acquisition Proposal from any Third Party (as hereinafter defined), or engage in or continue discussions or negotiations with, or provide any information to, any Third Party which has made or indicated an intention (whether or not conditional) to make an Acquisition Proposal, or take any steps in furtherance of the transactions referred to in the SCFM Merger Agreement; PROVIDED, HOWEVER, that Scanforms may engage in discussions or negotiations with, or provide information to, a Person which makes a Superior Proposal if the Board of Directors of Scanforms determines in good faith, on the basis of advice from its outside legal counsel, that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. Scanforms has agreed to promptly notify Big Flower of any Acquisition Proposal, including the price and other significant terms and conditions of and the identify of the Third Party making such Acquisition Proposal, and the names and affiliations of all Persons to whom Scanforms has furnished information pursuant to the foregoing proviso and the nature of such information. As used in the Merger Agreement and this Proxy Statement/Prospectus: (i) "Acquisition Proposal" means any proposal or offer, or any expression of interest or intention (whether or not conditional and whether by public announcement or regulatory filing or otherwise), by a Third Party with respect to any acquisition (by tender or exchange offer or otherwise) of 20% or more of the equity securities or assets of Scanforms, or any merger, consolidation or other business combination involving Scanforms, or any inquiry by a Third Party (or any of its Representatives) with respect to the willingness or ability of Scanforms to receive or discuss any of the foregoing; (ii) "Third Party" means any Person or group of Persons, including any individual which, at any time since June 14, 1996, is or was a director or officer of Scanforms, and any Person in which one or more such individuals has a 10% or greater equity interest, and any group of which any such individual is a member, but does not include Big Flower or any of its Subsidiaries; and (iii) "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by a Third Party to acquire 100% of the equity interests in Scanforms or all or substantially all of Scanforms' assets which the Board of Directors of Scanforms determines in good faith and in the exercise of reasonable judgment (based on the advice of financial advisors of nationally recognized reputation as to financial matters and on the advise of outside legal counsel as to legal and regulatory matters) is more favorable to all Scanforms stockholders than the Merger, and can be consummated without any significant legal or regulatory impediments and with respect to which the Board of Directors has determined, based on the advice of its investment bankers, that such Third Party is financially capable of consummating.

CONDITIONS PRECEDENT TO THE MERGER

    The respective obligations of Big Flower, Scanforms and Merger Sub to effect the Merger are subject, among other things, to the fulfillment of the following conditions at or prior to the Effective Time: (i) the approval and adoption of the Merger Agreement by the majority of the outstanding shares of Scanforms Common Stock entitled to vote thereon; (ii) the listing on the NYSE, subject to official notice of issuance, of the shares of Big Flower Common Stock issuable in connection with the

Merger; (iii) the effectiveness of the Registration Statement under the Securities Act and the absence of any stop order suspending the effectiveness of the Registration Statement; (iv) the making and obtaining of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental body, agency, official or authority (each, a "Governmental Entity"); (iv) the absence of any provision of any applicable law or regulation or judgment, injunction, order or decree making illegal or otherwise restricting the consummation of the Merger or any transactions contemplated thereby and the absence of any instituted, pending or threatened suit, action or proceeding by (x) any Governmental Entity to restrain, prohibit or invalidate the Merger or (y) by any other third party which is more likely than not to have such effect.


    The obligation of Scanforms to effect the Merger is also subject to the fulfillment of the following additional conditions: (i) each of Big Flower and Merger Sub having performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement which are required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Big Flower and Merger Sub set forth in the Merger Agreement being true and correct in all material respects on and as of the date of the Merger Agreement and on and as of the date specified by Big Flower, Merger Sub and Scanforms for the closing of the Merger to take place (the "Closing Date") with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time); (iii) Scanforms having received a certificate signed by the Chief Executive Officer or Chief Operating Officer of Big Flower, dated the Closing Date, to the effect that, the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied; (iv) Scanforms having received an opinion of Wolf, Block, Schorr and Solis-Cohen, Scanforms' special counsel, dated as of the Effective Time, to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts then existing, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and, accordingly, for United States federal income tax purposes, that, (A) no gain or loss will be recognized by Scanforms, Big Flower or Merger Sub as a result of the Merger, (B) no gain or loss will be recognized by any stockholder of Scanforms whose shares are exchanged solely for Big Flower Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Big Flower Common Stock), (C) the tax basis of the Big Flower Common Stock received by a holder of Scanforms Common Stock in the Merger will be the same as the tax basis of the Scanforms Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Big Flower Common Stock for which cash is received), and (D) the holding period of the shares of Big Flower Common Stock received by a holder of Scanforms Common Stock in the Merger will include the period during which such Scanforms Common Stock surrendered in exchange therefor was held, provided that such Scanforms Common Stock was held as capital assets at the Effective Time; (v) Scanforms having received the Affiliate Letters from Big Flower Affiliates described under "THE MERGER: Resales of Big Flower Common Stock"; and (vi) Scanforms having received the opinion of Skadden, Arps, Slate, Meagher & Flom, Big Flower's special counsel, substantially in the form set forth in Annex A to the Merger Agreement.



    The respective obligations of Big Flower and Merger Sub to consummate the Merger are also subject to the fulfillment at or prior to the Effective Time of the following additional conditions: (i) Scanforms having performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement which are required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Scanforms set forth in the Merger Agreement being true and correct in all material respects on and as of the date of the Merger Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time);

(iii) Big Flower and Merger Sub having received a certificate signed by the President or Treasurer of Scanforms, dated the Closing Date, to the effect that the conditions set forth in the foregoing clauses (i) and (ii) and clause (vi) below have been satisfied; (iv) there not having been, since the date of the Merger Agreement, any event, occurrence or facts which have had or would reasonably be expected to have a Material Adverse Effect with respect to Scanforms or result in any significant reduction in revenues from its largest customer and Scanforms shall reasonably expect, as of the Closing Date, to generate net income, before net interest expense, income depreciation and amortization, for its fiscal year ended September 30, 1996 in an amount not materially less than the amount specified in the Scanforms' budget which was previously provided to Big Flower; (v) Big Flower having received the Affiliate Letters from Scanforms Affiliates; (vi) Scanforms having (a) outstanding Indebtedness (as defined in the Merger Agreement) of no more than $5,100,000;
(b)(1) net working capital, including Cash (as defined in the Merger Agreement), of at least $4,800,000 (excluding the current portion of outstanding Indebtedness and notes receivable), which minimum requirement shall be increased by any proceeds received by Scanforms from any exercise of any options and (2) cash and cash equivalents, less excess cash (as defined in the Merger Agreement) in excess of outstanding customer advances; (c) book equity of at least $7,200,000; and (d) collected any receivables owing to Scanforms from affiliates and have no payables accrued, unaccrued or contingent owing to affiliates other than payables in the ordinary course of business consistent with past practice for compensation owing to directors, officers or employees and certain permitted receivables; PROVIDED, HOWEVER, that in the event that as of or prior to the Effective Time (A) Scanforms has purchased, received delivery of and installed a new printing press, with a fully installed cost of no more than $1,300,000 and on terms (other than dollar amount) reasonably satisfactory to Big Flower, and/or (B) Scanforms has made a loan to a supplier, in an amount of not more than $200,000 and on terms (other than dollar amount) reasonably satisfactory to the Big Flower; and/or (C) Scanforms has purchased two duplex imagers and related equipment for not more than $970,000 and on terms (other than the dollar amount) reasonably satisfactory to Big Flower, the amount of Indebtedness in clause (a) above and the amount of net working capital in clause (b) above shall be adjusted as provided in the Merger Agreement; (vii) appraisal rights not having been perfected by Scanforms stockholders with respect to more than 225,000 shares; (viii) the consent or approval of each Person (other than Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated in the Merger Agreement under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect on Scanforms (or the Surviving Corporation following the Merger), or on the consummation of the transactions contemplated in the Merger Agreement, having been obtained; (ix) Big Flower having received a letter from Deloitte & Touche LLP to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms of the Merger Agreement; (x) Scanforms having delivered to Big Flower all consents relating to the treatment of outstanding Options; (xi) Big Flower and Merger Sub having received the opinion of Wolf, Block, Schorr and Solis-Cohen substantially to the effect set forth in Annex B to the Merger Agreement; and
(xii) Big Flower being reasonably satisfied that Scanforms' relationship with the largest customer will continue for the foreseeable future following the Merger on terms at least as favorable to Scanforms as those in effect during the eight-month period prior to May 31, 1996.

STOCK OPTIONS

    At or immediately prior to the Effective Time, each then outstanding option to purchase shares of Scanforms Common Stock (a "Plan Option") granted under Scanforms' 1992 Stock Option Plan (the "Stock Option Plan"), whether or not vested or exercisable, will become and represent an option (a "Substitute Option") to purchase the number of shares of Big Flower Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Scanforms Common Stock subject to such Plan Option immediately prior to the Effective Time by the Conversion Number, at an exercise price per share of Big Flower Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of such Plan Option immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, subject to any adjustment necessary to conform the Substitute Options to the requirements of Section 424(a) of the Code, each Substitute Option will be exercisable upon substantially the same terms and conditions as were applicable to the related Plan Option immediately prior to the Effective Time, and, at or prior to the Effective Time, Big Flower shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Big Flower Common Stock for delivery upon exercise of the Substitute Options. If and to the extent required by, or deemed necessary or desirable under, the terms of the Stock Option Plan and stock option agreements relating to the Plan Options, prior to the Effective Time, Scanforms has agreed that it will use its reasonable efforts to obtain the written consent of each Plan Option holder, in form reasonably satisfactory to Big Flower, to the foregoing treatment of such Plan Options.

INDEMNIFICATION

    Big Flower has agreed that all rights to indemnification and limitation of liability existing in favor of the employees, agents, directors or officers of Scanforms as provided in the Scanforms Charter or Scanforms By-laws will survive the Merger and will continue in full force and effect for three years after the Effective Time. Any permissive provision therein relating to rights of indemnification shall be deemed mandatory to the maximum extent permitted by law.

TERMINATION

    The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of Scanforms): (i) by mutual written consent of Scanforms and Big Flower; (ii) by either Scanforms or Big Flower, if the Merger has not been consummated by the Outside Termination Date; PROVIDED, HOWEVER, that neither Big Flower nor Scanforms shall have the right to terminate the Merger Agreement if their failure to fulfill any obligation under the Merger Agreement has been the cause of, or has resulted in, the failure to consummate the Merger by the Outside Termination Date; (iii) by either Scanforms or Big Flower, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Big Flower or Scanforms from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (iv) by Scanforms, if (a) there shall have been a breach of any representation or warranty on the part of Big Flower or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Big Flower or Merger Sub shall have become untrue, in either case such that Big Flower is incapable of delivering a certificate that all of such representations and warranties are true and correct in all material respects by the Outside Termination Date or (b) there shall have been a breach by Big Flower or Merger Sub of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Big Flower or materially adversely affecting (or materially delaying) the consummation of the Merger, and Big Flower or Merger Sub, as the case may be, has not cured such breach within 30 business days after notice by Scanforms thereof; (v) by Big Flower, if (a) there shall have been a breach of any representation or warranty on the part of Scanforms set forth in the Merger Agreement, or if any representation or warranty of Scanforms shall have become untrue, in either case such that Scanforms is incapable of delivering a certificate that all of such representations and warranties are true and correct in all material respects by the Outside Termination Date or (b) there shall have been a breach by Scanforms of its covenants or agreements hereunder having a Material Adverse Effect on Scanforms or materially adversely affecting (or materially delaying) the consummation of the Merger, and Scanforms has not cured such breach within 30 business days after notice by Big Flower or Merger Sub thereof; (vi) by Big Flower, if the Board of Directors of Scanforms shall not have recommended the Merger to Scanforms stockholders, or shall have withdrawn or modified such recommendation, or shall have withdrawn or modified its approval of the Merger Agreement, or shall have resolved to do any of the foregoing; (vii) by either Big

Flower or Scanforms, if the Board of Directors of Scanforms determines that an Acquisition Proposal is a Superior Proposal; PROVIDED, HOWEVER, that Scanforms may not terminate the Merger Agreement unless (a) Scanforms has complied with its obligations in the Merger Agreement with respect to an Acquisition Proposal (see "No Solicitation" above), (b) ten business days shall have elapsed after delivery by Scanforms to Big Flower of a notice of such determination by its Board of Directors and during such time Scanforms shall have fully cooperated with Big Flower with the objective of enabling Big Flower to modify the terms of the Merger so that the Merger may be consummated, and (c) at the end of such ten-day period the Scanforms Board of Directors shall have again made a determination that such Acquisition Proposal is a Superior Proposal and promptly thereafter Scanforms and the Third Party which made such Acquisition Proposal enter into a definitive agreement to effect such Acquisition Proposal; (viii) by Big Flower or Scanforms, if, at any time following the receipt by Scanforms of an Acquisition Proposal or the taking by Scanforms of any action with respect to a Superior Proposal in the exercise of the Scanforms Board of Directors' fiduciary duties, the Special Meeting is held and Scanforms' stockholders fail to approve the Merger by the requisite vote; provided that Big Flower's right to terminate in the event of the foregoing is subject to it having executed and delivered (and not revoked) a proxy to Scanforms with respect to the Optioned Shares and voting such Optioned Shares in favor of the approval and adoption of the Merger Agreement; (ix) by Big Flower, if the Average Stock Price is more than $16.50; and (x) by Scanforms, if the Average Stock Price is less than $11.50.

TERMINATION FEE AND EXPENSES


    All fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding any other provision of the Merger Agreement, in the event the Merger Agreement is terminated by Big Flower for the reasons described in clause (vi) above under "Termination" or by Big Flower or Scanforms for the reasons described in clause (vii) under "Termination" above, Scanforms is obligated to immediately pay Big Flower, in same day funds, a cash termination fee of $750,000.


    The cost of printing the Registration Statement (of which this Proxy Statement/Prospectus is a part) will be borne equally by Scanforms and Big Flower.

AMENDMENT; WAIVER

    Except as may otherwise be provided in the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by Scanforms, Big Flower and Merger Sub or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of the Merger Agreement by the stockholders of Scanforms, no such amendment or waiver shall, without the further approval of such stockholders, alter or change
(i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Scanforms or (ii) any of the terms or conditions of the Merger Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of Scanforms. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                      OWNERSHIP OF SCANFORMS COMMON STOCK

    Based upon information contained in the ABN Schedule 13D and information furnished by directors and executive officers of Scanforms, their respective ownership of shares of Scanforms Common Stock as of the Record Date and their rights to acquire such ownership within 60 days of such date are reflected in the following table:


                                                    AMOUNT AND         PERCENT
NAME AND ADDRESS OF 5%                              NATURE OF             OF
BENEFICIAL OWNERS                                   OWNERSHIP (1)       CLASS
- --------------------------------------------------  ----------------   --------

Robert A. Samans                                     1,006,268(2)         28.7
 c/o Scanforms, Inc.
 181 Rittenhouse Circle
 Bristol, PA 19007-0602
Sebastian A. Carcioppolo                               550,620(2)         15.7
 c/o Scanforms, Inc.
 181 Rittenhouse Circle
 Bristol, PA 19007-0602
American Banknote Corporation                          196,800             5.6
 200 Park Avenue
 New York, NY 10166
Robert W. O'Leary                                      152,600(3)          4.3
Gary S. Crawford                                        35,000(4)         *
William P. Carey                                        25,000(5)         *
Joel R. Jacks                                                0            *
Executive officers and directors of Scanforms as a   1,769,488(2)(6)      48.8
 group (6 persons)


- ------------------------
* Less than one percent

(1) Unless otherwise indicated, each person listed holds sole voting and investment power with respect to the shares listed above.

(2) Includes all shares of Scanforms Common Stock subject to the Option
    Agreement.

(3) Includes 65,000 shares of Scanforms Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(4) Represents 35,000 shares of Scanforms Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(5) Represents 25,000 shares of Scanforms Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

(6) Includes 125,000 shares of Scanforms Common Stock subject to outstanding options exercisable within 60 days after the Record Date.

    No pension, profit sharing or similar plan of Scanforms is the beneficial owner, or has the right to acquire any equity securities of Scanforms.

                          PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION


    The following pro forma condensed combined financial information (the "Pro Forma Financial Information") has been derived by the application of pro forma adjustments to the historical financial statements of Big Flower, Scanforms, Printco, Webcraft and Laser Tech. The pro forma adjustments to the balance sheet reflect the Merger, which will be accounted for as a pooling of interests, and certain related transactions (the "Merger Transactions") and the Printco Acquisition and related transactions (the "Printco Transactions") as if they had occurred as of June 30, 1996. The pro forma condensed combined statements of operations reflect the Merger Transactions as if they had occurred as of July 1, 1992, the Printco Transactions and the Prior Transactions (as hereinafter defined) as if they had occurred as of July 1, 1994. Prior to its acquisition of Treasure Chest on August 12, 1993, Big Flower did not have any significant assets or liabilities nor had it engaged in any activities other than those incident to its formation and its acquisition of Treasure Chest. As the Treasure Chest acquisition was accounted for as a purchase, the operations of Treasure Chest have been included in the financial statements of Big Flower since August 12, 1993. Accordingly, the pro forma condensed combined statements of operations for the year ended June 30, 1993 and for the period from July 1, 1993 through August 11, 1993 reflect only the operations of Scanforms.


    On November 27, 1995, Big Flower acquired Laser Tech (the "LT Acquisition") for a purchase price comprised of (i) $3 million paid at closing, (ii) a $13.6 million note which matured in January 1996 and (iii) a $4.5 million note which converted into 281,250 shares of Big Flower Common Stock in January 1996. Additionally, Big Flower repaid certain indebtedness and other obligations of Laser Tech. The LT Acquisition was accounted for using the purchase method of accounting. On November 28, 1995, Big Flower refinanced certain of its debt (the "Refinancing") with $80.3 million of net proceeds from an initial public offering of 5,500,000 shares of its common stock (the "IPO") and borrowings under a six-year $350 million revolving credit agreement (the "New Credit Agreement"). The refinanced debt included all of the 13 1/2% Senior Discount Notes due 2004, all of the 11% debentures due August 12, 2005, a portion of the 10 3/4% Senior Subordinated Notes due 2003, all amounts owed under an earlier credit agreement, and all shares of the outstanding redeemable preferred stock of one of Big Flower's subsidiaries. On March 19, 1996, Big Flower acquired Webcraft and financed the acquisition and related transactions with (i) an amendment and restatement of the New Credit Agreement, including the existing revolver of $350 million (the "Existing Revolver") and a new term loan facility of an additional $75 million (the "Tranche B Term Loan" and together with the Existing Revolver, the "Credit Facilities") and (ii) proceeds from an Accounts Receivable Securitization Facility (the "A/R Securitization") (collectively the "WTI Acquisition"). The WTI Acquisition was accounted for using the purchase method of accounting. The LT Acquisition, the IPO and borrowings under the New Credit Agreement, the Refinancing, and the WTI Acquisition are collectively referred to as the "Prior Transactions."


    Each of Scanforms, Printco, Webcraft and Laser Tech uses a year end which differs from Big Flower's prior year end of June 30. Printco, Webcraft and Laser Tech historically used year ends which ended on December 31. Therefore, the historical results for Printco, Webcraft and Laser Tech for the year ended June 30, 1995 have been derived by adding the results of the six-month periods ended June 30, 1995 and subtracting the results of the six-month periods ended June 30, 1994 from the respective December 31, 1994 historical statements of operations of Printco, Webcraft and Laser Tech. Scanforms' fiscal year ends on the Sunday after the Friday closest to September 30. Scanforms' historical results for the years ended June 30, 1995, 1994 and 1993 have been derived by adding the results of Scanforms' last fiscal quarter in the fiscal years ended October 2, 1994, October 3, 1993 and October 4, 1992, respectively, to the results for the subsequent fiscal years, such years ended October 1, 1995, October 2, 1994 and October 3, 1993, respectively, and subtracting the last fiscal quarter results of such subsequent year from the historical statements of operations.



    The Pro Forma Financial Information has been prepared using the assumptions set forth in the Notes to the Pro Forma Financial Information. The Pro Forma Financial Information does not purport to represent what Big Flower's results of operations actually would have been if the Merger Transactions, the Printco Transactions and the Prior Transactions had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1996



                                                                              BIG                           PRO FORMA
                                                                             FLOWER   SCANFORMS   PRINTCO  ADJUSTMENTS    PRO FORMA
                                                                            --------  ---------   -------  ------------   ---------
                                                                                                (IN THOUSANDS)
ASSETS
Cash and cash equivalents.................................................  $  2,538   $ 8,961    $ 1,943   $   382(e)    $  13,824
Accounts receivable, net of allowance.....................................    35,136     4,897      6,546      (110)(a)(e)    46,469
Inventories...............................................................    29,630     1,040      2,228     1,580(f)       34,478
Income tax receivable and deferred income taxes...........................    30,767       216      --          280(h)       31,263
Other.....................................................................     5,833       362        207       (87)(e)       6,315
                                                                            --------  ---------   -------  ------------   ---------
      Total current assets................................................   103,904    15,476     10,924     2,045         132,349
Property, plant and equipment, net of accumulated depreciation and
 amortization.............................................................   234,092     8,046     34,199     5,346(f)      281,683
Intangibles, net of accumulated amortization..............................   260,669     --           101        --(g)      260,770
Other, net of accumulated amortization....................................    52,050        68        275     1,225(b)(e)    53,618
Excess purchase cost over the net book value of assets acquired...........     --        --         --        6,473(f)        6,473
                                                                            --------  ---------   -------  ------------   ---------
      Total assets........................................................  $650,715   $23,590    $45,499  $ 15,089       $ 734,893
                                                                            --------  ---------   -------                 ---------
                                                                            --------  ---------   -------  ------------   ---------
                                                                                                           ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..........................................................  $ 90,629   $ 1,489    $ 4,441                 $  96,559
Accrued liabilities.......................................................    59,523     7,483      1,383  $    (45)(e)      68,344
Current portion of long-term debt.........................................     1,550       884      2,700    (2,776)(c)(g)     2,358
Income taxes..............................................................     --          636      --        --                636
                                                                            --------  ---------   -------  ------------   ---------
      Total current liabilities...........................................   151,702    10,492      8,524    (2,821)        167,897
Long-term debt, net of current portion....................................   383,084     4,188     24,364     1,935(c)      442,342
                                                                                                             28,771(f)(g)
Deferred income taxes.....................................................    20,662       758      --        --             21,420
Other liabilities.........................................................    17,044     --         --        1,500(b)       18,544
                                                                            --------  ---------   -------  ------------   ---------
      Total liabilities...................................................   572,492    15,438     32,888    29,385         650,203
                                                                            --------  ---------   -------  ------------   ---------
Common stock subject to redemption........................................     1,064     --         --        --              1,064
                                                                            --------  ---------   -------  ------------   ---------
Stockholders' equity:
Common stock and additional paid-in capital...............................   105,497     1,424        899      (899)(f)     106,921
Accumulated earnings (deficit)............................................   (27,044)    7,133     11,712   (11,712)(f)     (21,596)
                                                                                                             (1,459)(d)(h)
                                                                                                               (226)(a)
Note receivable from stockholder..........................................     --         (405)     --        --               (405)
Other.....................................................................    (1,294)    --         --        --             (1,294)
                                                                            --------  ---------   -------  ------------   ---------
      Total stockholders' equity..........................................    77,159     8,152     12,611   (14,296)         83,626
                                                                            --------  ---------   -------  ------------   ---------
      Total liabilities and stockholders' equity..........................  $650,715   $23,590    $45,499  $ 15,089       $ 734,893
                                                                            --------  ---------   -------                 ---------
                                                                            --------  ---------   -------  ------------   ---------
                                                                                                           ------------


            See Notes to Pro Forma Condensed Combined Balance Sheet.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET


MERGER TRANSACTIONS



    As the Merger will be accounted for as a pooling of interests, the historical balances of the assets and liabilities of Big Flower and Scanforms will be combined for financial statement purposes in accordance with Accounting Principles Board Opinion ("APB") No. 16. The following pro forma adjustments reflect the Merger Transactions as if they had occurred as of June 30, 1996.



(a) Reflects reduction in delinquent account receivable of $56,000 upon retirement to treasury of 43,110 outstanding shares of Scanforms Common Stock, which were pledged as collateral for such delinquent account receivable, and assumes that the market price per share of Scanforms Common Stock for this transaction is $5.25. Such transaction is required pursuant to the Merger Agreement.



(b) Reflects the issuance by Big Flower to Mr. Samans of a promissory note in the original principal amount of $1,500,000 in connection with his entering into a non-competition agreement. See "THE MERGER: Conflicts of Interest."



(c) Reflects the following (in thousands):



Prepayment penalties and Merger fees and expenses.................  $   1,209
Scanforms debt refinanced -- current portion......................        726
                           long term portion......................      3,482
                                                                    ---------
Additional borrowings on Existing Revolver........................      5,417
Less long term portion of Scanforms debt refinanced...............     (3,482)
                                                                    ---------
Net increase in long term debt....................................  $   1,935
                                                                    ---------
                                                                    ---------



(d) Reflects the following:



    (i) payment of $133,000 debt prepayment penalties associated with refinancing of certain Scanforms debt,



    (ii) payment of $1,076,000 fees and expenses related to the Merger (in addition to amounts already reflected in the historical financial statements), and



   (iii) $170,000 gain upon settlement of a delinquent account receivable by the retirement of outstanding Scanforms Common Stock collateralizing such receivable (note a).



PRINTCO TRANSACTIONS



    The Printco Acquisition will be accounted for as a purchase, applying the provisions of APB No. 16. The purchase cost will be allocated to the acquired assets and liabilities of Printco and to the property, plant and equipment and related debt to be purchased from Park Properties, based on their relative fair values as of the closing date of the Printco Acquisition, as determined by valuations and studies which are not yet complete. Accordingly, the excess of purchase cost over historical book value of the net assets acquired has not yet been allocated to the individual assets and liabilities of Printco and the acquired assets and assumed liabilities of Park Properties. However, Big Flower believes that a portion of the excess will be allocated to property, plant and equipment and identifiable intangibles and the balance to goodwill.



(e) Pursuant to the terms of the Letter of Intent, certain receivables due to Printco from Printco officers and Printco affiliated entities will be collected on or prior to the closing of the Printco

    Acquisition. Additionally, certain existing assets and liabilities of Printco will be disposed of prior to the closing of the Printco Acquisition. These items are eliminated from the condensed historical balance sheet as follows (in thousands):



Cash received from receivable payments.........................                $     382
Receivables paid:
  Accounts receivable..........................................                      (54)
  Other current assets -- notes receivable paid................                      (53)
  Other non-current assets -- notes receivable paid and cash
   surrender value of officers' life insurance collected.......                     (275)

Other current assets disposed of...............................                      (34)
Accrued liabilities disposed of................................                       45
                                                                                  ------
Net assets and liabilities disposed of.........................                $      11
                                                                                  ------
                                                                                  ------



(f) The pro forma purchase cost of Printco and the determination of the excess purchase cost over the book value of net assets acquired is as follows (in thousands):



Purchase cost:
  Purchase of Printco stock...............................               $   20,175
  Property, plant and equipment purchased from Park
   Properties.............................................                    5,346
  Long-term debt of Park Properties assumed...............                   (3,021)
  Fees and expenses.......................................                      500
                                                                       --------------
Total purchase cost                                                          23,000
                                                                       --------------
Pro forma book value of net assets acquired
  Common stock and additional paid in capital.............                      899
  Retained earnings.......................................                   11,712
                                                                       --------------
  Printco book value per historical financial
   statements.............................................                   12,611
  Net assets and liabilities disposed of (See note (e)
   above).................................................                       11
                                                                       --------------
Total pro forma book value of assets acquired.............                   12,622
                                                                       --------------
Excess of purchase cost over net book value of assets
 acquired.................................................                   10,378
Allocated to:
  Property, plant and equipment purchased from Park
   Properties.............................................                    5,346
  Long-term debt of Park Properties assumed...............                   (3,021)
  LIFO inventory reserve..................................                    1,580
                                                                       --------------
Remaining excess of purchase cost over net book value of
 net assets acquired......................................               $    6,473
                                                                       --------------
                                                                       --------------



(g) The pro forma adjustments which reflect financing of Printco Acquisition and the repayment of certain long-term debt of Printco and Park Properties are as follows (in thousands):



Current portion of long-term debt--repayment of existing
Printco debt..............................................               $   (2,050)
                                                                       --------------
                                                                       --------------
Long-term debt:
  Borrowings under existing revolver......................               $   38,542
  Repayment of existing Printco debt......................                   (9,771)
  Repayment of existing Park Properties debt..............                   (3,021)
                                                                       --------------
Total.....................................................               $   25,750
                                                                       --------------
                                                                       --------------



(h) Reflects $700,000 in fees and expenses paid to amend the bank credit facilities to permit the Printco Transactions, net of tax benefit of $280,000.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           SIX MONTHS ENDED JUNE 30, 1996



                                                                                                    MERGER
                                                       WTI                                        TRANSACTIONS
                                                   ACQUISITION                                     & PRINTCO
                             BIG                    PRO FORMA    BIG FLOWER                       TRANSACTIONS
                            FLOWER   WEBCRAFT(B)   ADJUSTMENTS   & WEBCRAFT    SCANFORMS(I)    PRINTCO ADJUSTMENTS  PRO FORMA
                           --------  -----------   -----------   -----------   -------------   -- -----------   -----------
                                           (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Net sales................  $514,580    $64,450                    $579,030        $16,105      $40,818          $   635,953
Cost of production.......   447,879     51,863                     499,742         10,473      37,173   $  (266)(k)     547,122
                           --------  -----------                 -----------   -------------   -- -----------   -----------
  Gross profit...........    66,701     12,587                      79,288          5,632      3,645       266       88,831
                           --------  -----------                 -----------   -------------   -- -----------   -----------
Selling, general and
 administrative
 expenses................    48,274      8,735      $    473(c)     57,482          2,412      2,367      (183)(k)      62,078
Interest expense, net....    17,642      1,924            (9)(d)    19,557            (30)     881       969(l)      21,377
Other (income) expense,
 net.....................     7,730      4,205       (10,125)(e)     1,810            542(j)   (65)      (108)(m)       2,179
                           --------  -----------   -----------   -----------   -------------   -- -----------   -----------
  (Loss) income before
   income taxes..........    (6,945)    (2,277)        9,661           439          2,708      462      (412)         3,197
(Benefit) provision for
 income taxes............    (3,473)      (911)        4,486(g)        102          1,103      --        20(n)        1,225
                           --------  -----------   -----------   -----------   -------------   -- -----------   -----------
  Income before
   extraordinary item
   (a)...................  $ (3,472)   $(1,366)     $  5,175      $    337        $ 1,605      $462   $  (432)  $     1,972
                           --------  -----------   -----------   -----------   -------------   -- -----------   -----------
                           --------  -----------   -----------   -----------   -------------   -- -----------   -----------
Income before
 extraordinary item per
 common and common share
 equivalent (o)..........                                                                                             $0.11
Weighted average shares
 outstanding.............                                                                                        18,303,182(p)



      See Notes to Pro Forma Condensed Combined Statements of Operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED DECEMBER 31, 1995



                                                       PRIOR        BIG FLOWER
                                                    TRANSACTIONS   ADJUSTED FOR                              PRINTCO
                             BIG     LASER TECH &    PRO FORMA        PRIOR                                 PRO FORMA
                            FLOWER   WEBCRAFT (B)   ADJUSTMENTS    TRANSACTIONS   SCANFORMS (I)   PRINTCO  ADJUSTMENTS   PRO FORMA
                           --------  ------------   ------------   ------------   -------------   -------  -----------   ----------
                                               (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Net sales................  $532,352    $172,868                      $705,220        $14,489      $44,713                  $764,422
Cost of production.......   459,843     134,178                       594,021          9,900       40,943    $(1,039)(k)    643,825
                           --------  ------------                  ------------   -------------   -------  -----------   ----------
  Gross profit...........    72,509      38,690                       111,199          4,589        3,770      1,039        120,597
                           --------  ------------                  ------------   -------------   -------  -----------   ----------
Selling, general and
 administrative
 expenses................    34,920      23,563       $ 1,294(c)       59,777          2,188        2,279       (185)(k)     64,059
Interest expense, net....    20,136       4,904        (5,572)(d)      19,468             92          632        914(l)      21,106
Other (income) expense,
 net.....................     6,000         (45)        2,375(e)        8,330         --              (55)    --              8,275
Preferred dividends of a
 subsidiary..............     1,068      --            (1,068)(f)      --             --            --        --             --
                           --------  ------------   ------------   ------------   -------------   -------  -----------   ----------
  Income before income
   taxes.................    10,385      10,268         2,971          23,624          2,309          914        310         27,157
Provision for income
 taxes...................     5,329       1,916         3,355(g)       10,600            874        --           490(n)      11,964
                           --------  ------------   ------------   ------------   -------------   -------  -----------   ----------
  Income before
   extraordinary
   item (a)..............  $  5,056    $  8,352       $  (384)       $ 13,024        $ 1,435      $   914    $  (180)      $ 15,193
                           --------  ------------   ------------   ------------   -------------   -------  -----------   ----------
                           --------  ------------   ------------   ------------   -------------   -------  -----------   ----------
Income before
 extraordinary item per
 common and common share
 equivalent..............                                                                                                     $0.82
Weighted average shares
 outstanding.............                                                                                              18,501,477(p)



      See Notes to Pro Forma Condensed Combined Statements of Operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1995


                                                     PRIOR        BIG FLOWER
                                                  TRANSACTIONS     ADJUSTED                                PRINTCO
                                   LASER TECH &    PRO FORMA      FOR PRIOR                               PRO FORMA
                      BIG FLOWER   WEBCRAFT (B)   ADJUSTMENTS    TRANSACTIONS   SCANFORMS (I)   PRINTCO  ADJUSTMENTS    PRO FORMA
                      ----------   ------------   ------------   ------------   -------------   -------  ------------   ----------
                                                         (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Net sales...........   $896,595      $277,498                     $1,174,093       $23,554      $66,211                 $1,263,858
Cost of
 production.........    777,728       219,678                        997,406        16,987       58,315    $(1,098)(k)   1,071,610
                      ----------   ------------                  ------------   -------------   -------  ------------   ----------
  Gross profit......    118,867        57,820                        176,687         6,567        7,896      1,098         192,248
                      ----------   ------------                  ------------   -------------   -------  ------------   ----------
Selling, general and
 administrative
 expenses...........     70,587        40,078       $ 2,698(c)       113,363         3,689        4,530       (181)(k)     121,401
Interest expense,
 net................     40,207         9,248        (9,881)(d)       39,574           404        1,024      1,881(l)       42,883
Other (income) ex-
 pense, net.........      2,836         1,275         4,750(e)         8,861        --             (107)    --               8,754
Preferred dividends
 of a subsidiary....      2,444        --            (2,444)(f)      --             --            --        --              --
                      ----------   ------------   ------------   ------------   -------------   -------  ------------   ----------
  Income before
   income taxes.....      2,793         7,219         4,877           14,889         2,474        2,449       (602)         19,210
Provision for income
 taxes..............      5,839         2,028         2,895(g)        10,762         1,041           --        739(n)       12,542
                      ----------   ------------   ------------   ------------   -------------   -------  ------------   ----------
  Net income
   (loss)...........   $ (3,046)     $  5,191       $ 1,982       $    4,127       $ 1,433      $ 2,449    $(1,341)     $    6,668
                      ----------   ------------   ------------   ------------   -------------   -------  ------------   ----------
                      ----------   ------------   ------------   ------------   -------------   -------  ------------   ----------
Net income (loss)
 per common and
 common share
 equivalent.........                                                                                                         $0.37
Weighted average
 shares
 outstanding........                                                                                                  18,235,990(p)


      See Notes to Pro Forma Condensed Combined Statements of Operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1994


                                                                                             BIG
                                                                                          FLOWER (H)   SCANFORMS (I)    PRO FORMA
                                                                                          ----------   -------------   -----------
                                                                                           (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Net sales...............................................................................   $ 565,046      $22,584      $   587,630
Cost of production......................................................................     493,075       16,615          509,690
                                                                                          ----------   -------------   -----------
  Gross profit..........................................................................      71,971        5,969           77,940
                                                                                          ----------   -------------   -----------
Selling, general and administrative expenses............................................      48,777        3,456           52,233
Interest expense, net...................................................................      21,233          385           21,618
Other expense, net......................................................................       2,726       --                2,726
Preferred dividends of a subsidiary.....................................................       1,913       --                1,913
                                                                                          ----------   -------------   -----------
  Income (loss) before income taxes and accounting change...............................      (2,678)       2,128             (550)
Provision for income taxes..............................................................       1,764          702            2,466
                                                                                          ----------   -------------   -----------
  (Loss) income before cumulative effect of accounting change (a).......................   $  (4,442)     $ 1,426      $    (3,016)
                                                                                          ----------   -------------   -----------
                                                                                          ----------   -------------   -----------
(Loss) income before cumulative effect of accounting change per common and common share
 equivalent.............................................................................                                    $(0.27)
Weighted average shares outstanding.....................................................                                11,217,725


      See Notes to Pro Forma Condensed Combined Statements of Operations.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1993


                                                                                             BIG
                                                                                          FLOWER (H)   SCANFORMS (I)    PRO FORMA
                                                                                          ----------   -------------   -----------
                                                                                           (IN THOUSANDS, EXCEPT FOR SHARE DATA)

Net sales...............................................................................   $              $22,050      $    22,050
Cost of production......................................................................                   15,970           15,970
                                                                                          ----------   -------------   -----------
  Gross profit..........................................................................                    6,080            6,080
                                                                                          ----------   -------------   -----------
Selling, general and administrative expenses............................................                    4,113            4,113
Interest expense, net...................................................................                      856              856
                                                                                          ----------   -------------   -----------
  Income before income taxes............................................................                    1,111            1,111
Provision for income taxes..............................................................                      479              479
                                                                                          ----------   -------------   -----------
  Net income............................................................................   $              $   632      $       632
                                                                                          ----------   -------------   -----------
                                                                                          ----------   -------------   -----------

Net income per common and common share equivalent.......................................                                     $0.39
Weighted average shares outstanding.....................................................                                 1,622,782


      See Notes to Pro Forma Condensed Combined Statements of Operations.

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


PRIOR TRANSACTIONS



(a) The data with respect to the six months ended June 30, 1996 are presented prior to the Big Flower extraordinary loss of $1.9 million on extinguishment of debt. The data with respect to the six months ended December 31, 1995 are presented prior to the Big Flower extraordinary loss of $19.2 million on extinguishment of debt and termination of the swap agreement and prior to payment of a premium on redemption of preferred stock of a subsidiary of $1.6 million. Scanforms' results of operations presented for the year ended June 30, 1994 are prior to the cumulative effect of an accounting change for adoption of Statement of Financial Accounting Standards No. 109 of $261,000.



(b) Represents the historical statements of operations of Laser Tech and Webcraft for the applicable periods prior to their respective acquisition by Big Flower. Laser Tech was acquired on November 27, 1995 and Webcraft was acquired on March 19, 1996. Therefore, the historical statements of operations for the year ended June 30, 1995 include twelve months of operations for Laser Tech and Webcraft and the historical statements of operations for the six months ended December 31, 1995 include historical statements of operations for the 150 days ended November 27, 1995 of Laser Tech and the six months ended December 31, 1995 of Webcraft. The historical statements of operations for the six months ended June 30, 1996 include 79 days of operations for Webcraft prior to its acquisition by Big Flower. The Laser Tech historical statements of operations for the 150 days ended November 27, 1995 have been adjusted to exclude certain non-recurring charges related to the LT Acquisition of $52,000.



(c) The pro forma adjustments to selling, general and administrative expense include the amortization of the excess purchase cost over book value of net assets acquired in the LT Acquisition and WTI Acquisition, the amortization of the Laser Tech non-compete agreement and the elimination of expenses not expected to recur which include related party compensation. Such amounts are as follows:



                                                                                 SIX MONTHS ENDED
                                                          YEAR ENDED    ----------------------------------
                                                         JUNE 30, 1995  DECEMBER 31, 1995   JUNE 30, 1996
                                                         -------------  -----------------  ---------------
                                                                          (IN THOUSANDS)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
  Elimination of Laser Tech related party
   compensation........................................    $    (308)       $    (128)
  Amortization of the excess purchase price over book
   value (30 years)*
    Webcraft...........................................        2,181            1,091         $     473
    Laser Tech.........................................          775              311
  Amortization of Laser Tech non-compete agreement (5
   years)..............................................           50               20            --
                                                         -------------        -------             -----
                                                           $   2,698        $   1,294         $     473
                                                         -------------        -------             -----
                                                         -------------        -------             -----


- ------------------------
* The excess purchase cost over the book value of net assets acquired has not been fully allocated to individual assets or liabilities acquired. However, Big Flower believes a portion will be allocated to property, plant and equipment and identifiable intangibles and the remainder, representing goodwill, will be amortized over 40 years. Accordingly, a composite life of 30 years has been used.

(d) The pro forma adjustments to interest expense and amortization of deferred financing fees reflect the following:



                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED    --------------------------------
                                                                   JUNE 30, 1995  DECEMBER 31, 1995  JUNE 30, 1996
                                                                   -------------  -----------------  -------------
                                                                                   (IN THOUSANDS)
Eliminate interest expense on:
  Big Flower debt repaid in the Refinancing......................   $   (21,690)      $  (9,942)
  Laser Tech debt repaid in the LT Acquisition...................          (291)           (224)
  Webcraft debt repaid in the WTI Acquisition....................        (9,373)         (4,541)      $    (2,061)
Interest expense on additional Existing Revolver borrowings, at a composite interest rate of 7.44%, in connection with:
  Refinancing....................................................        11,751           4,720           --
  LT Acquisition.................................................         1,934             777           --
  WTI Acquisition................................................         2,678           1,339               581
Interest expense on the Tranche B Term Loan, at a composite
 interest rate of 7.94%, in connection with the WTI
 Acquisition.....................................................         5,953           2,977             1,292
Elimination of amortization of deferred financing costs on
 refinanced debt of:
  Big Flower, in connection with the Refinancing.................        (2,700)         (1,214)          --
  Webcraft.......................................................          (656)           (328)             (125)
Amortization of deferred financing costs attributable to Existing
 Revolver borrowings in connection with the Refinancing..........           750             301           --
Amortization of deferred financing costs attributable to the
 Tranche B Term Loan borrowings in connection with the WTI
 Acquisition.....................................................           219             110                47
Elimination of interest income on Webcraft cash and cash
 equivalents and certain Webcraft notes receivable and Laser
 Tech............................................................         1,544             453               257
                                                                   -------------        -------      -------------
                                                                    $    (9,881)      $  (5,572)      $        (9)
                                                                   -------------        -------      -------------
                                                                   -------------        -------      -------------



(e) For the year ended June 30, 1995 and the six months ended December 31, 1995, the adjustments reflect losses on the sale of receivables pursuant to the A/R Securitization. The pro forma adjustment for the six months ended June 30, 1996 (i) adjusts the historical loss on the sale of receivables pursuant to the A/R Securitization for such period as if the A/R Securitization had occurred as of July 1, 1994; (ii) eliminates non-recurring fees and expenses (including the settlement of stock options) reflected in Webcraft's and Big Flower's historical results for the periods ended June 30, 1996 attributable to the WTI Acquisition of $14.0 million and (iii) eliminates $4 million of a $5.7 million litigation settlement gain included in Webcraft's historical results. The WTI Acquisition agreements provided that if the litigation proceeds were received by Webcraft prior to the close of the WTI Acquisition, the purchase price would increase by 70% of such proceeds; however, if the proceeds were received after the WTI Acquisition closed, Big Flower would retain 30% of the amount and the remaining 70% would be distributed to Webcraft's former stockholders. On a pro forma basis, $1.7 million of the litigation settlement gain has been included in Big Flower's income and $4 million has been remitted to Webcraft's stockholders. The effect of such settlement, which Webcraft management believes is non-recurring, results in $0.06 of earnings per share.


(f) Reflects the elimination of preferred dividends on the redeemable preferred stock redeemed in connection with the Refinancing.


(g) Reflects the effect of the pro forma adjustments on the provision for income taxes at a 46% tax rate for the six months ended June 30, 1996, and a 40% tax rate for the six months ended December 31, 1995 and the twelve months ended June 30, 1995 (excluding adjustments for the amortization of goodwill and preferred dividends on the redeemable preferred stock). Webcraft's historical tax provisions include recognition of net operating loss carryforwards ("NOL"). The pro forma adjustment to the tax provision includes elimination of such benefit, because in the purchase transaction, the benefit of the acquired NOL is included in deferred taxes on the balance sheet.

MERGER TRANSACTIONS AND PRINTCO TRANSACTIONS



(h) The historical statement of operations for the year ended June 30, 1994 includes the results of operations of Big Flower for the 323-day period since its formation on August 12, 1993. There are no historical operating results for Big Flower for the year ended June 30, 1993 because Big Flower was not formed until August 12, 1993.


(i) Big Flower currently anticipates refinancing approximately $4.3 million of Scanforms debt with Big Flower's Credit Facilities to reduce the combined entity's net interest expense. The estimated impact of this pro forma adjustment to the pro forma condensed combined statements of operations presented is insignificant.


(j) During the six months ended June 30, 1996, Scanforms incurred approximately $434,000 of legal and other fees related to the Management Proposal. See "THE MERGER: Background of the Merger." Such expense is reflected in other expenses.


(k) As a result of the Printco Transactions, certain costs and expenses and arrangements with Printco affiliates included in the historical results of Printco will be eliminated. The following table summarizes pro forma adjustments to reflect such changes as well as the amortization of excess of purchase cost over the book value of net assets acquired resulting from the Printco Transactions.



                                                                                            SIX MONTHS ENDED
                                                                      YEAR ENDED    --------------------------------
                                                                     JUNE 30, 1995  DECEMBER 31, 1995  JUNE 30, 1996
                                                                     -------------  -----------------  -------------
                                                                              (IN THOUSANDS)
COST OF PRODUCTION:
  Eliminate:
    Building rent expense (1)......................................   $      (815)     $      (414)     $      (424)
    LIFO adjustment (2)............................................          (438)            (703)              80
    Building depreciation (1)......................................           155               78               78
                                                                     -------------        --------     -------------
                                                                      $    (1,098)     $    (1,039)     $      (266)
                                                                     -------------        --------     -------------
                                                                     -------------        --------     -------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
  Eliminate:
    Building rent expense (1)......................................   $      (110)     $       (57)     $       (58)
    Management and Directors fees and expenses and revenues from
     affiliates (3)................................................          (308)            (247)            (244)
    Building depreciation (1)                                                  21               11               11
  Amortization of excess purchase cost over book value (4).........           216              108              108
                                                                     -------------        --------     -------------
                                                                      $      (181)     $      (185)     $      (183)
                                                                     -------------        --------     -------------
                                                                     -------------        --------     -------------


- ------------------------


    (1) Printco leased a building from Park Properties. The building is being purchased by Treasure Chest pursuant to the Printco Acquisition. Therefore, the related rental expense is eliminated from cost of production and selling, general and administrative expenses. Furthermore related depreciation on the purchased building, over a 30-year life, has been included in the cost of production and selling, general and administrative expenses.



    (2) Printco valued its inventories using the last-in, first-out ("LIFO") cost method. This adjustment eliminates the effects of accounting for inventories costs using the LIFO cost method, to conform with Big Flower's inventory accounting method.



    (3) Reflects the elimination of Printco's director and professional fees as well as certain management expenses which will no longer be incurred as a result of the Printco Acquisition. Also eliminated are fees Printco received from an affiliate for providing accounting services.



    (4) The excess of purchase cost over the book value of net assets acquired has not been fully allocated to individual assets or liabilities acquired. However, Printco believes a portion will be allocated to inventory, property, plant and equipment and identifiable intangibles having average lives of approximately 1-5 years and the remainder, representing goodwill, will be amortized over 40 years. Accordingly, a composite life of 30 years has been used.

(l) The pro forma adjustments which reflect the financing of the Printco Acquisition are as follows:



                                                                                SIX MONTHS ENDED
                                                          YEAR ENDED    --------------------------------
                                                         JUNE 30, 1995  DECEMBER 31, 1995  JUNE 30, 1996
                                                         -------------  -----------------  -------------
                                                                         (IN THOUSANDS)
Interest expense on revolving line of credit...........   $     2,867      $     1,434      $     1,434
Eliminate interest expense on refinanced debt..........        (1,028)            (547)            (465)
Eliminate interest income on notes receivable..........            42               27               --
                                                         -------------        --------     -------------
                                                          $     1,881      $       914      $       969
                                                         -------------        --------     -------------
                                                         -------------        --------     -------------



(m) The pro forma adjustment for the six months ended June 30, 1996 eliminates non-recurring expenses reflected in Scanforms' historical results for the six months ended June 30, 1996 attributable to the Merger Transactions of $108,000. Total non-recurring transaction expenses for the Merger Transactions and the Printco Transactions, which have been excluded from the statement of operations for the six months ended June 30, 1996, are estimated to be $2.0 million.



(n) Reflects the effect of the Merger Transactions and the Printco Transactions on the provision for income taxes at a tax rate of 40%.



(o) The pro forma income per share before extraordinary item of $0.11 for the six months ended June 30, 1996 includes a one-item litigation settlement gain of $1.7 million in conjunction with the WTI Acquisition (see Note (e)).



(p) Reflects a 2-for-1 stock split and the issuance of 5,500,000 shares of Big Flower Common Stock as a result of the IPO and 281,250 shares of Big Flower Common Stock as a result of the LT Acquisition and assumes the issuance of 1,549,614 shares of Big Flower Common Stock in the Merger (based on the assumed Conversion Number of 0.4423). In periods in which the pro forma combined operations result in income, the weighted average number of shares additionally include 73,169 shares assumed for the exercise of Scanforms options which are converted to Big Flower options at the time of the Merger. Such shares are excluded from loss year calculations due to their antidilutive effect. Subject to the terms and conditions of the Merger Agreement, each share of Scanforms Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive a fraction of a share of Big Flower Common Stock equal to the quotient obtained by dividing $5.75 by the Average Stock Price. The Average Stock Price used in such calculation is subject to a maximum of $15.00 and a minimum of $13.00. See "SUMMARY: The Merger and the Merger Agreement." The shares issued upon the Merger are assumed to be issued based on a Conversion Number of 0.4423. If the Average Stock Price was $15.00, pro forma amounts per common and common equivalent share for all periods presented, except the year ended June 30, 1993, would change by $0.01 or less from such amounts calculated using an Average Stock Price of $13.00. Pro forma net income per common and common equivalent share for the year ended June 30, 1993 would be $0.45 based on an assumed Average Stock Price of $15.00.

                     DESCRIPTION OF BIG FLOWER COMMON STOCK

    The statements set forth under this heading with respect to the DGCL, Big Flower's Restated Certificate of Incorporation (the "Big Flower Charter"), Big Flower's Amended and Restated By-laws (the "Big Flower By-laws") and Rights Agreement, dated November 28, 1995 (the "Rights Agreement"), with The Bank of New York, as Rights Agent, are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Big Flower Charter, the Big Flower By-laws and the Rights Agreement. See "AVAILABLE INFORMATION."

GENERAL


    The authorized capital stock of Big Flower consists of 50,000,000 shares of Big Flower Common Stock; 2,500,000 authorized shares of Class B common stock, par value $.01 per share ("Class B Stock"); and 10,000,000 authorized shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the close of business on the Record Date, there were 14,715,745 shares of Big Flower Common Stock outstanding; 2,561,769 shares of Big Flower Common Stock reserved for issuance upon exercise of options (both vested and unvested) to purchase shares of Big Flower Common Stock; 1,738,692 shares of Class B Stock outstanding; and 250,000 shares of Preferred Stock, designated as Series A Junior Preferred Stock ("Series A Junior Preferred"), which are reserved for issuance pursuant to the Company's Rights Plan. See "Stockholder Rights Plan" below.


COMMON STOCK

    The holders of outstanding shares of Big Flower Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors of Big Flower may from time to time determine. The shares of Big Flower Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Big Flower. Upon liquidation, dissolution or winding up of Big Flower, the holders of Big Flower Common Stock are entitled to receive, pro rata with the holder of the Class B Stock, the assets of Big Flower which are legally available for distribution, after payment of all debts, other liabilities and any liquidation preference of outstanding Preferred Stock. Each outstanding share of Big Flower Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

CLASS B STOCK

    BT Investment Partners, Inc. ("BTIP") is the only holder of the Class B Stock, which is not entitled to vote except as required by law. BTIP, an affiliate of a bank holding company, is subject to certain banking laws and regulations ("Banking Laws") which limit its ability to hold voting capital stock. Except with respect to the potential issuance of stock dividends as described below, Big Flower does not intend to issue any additional shares of Class B Stock. The Class B Stock has rights identical to the Big Flower Common Stock with respect to dividends and distributions, provided that if dividends are declared which are payable in Big Flower Common Stock, Big Flower will make available to each holder of Class B Stock, at such holder's request, dividends consisting of Class B Stock. The Class B Stock is convertible into Big Flower Common Stock on a share-for-share basis in certain circumstances, subject to Banking Laws.

PREFERRED STOCK

    The Board of Directors is authorized to issue preferred stock in classes or series and to fix the designations, preferences, qualifications, limitations, or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, the voting rights, if any, and other terms. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Preferred Stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Big Flower Common Stock or for other corporate purposes.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE BIG FLOWER CHARTER AND BIG FLOWER BY-LAWS

    The Big Flower Charter and Big Flower By-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder of Big Flower might consider in the stockholder's best interest, including attempts which might result in a premium over the market price for shares of Big Flower Common Stock.

    Pursuant to the Big Flower Charter, the Board of Directors is divided into three classes serving staggered three-year terms. Directors of Big Flower can be removed from office only for cause and only by the affirmative vote of the holders of 85% of the Big Flower Common Stock. Vacancies and newly created directorships on the Board of Directors may be filled only by the remaining directors or by the affirmative vote of the holders of 85% of the outstanding shares of Big Flower Common Stock.

    The Big Flower Charter provides that any action required or permitted to be taken by the holders of Big Flower Common Stock may be effected only at an annual or special meeting of such holders, and prohibits stockholder action by written consent in lieu of a meeting. The Big Flower By-laws provide that special meetings of holders of Big Flower Common Stock may be called only by the Chairman or the President of Big Flower and shall be called by the Chairman, President or the Secretary of Big Flower at the request in writing of a majority of the Board of Directors. Holders of Big Flower Common Stock are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

    The Big Flower By-laws may be amended or changed or new By-laws adopted only by the Board of Directors or the affirmative vote of the holders of 85% of the outstanding shares of Big Flower Common Stock.

    The Big Flower By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or for consideration of a stockholder proposal at such meetings must be received by Big Flower not less than 60 nor more than 90 days prior to the date of the annual meeting, and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

    Article FIFTH of the Big Flower Charter provides for, among other things,
(i) classification of the Big Flower Board of Directors, (ii) removal of Big Flower directors from office only for cause, (iii) amendment of the Big Flower By-laws by stockholders of Big Flower to require an affirmative vote of the holders of 85% of the outstanding shares of Big Flower Common Stock, (iv) prohibition of action by written consent of the stockholders of Big Flower, (v) elimination of Big Flower director liability to the maximum extent permitted by the DGCL and (vi) amendment of the Rights Agreement to require action by a majority of Continuing Directors.

    A Continuing Director is defined as a person serving as a member of the Big Flower Board of Directors on November 28, 1995 and any person who subsequently becomes a member of the Board of Directors if such person was elected by, or such person's nomination for election was recommended or approved by, a majority of the Continuing Directors then in office. The Big Flower Charter also provides that the provisions of Article FIFTH of the Big Flower Charter may only be altered, amended or replaced by either the affirmative vote of the holders of 85% of the outstanding shares of Big Flower Common Stock or by a majority of Continuing Directors.

    See also "Certain Effects of Authorized But Unissued Stock" and "Stockholders Rights Plan" below.


SECTION 203 OF THE DGCL

    Section 203 of the DGCL prohibits a publicly held Delaware corporation, including Big Flower, from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the board of directors of such corporation prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers of such corporation and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) the "business combination" is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders of such corporation by the affirmative note of at least 66% of the outstanding voting stock of such corporation which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Big Flower and, accordingly, may discourage attempts to acquire Big Flower.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Upon consummation of the Merger and the issuance of Big Flower Common Stock pursuant thereto to stockholders of Scanforms, based on the Conversion Number of 0.4423, there will be 31,134,180 shares of Big Flower Common Stock authorized but unissued (and not reserved for issuance upon conversion of the Class B Stock or exercise of outstanding options to purchase Big Flower Common Stock, including substitute options to purchase Big Flower Common Stock for all presently outstanding options to purchase Scanforms Common Stock), and 9,750,000 shares of Preferred Stock authorized but unissued, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.


    The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of Big Flower. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Big Flower Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Big Flower Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Big Flower Common Stock.

    One of the effects of the existence of unissued and unreserved Big Flower Common Stock or Preferred Stock may be to enable the Board of Directors of Big Flower to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Big Flower by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Big Flower.

    Big Flower does not currently have any plans to issue additional shares of Big Flower Common Stock or Preferred Stock other than shares of Big Flower Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to directors, officers and employees of Big Flower.

STOCKHOLDER RIGHTS PLAN

    Pursuant to the Rights Agreement, each holder of an outstanding share of Big Flower Common Stock has received, and each stockholder of Scanforms receiving a share of Big Flower Common Stock in the Merger will receive, one right (a "Right"), which entitles the registered holder to purchase from Big Flower a unit consisting of one one-hundredth of a share of Series A Junior Preferred at an exercise price of $55 per unit. The following summary outlines certain provisions of the Rights Agreement and is qualified by reference to the full text of the Rights Agreement.

    Initially, the Rights will be attached to all Big Flower Big Flower Common Stock certificates representing shares then outstanding, and no separate rights certificates (the "Rights Certificates") will be distributed. The Rights will separate from the Big Flower Common Stock, separate Rights Certificates will be issued and a distribution date (the "Distribution Date") will occur upon the earlier to occur of (i) ten days following the date of a public announcement that there is an Acquiring Person (as defined below) (such date, the "Stock Acquisition Date"), or (ii) ten days following commencement of a tender or exchange offer that would result in the offeror beneficially owning 15% or more of the outstanding shares of Big Flower Common Stock.

    The term "Acquiring Person" means, any person who, together with affiliates and associates either (a) acquires beneficial ownership of shares of Big Flower Common Stock representing 15% or more of the outstanding shares of Big Flower Common Stock or (b) is the beneficial owner of 30% or more of the outstanding shares of Big Flower Common Stock and the Class B Stock. However, shares of Big Flower Common Stock and options to purchase Big Flower Common Stock issued or granted by Big Flower to a director, officer or employee pursuant to, or upon exercise of options or rights granted pursuant to, any benefit plan of Big Flower shall not be deemed to be beneficially owned by such person for purposes of determining such person's percentage beneficial ownership of Big Flower Common Stock.

    In the event that a Person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Big Flower Common Stock which the independent directors determine to be fair to and otherwise in the best interests of Big Flower and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Big Flower Common Stock (or, in certain circumstances, cash, property or other securities of Big Flower) having a calculated value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person and certain related Persons and transferees will be null and void. However, Rights are not exercisable following the occurrence of such event until such time as the Rights are no longer redeemable as set forth below.

    The Rights are not exercisable until the Distribution Date and will expire on November 28, 2005, the tenth anniversary of their issuance, unless redeemed earlier by the Board of Directors.

    At any time prior to the tenth day following the Stock Acquisition Date, Big Flower may redeem the Rights, in whole, but not in part, at a price of $.01 per Right, upon approval of a majority of Continuing Directors.

    In general, the Rights Agreement may be amended upon approval of a majority of Continuing Directors (i) prior to the Distribution Date in any manner, and
(ii) on or after the Distribution Date in certain respects including (a) to shorten or lengthen any time period and (b) in a manner not adverse to the interests of Rights holders. However, amendments extending the redemption period must be made while the Rights are still redeemable.

    The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire Big Flower on terms not approved by the Continuing Directors. The Rights should not interfere with any merger or other business combination approved by a majority of the Continuing Directors since the Continuing Directors may redeem the Rights as provided above.

LIMITATION OF DIRECTORS' LIABILITY

    The Big Flower Charter contains a provision that limits the liability of Big Flower's directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to Big Flower or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of Big Flower and its stockholders (through stockholder's derivative suits on behalf of Big Flower) to recover monetary damages against a director of Big Flower for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Big Flower or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the directors and officers of Big Flower have directors' and officers' liability insurance.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Big Flower Common Stock is The Bank of New York.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
               BIG FLOWER COMMON STOCK AND SCANFORMS COMMON STOCK

    The statements set forth under this heading with respect to the DGCL, the Restated Certificate of Incorporation of Scanforms (the "Scanforms Charter"), the By-laws of Scanforms (the "Scanforms By-laws"), the Big Flower Charter, the Big Flower By-laws and the Rights Agreement are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Big Flower Charter, the Big Flower By-laws, the Rights Agreement, the Scanforms Charter and the Scanforms By-laws. See "AVAILABLE INFORMATION."

    The following summary compares certain rights of the holders of Scanforms Common Stock to the rights of the holders of Big Flower Common Stock. The rights of Scanforms stockholders are governed principally by the DGCL, the Scanforms Charter and the Scanforms By-laws. Upon consummation of the Merger, such stockholders will become holders of Big Flower Common Stock and their rights will be governed principally by the DGCL, the Big Flower Charter, the Big Flower By-laws and the Rights Agreement.

DIVIDEND RIGHTS


    The rights of the holders of Scanforms Common Stock and the holders of Big Flower Common Stock with respect to the receipt of dividends are the same. See "DESCRIPTION OF BIG FLOWER COMMON STOCK: Common Stock." Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

VOTING RIGHTS

    Each share of Scanforms Common Stock and each share of Big Flower Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. Directors of Scanforms and Big Flower are elected by a plurality of votes cast for each director being elected. Except as otherwise provided by the DGCL, any other corporate action to be taken by vote of the stockholders of Scanforms must be authorized by a majority of the total votes cast by the stockholders entitled to vote thereon at a duly organized meeting of stockholders. Except as otherwise provided by the DGCL and the Big Flower Charter, any other corporate action to be taken by a vote of the stockholders of Big Flower must be authorized by a majority of the total votes cast and entitled to vote thereon at a duly organized meeting of stockholders. See "DESCRIPTION OF BIG FLOWER COMMON STOCK: Antitakeover Effects of Provisions of the Big Flower Charter and Big Flower By-laws" for a description of certain matters requiring a higher vote for approval by holders of Big Flower Common Stock.

DIRECTORS

    The Scanforms By-laws provide that the Board of Directors of Scanforms shall consist of no fewer than 2 nor more than 11 directors, as determined by the Scanforms Board of Directors, and be elected for a one-year term at the annual meeting of Scanforms stockholders. The Big Flower By-laws provide that the Board of Directors of Big Flower shall consist of no fewer than 3 nor more than 12 members as determined by the Big Flower Board of Directors, such number of directors to be divided into three classes (Class I, Class II and Class III), each class having a three-year term and consisting, as nearly as possible, of one-third of the total number of directors. The term of the initial Class I, Class II and Class III directors will terminate at the 1996, 1997 and 1998 annual meetings of stockholders of Big Flower, respectively, and at each annual meeting of stockholders beginning in 1996, successors to the class of directors whose terms expire shall be elected for a three-year term of office, with the three-year term of each class of the directors expiring at successive annual meetings of the stockholders, so that one class shall be elected each year. The Big Flower By-laws provide that nominations for directors can only be made by a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders and at the time of giving of a written notice of such stockholder's intent to make such nominations at such meeting to the Secretary of Big Flower which, generally, must be given not less than 60 days nor more than 90 days prior to the date of the annual meeting.

    Each of the directors of Scanforms may be removed, with or without cause, at any time, by the affirmative vote of the holders of the majority of the outstanding shares of Scanforms Common Stock. Each of the directors of Big Flower may be removed from office at any time only for cause and only by affirmative vote of the holders of not less than 85% of the outstanding shares of Big Flower Common Stock.

CALL OF SPECIAL MEETINGS

    Special meetings of the stockholders of Scanforms may be called for any purpose at any time by the Scanforms Board of Directors or the Chairman of the Board of Directors or the President of Scanforms, or at the request in writing of stockholders owning not less than a majority of the entire issued and outstanding capital stock of Scanforms entitled to vote at a meeting of stockholders. Special meetings of the stockholders of Big Flower may be called for any purpose by the Chairman or the President of Big Flower and shall be called by the Chairman, the President or the Secretary of Big Flower at the request in writing of a majority of the Board of Directors.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

    The DGCL permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The Scanforms By-laws provide that whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders can be dispensed with if all of the stockholders who would have been entitled to vote upon the action consent in writing to such corporate action being taken or, unless the Scanforms Charter provides otherwise (which it presently does not), with the written consent of the holders of not less than the minimum percentage of the total vote required by statute for the proposed corporate action, and provided that prompt notice is given to all stockholders who have not so consented in writing of the taking of such corporate action without a meeting and by less than unanimous written consent. The Big Flower Charter does not allow action to be taken by stockholders of Big Flower by written consent in lieu of a special or annual meeting.

STOCKHOLDER PROPOSALS


    None of the DGCL, the Scanforms Charter or the Scanforms By-laws limit the ability of Scanforms stockholders to bring other business before a meeting of stockholders. The Big Flower By-laws set forth certain requirements that must be satisfied by a stockholder in order to bring business before an annual meeting of Big Flower stockholders which requirements are similar to those for nominating a director to serve on the Big Flower Board of Directors. See "Directors" above.


AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under the DGCL, a certificate of incorporation of a Delaware corporation may be amended by approval of the amendment by the Board of Directors of such corporation and the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon unless the certificate of incorporation prescribes a higher requirement. The Scanforms Charter does not prescribe a higher requirement. The Big Flower Charter requires the affirmative vote of either the holders of not less than 85% of the outstanding shares of Big Flower Common Stock or a majority of Continuing Directors to alter, amend or repeal Article FIFTH thereof. See "DESCRIPTION OF BIG FLOWER COMMON STOCK:
Antitakeover Effects of Provisions of Big Flower Charter and Big Flower By-laws" for a description of the matters contained in Article FIFTH.

AMENDMENT OF BY-LAWS

    The Scanforms By-laws may be altered, amended or repealed or new by-laws may be adopted (i) by the stockholders of Scanforms or by the Scanforms Board of Directors at any regular meeting of the stockholders or of the Board of Directors or (ii) at any special meeting of the stockholders of Scanforms or of the Board of Directors of Scanforms if notice of such alteration, amendment, repeal or adoption or new By-laws be contained on the notice of such special meeting. The Big Flower By-laws may be altered, amended or repealed, in whole or in part, or new by-laws may be adopted by the Big Flower stockholders or by the Big Flower Board of Directors, provided that notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of stockholders or Board of Directors and such amendments are approved by either a majority of the Continuing Directors or the affirmative vote of the holders of not less than 85% of the outstanding shares of Big Flower Common Stock.

APPROVALS OF MERGERS AND ASSETS SALES

    Under the DGCL, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the

DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation or other subsidiary owned by it without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon.

    None of the Big Flower Charter, the Big Flower By-laws, the Scanforms Charter or the Scanforms By-laws contain supermajority voting provisions relating to the approval of business combinations by stockholders.

RIGHTS OF APPRAISAL


    The DGCL provides for appraisal rights only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which neither the Big Flower Charter nor Scanforms Charter does) in the case of other mergers, a sale or transfer of all or substantially all of its assets or an amendment to its certificate of incorporation. Moreover, the DGCL does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which neither the Big Flower Charter nor Scanforms Charter does) to the holders of shares of a constituent corporation listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. See "Approval of Mergers and Asset Sales." In the event the Merger is consummated, record holders of Scanforms Common Stock who have not voted in favor of the Merger and who have otherwise perfected their right to appraisal will be entitled to appraisal rights under Section 262 of the DGCL because such persons hold stock which is neither listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. nor held of record by more than 2,000 holders. See "THE MERGER: Appraisal Rights."


INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors and officers to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Both the Scanforms Charter and the Big Flower Charter eliminate director liability to the maximum extent permitted by the DGCL.

ANTI-TAKEOVER PROVISIONS

    For information on certain anti-takeover provisions of the Big Flower Charter, the Big Flower By-laws and the DGCL, see "DESCRIPTION OF BIG FLOWER COMMON STOCK: Anti-Takeover Effects of Provisions of the Big Flower Charter and Big Flower By-laws; Section 203 of DGCL."

BIG FLOWER RIGHTS

    Pursuant to the Rights Agreement adopted by Big Flower, holders of Big Flower Common Stock have a Right attached to each share entitling the holder to purchase from Big Flower a unit consisting of one one-hundredth of a share of Series A Junior Preferred. Scanforms has not adopted any agreement providing for any rights to holder of Scanforms Common Stock. For information on Big Flower Rights, see "DESCRIPTION OF BIG FLOWER COMMON STOCK: Stockholder Rights Plan."

                             BUSINESS OF BIG FLOWER

GENERAL

    Big Flower has three principal operating units: Treasure Chest, Laser Tech and Webcraft. Treasure Chest is a leading producer and marketer of advertising circulars for many large United States retailers and publishes TV listing guides, Sunday comics, Sunday magazines and/or special supplements for many widely circulated United States newspapers. Laser Tech is a leading provider of high quality electronic pre-media and conventional graphics services. Webcraft is a market leader in producing and marketing highly customized direct mail and other advertising products, and Big Flower believes Webcraft is the largest in-line direct mail producer in the United States. Although each of Big Flower's operating units provides a variety of services to its customers, the majority of each operating unit's business is comprised of providing advertising and marketing related information services.

TREASURE CHEST

    Treasure Chest, established in 1967, was one of the first companies to produce and market advertising circulars in the United States. In 1982, Treasure Chest expanded its business with the introduction of newspaper TV listing guides and Sunday comics. Treasure Chest was acquired by Big Flower in August 1993. In April 1994, Treasure Chest acquired KTB Associates, Inc. ("KTB") and Retail Graphics Holdings Company ("Retail Graphics"), increasing its net sales in its fiscal year ended June 30, 1994 by more than 36% on a pro forma basis. In calendar 1995, Big Flower produced more than 22.4 billion advertising circulars,
1.5 billion Sunday comics and 616 million newspaper TV listing guides.

    Treasure Chest's mix of printing capabilities, which include both heatset and cold web offset presses, enables it to provide a variety of formats and designs to meet the diverse needs of its retailing customer base. Treasure Chest produces advertising circulars for many leading U.S. retailers such as American Drug Stores, Circuit City, Home Depot, J.C. Penney, Kmart, Lowes, Montgomery Ward, Safeway, Sears, Walgreens and Wal-Mart. Big Flower believes Treasure Chest is the largest producer of advertising circulars in the United States.

    Treasure Chest publishes TV listing guides, Sunday comics, Sunday magazines and/or special supplements for approximately two-thirds of the 50 most widely circulated newspapers in the United States. Treasure Chest is the largest producer of newspaper TV listing guides in the United States. Some of Treasure Chest's significant customers include the San Francisco Examiner, The Baltimore Sun, The Boston Globe, The Los Angeles Times, The Newark Star-Ledger, Newsday, The New York Times and The Philadelphia Inquirer.

    Treasure Chest began producing Sunday comics in the western United States in 1983 and in the eastern United States in 1985 and is the largest producer of Sunday comics nationwide. As of December 31, 1995, the Company produced Sunday comics for approximately 280 newspapers, including the Atlanta Journal, Miami Herald, the San Francisco Examiner, The Baltimore Sun, The Denver Post, The Los Angeles Times, The Newark Star-Ledger and The Philadelphia Inquirer.

    Treasure Chest also publishes general publications for various federal and state governmental agencies, religious organizations and other associations.

LASER TECH

    In November 1995, Big Flower acquired Laser Tech, a leading provider of electronic pre-media services to advertising agencies, retailers, magazine publishers, and consumer products companies. Laser Tech provides a full range of electronic pre-media services and digital advertising services including illustration, design, digital photographic capture, data warehousing and retrieval and on-site facilities management.

WEBCRAFT


    In March 1996, Big Flower acquired Webcraft, which has leading market positions in such specialty product markets as highly customized direct mail, fragrance samplers, promotional stamps and scratch-off lottery tickets. Webcraft's non-specialty products include enhanced envelopes and government forms. The primary users of Webcraft's personalized direct mail products are consumer products and financial services companies and non-profit institutions. Major customers include RJ Reynolds Tobacco Co., Chrysler Corp., Publishers Clearing House, Reader's Digest Association, Inc. and Discover Credit Corp.


    Big Flower was incorporated under the laws of the State of Delaware in July, 1993. The executive offices of Big Flower are located at 3 East 54th Street, New York, New York 10022 and the telephone number for Big Flower is (212) 521-1600.

                             BUSINESS OF SCANFORMS

    Scanforms is a full-service provider of direct mail advertising with in-house forms manufacturing, laser and impact computer personalization, bindery and mailing services. Scanforms' special capabilities include up to ten color web heatset four color process printing, hot foil stamping and embossing, die cutting, pressure sensitive labeling, tipped on plastic and paper cards and remoist gluing.

    Scanforms' sales staff markets Scanforms services and products to advertising agencies for use by the agencies' clients and directly to end user clients, including clients in the financial services and publishing industries. Scanforms marketing efforts also include direct mail advertising, attendance at monthly direct mail industry meetings in various cities, attendance at major trade shows and direct telephone contacts.

    The market for Scanforms' services and products is located principally on the east coast, although Scanforms also serves customers in the Midwest and is making efforts to develop markets nationally.

    The primary raw material used by Scanforms is paper. Scanforms also uses ink, film and metal plates. These products are available from numerous sources. Generally, Scanforms maintains a six week supply of raw materials.


    Sales to Scanforms' largest customer, MBNA America, accounted for 22.8% and 36.1% of Scanforms' revenues during the fiscal year ended October 1, 1995 and the 39 weeks ended June 30, 1996, respectively. The loss of this customer would have a material adverse effect on Scanforms' sales and income.


    The total amount of the backlog of orders believed to be firm as of October 1, 1995 and October 2, 1994 was approximately $7.5 million and $7.7 million, respectively. Scanforms usually fills its backlog within 12 months. Scanforms' business is not significantly seasonal although the first quarter of the fiscal year is traditionally Scanforms' strongest quarter.

    The direct mail production business in which Scanforms is engaged is intensely competitive. Scanforms believes that there are at least ten companies with which it competes in its principal market area. Some of these companies have greater financial resources than Scanforms and larger sales forces and advertising budgets than Scanforms. Scanforms attempts to compete with such companies by stressing the quality of its services. Scanforms believes that it is able to react quickly to customer requirements and to give its customers individualized attention. Further, although its competitors do significant business in the Philadelphia and New York metropolitan areas, Scanforms' principal markets, Scanforms believes that it has one of the largest plants in the Washington to New York corridor.

    As of August 2, 1996, Scanforms had 162 employees, of whom 123 were plant employees, 6 were executive and key administrative employees, 19 were sales and sales service employees and 14 were clerical employees.

    Scanforms was incorporated under the laws of the State of Delaware on January 21, 1969. The executive offices of Scanforms are located at 181 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007-0602 and the telephone number for Scanforms is (215) 785-0101.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedules of Big Flower for the transition period ended December 31, 1995 incorporated into this Proxy Statement/ Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference (which reports express an unqualified opinion). Such consolidated financial statements and schedules are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


    The consolidated financial statements of Webcraft at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in the Big Flower Current Report on Form 8-K reporting an event on March 14, 1996 which is referred to and made a part of this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated therein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



    The consolidated financial statements and consolidated financial statement schedule of Scanforms for the year ended October 1, 1995 appearing in the Scanforms 10K have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference (which reports express an unqualified opinion). Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



    The financial statements of PrintCo., Inc. as of December 31, 1995 and 1994 and for the years then ended appearing in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and have been so included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.



    Representatives of Grant Thornton LLP are expected to be present at the Scanforms Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                 LEGAL OPINIONS


    The validity of the shares of Big Flower Common Stock being offered hereby is being passed upon for Big Flower by Skadden, Arps, Slate, Meagher & Flom, counsel to Big Flower. Wolf, Block, Schorr and Solis-Cohen, counsel to Scanforms, has delivered an opinion concerning certain federal income tax consequences of the Merger. See "OTHER TERMS OF THE MERGER AGREEMENT: Conditions Precedent to the Merger" and "THE MERGER: Certain Federal Income Tax Consequences" above.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
PRINTCO., INC.
  Interim Balance Sheets as of June 30, 1996 and 1995 (unaudited)..........................................        F-2
  Interim Statements of Income for the Six Months Ended June 30, 1996
  and 1995 (unaudited).....................................................................................        F-3
  Interim Statements of Cash Flow for the Six Months Ended June 30, 1996
  and 1995 (unaudited).....................................................................................        F-4
  Notes to Interim Financial Statements (unaudited)........................................................        F-5
  Report of Independent Public Accountants.................................................................        F-6
  Balance Sheets as of December 31, 1995 and 1994..........................................................        F-7
  Statements of Income for the Years Ended December 31, 1995 and 1994......................................        F-8
  Statements of Shareholders' Investment for the Years Ended December 31, 1995, 1994 and 1993..............        F-9
  Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..................................       F-10
  Notes to Financial Statements............................................................................       F-11

                                 PRINTCO., INC.
                             INTERIM BALANCE SHEETS
                                 AS OF JUNE 30,
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                                                 1996       1995
                                                                                               ---------  ---------
ASSETS
- ---------------------------------------------------------------------------------------------
CURRENT ASSETS:
  Cash and cash equivalents..................................................................  $   1,943  $     632
  Accounts receivable, less allowance for doubtful accounts of $350 and $371, as of June 30,
   1996 and 1995, respectively...............................................................      6,546      7,538
  Inventories, less LIFO reserves of $1,580 and $957, as of June 30, 1996 and 1995,
   respectively..............................................................................      2,228      2,687
  Prepaid expenses and other.................................................................        154        102
  Current portion of notes receivable from officers and affiliates...........................         53        154
                                                                                               ---------  ---------
    TOTAL....................................................................................     10,924     11,113
PROPERTY AND EQUIPMENT:
  Land.......................................................................................         26         26
  Buildings and leasehold improvements.......................................................      4,703      2,315
  Machinery and equipment....................................................................     48,015     38,556
  Furniture and fixtures.....................................................................        711        669
                                                                                               ---------  ---------
                                                                                                  53,455     41,566
  Less -- Accumulated depreciation...........................................................     19,256     15,806
                                                                                               ---------  ---------
                                                                                                  34,199     25,760
                                                                                               ---------  ---------
Cash surrender value of life insurance.......................................................         59         46
Intangible costs, net........................................................................        101         51
Notes receivable from officers and affiliates................................................        216        216
                                                                                               ---------  ---------
                                                                                               $  45,499  $  37,186
                                                                                               ---------  ---------
                                                                                               ---------  ---------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
- ---------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
  Notes payable..............................................................................             $   2,865
  Current portion of long-term debt..........................................................  $   2,700      2,000
  Accounts payable...........................................................................      4,441      4,676
  Accrued liabilities........................................................................      1,383      1,432
                                                                                               ---------  ---------
    Total current liabilities................................................................      8,524     10,973
LONG-TERM DEBT, less current portion.........................................................     24,364     14,425
DEFERRED SINGLE BUSINESS TAX.................................................................     --             56
                                                                                               ---------  ---------
    Total Liabilities........................................................................     32,888     25,454
                                                                                               ---------  ---------
COMMITMENTS (NOTE 3)
- ---------------------------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT:
  Common stock...............................................................................        899        731
                                                                                               ---------  ---------
  Retained earnings -- beginning.............................................................     11,609     10,488
  Net income.................................................................................        462        962
  Distributions to shareholders..............................................................       (359)      (449)
                                                                                               ---------  ---------
  Retained earnings -- ending................................................................     11,712     11,001
                                                                                               ---------  ---------
    Total shareholders' investment...........................................................     12,611     11,732
                                                                                               ---------  ---------
                                                                                               $  45,499  $  37,186
                                                                                               ---------  ---------
                                                                                               ---------  ---------



     The accompanying notes are an integral part of these interim financial statements.

                                 PRINTCO., INC.
                          INTERIM STATEMENTS OF INCOME
                       FOR THE SIX MONTHS ENDED JUNE 30,
                                  (UNAUDITED)
           (IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE INFORMATION)



                                                                                               1996       1995
                                                                                             ---------  ---------
NET SALES..................................................................................  $  40,818  $  32,885
COST OF SALES..............................................................................     37,173     29,260
                                                                                             ---------  ---------
    Gross profit...........................................................................      3,645      3,625
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............................................      2,367      2,205
                                                                                             ---------  ---------
    Income from operations.................................................................      1,278      1,420
OTHER (INCOME) EXPENSE:
  Interest expense.........................................................................        881        484
  Other (income), net......................................................................        (65)       (26)
                                                                                             ---------  ---------
                                                                                                   816        458
                                                                                             ---------  ---------
NET INCOME.................................................................................  $     462  $     962
                                                                                             ---------  ---------
                                                                                             ---------  ---------
EARNINGS PER SHARE.........................................................................  $  198.80  $  413.94
                                                                                             ---------  ---------
                                                                                             ---------  ---------
  Average number of shares outstanding.....................................................      2,324      2,324
                                                                                             ---------  ---------
                                                                                             ---------  ---------



     The accompanying notes are an integral part of these interim financial statements.

                                 PRINTCO., INC.
                        INTERIM STATEMENTS OF CASH FLOWS
                       FOR THE SIX MONTHS ENDED JUNE 30,
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                                                1996       1995
                                                                                              ---------  ---------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income................................................................................  $     462  $     962
  Adjustments to reconcile net income to net cash provided by (used for) operating activities-
    Depreciation and amortization...........................................................      2,110      1,434
  Changes in assets and liabilities
    Accounts receivable.....................................................................      7,262      2,525
    Inventories.............................................................................        134       (950)
    Prepaid expenses and other..............................................................        188        131
    Accounts payable........................................................................     (3,703)      (536)
    Other accrued liabilities...............................................................       (908)      (948)
                                                                                              ---------  ---------
      Net cash provided by operating activities.............................................      5,545      2,618
                                                                                              ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in notes receivable from officers and affiliates......................        114       (103)
  Additions to property and equipment, net..................................................     (1,957)    (4,084)
                                                                                              ---------  ---------
      Net cash used for investing activities................................................     (1,843)    (4,187)
                                                                                              ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................................................      1,700        500
  Payments on long-term debt................................................................     (1,249)      (984)
  Proceeds from (Payments on) note payable..................................................     (2,744)     2,764
  Cash dividends paid.......................................................................       (359)      (449)
                                                                                              ---------  ---------
      Net cash provided by financing activities.............................................     (2,652)     1,831
                                                                                              ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................................................      1,050        262
CASH AND CASH EQUIVALENTS, beginning of period..............................................        893        370
                                                                                              ---------  ---------
CASH AND CASH EQUIVALENTS, end of period....................................................  $   1,943  $     632
                                                                                              ---------  ---------
                                                                                              ---------  ---------



     The accompanying notes are an integral part of these interim financial statements.

                                 PRINTCO, INC.
                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)


1.  GENERAL INFORMATION


    The interim financial statements included herein have been prepared by Printco, Inc. (the "Company") without audit, in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Registration S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these interim financial statements be read in conjunction with the annual financial statements and notes hereto for the years ended December 31, 1995 and 1994, included elsewhere in this registration statement. There have been no significant changes in such information since December 31, 1995.



    In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of only a normal and recurring nature, necessary to present fairly (a) the financial position of the Company as of June 30, 1996 and 1995; (b) the results of its operations for the six months ended June 30, 1996 and 1995, and (c) its cash flows for the six months ended June 30, 1996 and 1995.


2.  INVENTORIES


    Inventories as of June 30, 1996 and 1995 are summarized as follows (in thousands):


Paper......................................................  $   3,590  $   3,434
Ink........................................................         28         21
Other......................................................        190        189
                                                             ---------  ---------
                                                                 3,808      3,644
Less LIFO reserve..........................................      1,580        957
                                                             ---------  ---------
                                                             $   2,228  $   2,687
                                                             ---------  ---------
                                                             ---------  ---------

3.  COMMITMENTS

    As previously described in the Company's annual financial statements, during 1995 the company had committed to purchase a new press and building addition for approximately $8,700,000, of which approximately $2,300,000 was paid during 1995. Through June 30, 1996, the Company has expanded approximately $8,500,000 related to this commitment, which has been financed primarily with additional long-term debt.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To PrintCo., Inc.:



    We have audited the accompanying balance sheets of PRINTCO., INC. (a Michigan corporation) as of December 31, 1995 and 1994, and the related statements of income, shareholders' investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrintCo., Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Grand Rapids, Michigan,
February 23, 1996


    (except with respect to the matter discussed in Note 10, as to which the date is June 6, 1996)

                                 PRINTCO., INC.
                       BALANCE SHEETS AS OF DECEMBER 31,


ASSETS                                                                                1995             1994
- -------------------------------------------------------------------------------  ---------------  ---------------
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $       893,072  $       370,482
  Accounts receivable, less allowance for doubtful accounts of $350,000 and
   $300,000 in 1995 and 1994...................................................       13,808,320       10,063,943
  Inventories, less LIFO reserves of $1,660,000 and $466,000 in 1995 and
   1994........................................................................        2,361,989        1,737,119
  Prepaid expenses and other...................................................          342,729          232,824
  Current portion of notes receivable from affiliates..........................          130,000        --
                                                                                 ---------------  ---------------
      Total current assets.....................................................       17,536,110       12,404,368
                                                                                 ---------------  ---------------

PROPERTY AND EQUIPMENT:
  Land.........................................................................           25,911           25,911
  Buildings and leasehold improvements.........................................        3,553,784        2,195,051
  Machinery and equipment......................................................       42,433,836       30,325,940
  Furniture and fixtures.......................................................          779,080          668,921
                                                                                 ---------------  ---------------
                                                                                      46,792,611       33,215,823
  Less--Accumulated depreciation...............................................      (17,163,287)     (14,371,750)
                                                                                      29,629,324       18,844,073
                                                                                 ---------------  ---------------
NOTES RECEIVABLE FROM OFFICERS AND AFFILIATE...................................          251,289          263,566
OTHER ASSETS, net..............................................................          177,240           90,025
                                                                                 ---------------  ---------------
                                                                                 $    47,593,963  $    31,602,032
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------


LIABILITIES AND SHAREHOLDERS' INVESTMENT
- -------------------------------------------------------------------------------
CURRENT LIABILITIES:
  Notes payable................................................................  $     2,744,001  $       100,000
  Current portion of long-term debt............................................        2,700,000        2,000,000
  Accounts payable.............................................................        8,143,509        5,212,034
  Accrued bonuses and profit-sharing...........................................          858,691          789,458
  Other accrued liabilities....................................................        1,432,538        1,645,924
                                                                                 ---------------  ---------------
      Total current liabilities................................................       15,878,739        9,747,416
                                                                                 ---------------  ---------------
LONG-TERM DEBT, less current portion...........................................       19,206,823       10,635,965
                                                                                 ---------------  ---------------
      Total liabilities........................................................       35,085,562       20,383,381

COMMITMENTS (Note 7)
SHAREHOLDERS' INVESTMENT:
  Common stock, no par value;
  50,000 shares authorized, 2,378 and 2,324 shares issued and outstanding in
   1995 and 1994...............................................................          899,536          731,056
  Retained earnings............................................................       11,608,865       10,487,595
                                                                                 ---------------  ---------------
      Total shareholders' investment...........................................       12,508,401       11,218,651
                                                                                 ---------------  ---------------
                                                                                 $    47,593,963  $    31,602,032
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------



      The accompanying notes are an integral part of these balance sheets.

                                 PRINTCO., INC.
                              STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,



                                                                                        1995            1994
                                                                                   --------------  --------------
NET SALES........................................................................  $   77,598,336  $   60,038,577
COST OF SALES....................................................................      70,204,641      53,305,771
                                                                                   --------------  --------------
    Gross profit.................................................................       7,393,695       6,732,806
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....................................       4,484,106       4,215,028
                                                                                   --------------  --------------
    Income from operations.......................................................       2,909,589       2,517,778
                                                                                   --------------  --------------
OTHER INCOME (EXPENSE):
  Interest expense...............................................................      (1,180,689)       (913,606)
  Purchase discounts and interest income.........................................         106,970         146,000
  Other..........................................................................          40,700           6,045
                                                                                   --------------  --------------
                                                                                       (1,033,019)       (761,561)
                                                                                   --------------  --------------
NET INCOME.......................................................................  $    1,876,570  $    1,756,217
                                                                                   --------------  --------------
                                                                                   --------------  --------------
EARNINGS PER SHARE...............................................................  $       807.47  $       755.69
                                                                                   --------------  --------------
                                                                                   --------------  --------------



   The accompanying notes are an integral part of these financial statements.

                                 PRINTCO., INC.
                     STATEMENTS OF SHAREHOLDERS' INVESTMENT
                        FOR THE YEARS ENDED DECEMBER 31,



                                                                COMMON STOCK                           TOTAL
                                                           ----------------------     RETAINED     SHAREHOLDERS'
                                                            SHARES      AMOUNT        EARNINGS       INVESTMENT
                                                           ---------  -----------  --------------  --------------
BALANCE, December 31, 1993...............................  $   2,324  $   731,056  $    9,178,647  $    9,909,703
  Net income.............................................     --          --            1,756,217       1,756,217
  Dividends..............................................     --          --             (447,269)       (447,269)
                                                           ---------  -----------  --------------  --------------
BALANCE, December 31, 1994...............................      2,324      731,056      10,487,595      11,218,651
  Issuance of common stock...............................         54      168,480        --               168,480
  Net income.............................................     --          --            1,876,570       1,876,570
  Dividends..............................................     --          --             (755,300)       (755,300)
                                                           ---------  -----------  --------------  --------------
BALANCE, December 31, 1995...............................  $   2,378  $   899,536  $   11,608,865  $   12,508,401
                                                           ---------  -----------  --------------  --------------
                                                           ---------  -----------  --------------  --------------



   The accompanying notes are an integral part of these financial statements.

                                 PRINTCO., INC.
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,



                                                                                        1995             1994
                                                                                   ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................  $     1,876,570  $    1,756,217
  Adjustments to reconcile net income to net cash provided by operating activities-
    Depreciation and amortization................................................        3,125,268       2,851,597
    Loss on sale of fixed assets.................................................        --                  1,230
    Changes in assets and liabilities-
      Accounts receivable........................................................       (3,744,377)     (2,899,722)
      Inventories................................................................         (624,870)        155,552
      Prepaid expenses and other.................................................         (109,905)        (36,519)
      Accounts payable...........................................................        2,931,475         685,778
      Accrued bonuses and profit-sharing.........................................           69,233         789,458
      Other accrued liabilities..................................................          101,614         443,376
                                                                                   ---------------  --------------
        Net cash provided by operating activities................................        3,625,008       3,746,967
                                                                                   ---------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment, net.......................................       (2,467,444)       (769,091)
  Increase in other assets.......................................................         (113,952)        (17,162)
  Decrease (Increase) in notes receivable from officers and affiliate............         (117,723)        298,189
                                                                                   ---------------  --------------
        Net cash used for investing activities...................................       (2,699,119)       (488,064)
                                                                                   ---------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt.....................................................       (2,145,480)     (2,464,463)
  Proceeds from (Payments on) note payable.......................................        2,644,001        (568,718)
  Cash dividends paid............................................................       (1,070,300)       (132,269)
  Proceeds from exercise of stock options........................................          168,480        --
                                                                                   ---------------  --------------
        Net cash provided by (used for) financing activities.....................         (403,299)     (3,165,450)
                                                                                   ---------------  --------------
NET CHANGE IN CASH AND CASH EQUIVALENTS..........................................          522,590          93,453
CASH AND CASH EQUIVALENTS, beginning of year.....................................          370,482         277,029
                                                                                   ---------------  --------------
CASH AND CASH EQUIVALENTS, end of year...........................................  $       893,072  $      370,482
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------



   The accompanying notes are an integral part of these financial statements.

                                 PRINTCO., INC.
                         NOTES TO FINANCIAL STATEMENTS



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    The Company


    Printco., Inc. (the "Company") is a printer of newspaper inserts primarily for the retail industry. The Company's customers operate primarily in the midwest region of the United States.



    Cash and Cash Equivalents


    Cash and cash equivalents includes approximately $868,000 and $370,000 held in an interest bearing liquid asset account at December 31, 1995 and 1994, respectively.



    Inventories


    The majority of the Company's inventories are valued using the last-in, first-out ("LIFO") cost method, not in excess of market. If the first-in, first-out method had been used, inventories would have been approximately $1,660,000 and $466,000 greater at December 31, 1995 and 1994, respectively.



    Property and Equipment


    For financial statement purposes, the Company uses the straight-line method for depreciating the cost of property and equipment including equipment under capital leases. The estimated useful lives of property and equipment are as follows:



Buildings and leasehold improvements                             10-31 years
Machinery and equipment                                          5-11 years
Furniture and fixtures                                           6-10 years



    Earnings Per Share


    Earnings per share is computed based upon the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding is 2,324 for both 1995 and 1994.



    Use of Estimates


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



    Significant Customers


    The Company has two customers which accounted for 10% or more of net sales as follows:



                                                                                   1995       1994
                                                                                 ---------  ---------
Customer Number 1..............................................................        37%        30%
Customer Number 2..............................................................        12%        13%



    Additionally, the Company had accounts receivable from these two customers totaling approximately $8,060,000 and $3,786,000 as of December 31, 1995 and 1994.



2.  RELATED PARTY TRANSACTIONS


    The Company engages in various transactions with certain related parties. Related parties to the Company primarily include Greenville News, Inc. and Park Properties, which are affiliates owned by the officers and shareholders of the Company. T.V. Update, Inc. is also a related party, however, the officers and shareholders of the Company who owned T.V. Update sold substantially all of the assets of this related company during 1994.

                                 PRINTCO., INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



2.  RELATED PARTY TRANSACTIONS (CONTINUED)


    The Company paid management fees to Greenville News, Inc. of approximately $242,000 during each of the years ended December 31, 1995 and 1994. Additionally, the Company provides accounting and management services to Greenville News, Inc. and T.V. Update, Inc. on a fixed fee basis. These fees totaled approximately $26,000 and $30,000 for the years ended December 31, 1995 and 1994, respectively.



    At December 31, 1995 and 1994, the Company had notes receivable from certain officers of the Company totaling $216,000. These notes were issued in connection with the officers' purchase of T.V. Update, Inc. These notes bear interest at prime which is payable annually with the balance of the notes due on December 31, 2000. In addition, prior to the sale of T.V. Update, the Company had a revolving note receivable from T.V. Update, Inc., which provided for maximum borrowings of $700,000 and bears interest at 1% above the prime rate. This note receivable had an outstanding balance of approximately $125,000 and $48,000 at December 31, 1995 and 1994, respectively. Management believes that the proceeds to the shareholders from the sale of T.V. Update, which are payable in the future, will provide sufficient funds to realize the remaining T.V. Update receivables and officer receivables.



    Other related party receivables recorded as trade receivables from Greenville News, Inc. were approximately $49,000 and $109,000 at December 31, 1995 and 1994, respectively.



    The Company leases its production facilities and office space in Greenville, Michigan from Park Properties. In addition, certain automobiles are leased from a related party. Approximately $993,000 and $969,000 of the Company's rent expense for 1995 and 1994, respectively, represented payments to related parties.



    The Greenville facility is leased to the Company from Park Properties under an operating lease which provides for monthly rentals of $76,200 plus inflationary increases, through August of 2000. In connection with the lease transaction the Company has also guaranteed Park Properties debt up to a maximum of approximately $3,240,000.



3.  INCOME TAXES


    The Company has elected Subchapter S status under the Internal Revenue Code. As an S Corporation, the Company is not liable as an entity for federal income taxes. The income generated by the Company is taxable to its shareholders.



4.  LINES OF CREDIT


    The Company has three unsecured lines of credit of $4,000,000, $3,000,000 and $2,000,000, which bear interest at LIBOR plus 1.65%, prime and LIBOR plus 1.5%, respectively (7.3%, 8.5% and 7.2%, respectively, at December 31, 1995). There were total borrowings outstanding under the lines of $2,744,001 as of December 31, 1995 and none as of December 31, 1994.



5.  BENEFIT PLANS


    The Company has a profit-sharing and 401(k) plan covering its employees. The Plan provides for discretionary employer contributions as well as employer matching contributions. The annual Company contribution is determined by the Board of Directors. Total contributions of approximately $437,000 and $288,000 were made during the years ended December 31, 1995 and 1994, respectively.



    Employees retiring from or otherwise leaving the Company are not generally entitled to postretirement or postemployment benefits.

                                 PRINTCO., INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



6.  LONG-TERM DEBT


        Long-term debt consists of the following at December 31:



                                                                    1995            1994
                                                               --------------  --------------
Capital lease obligation, 6.3% payable in monthly
 installments of $90,047 including interest through September
 2005, secured by related equipment..........................  $    9,033,490  $     --

Notes payable, interest at rates ranging from 7.0% to 8.5%,
 payable in monthly installments ranging from $83,257 to
 $88,404 including interest, through October 2003, secured by
 equipment...................................................       6,006,913       6,532,659

Capital lease obligation, 6.5% payable in monthly
 installments of $68,453 including interest through April
 2006, secured by related equipment..........................       1,716,567        --

Note payable to bank, interest at prime (8.5% at December 31,
 1995), payable in quarterly installments of $100,000 plus
 interest, with final payment due July 1997, secured by
 equipment...................................................       1,500,000       1,400,000

Capital lease obligations, 10%, payable in monthly
 installments of $33,622 including interest through December
 1997, secured by related equipment..........................       1,298,795       1,567,020

Note payable to bank, 7.95%, payable in monthly installments of $14,850 including interest, through July 1997, secured by
 building and associated real estate and equipment...........       1,031,810       1,122,765

Note payable, 7.91%, payable in monthly installments of
 $37,742 plus interest, through December 1997, secured by
 equipment...................................................         893,992       1,351,538

Other........................................................         425,256         661,983
                                                               --------------  --------------

                                                                   21,906,823      12,635,965

Less -- Current portion......................................      (2,700,000)     (2,000,000)
                                                               --------------  --------------

                                                               $   19,206,823  $   10,635,965
                                                               --------------  --------------
                                                               --------------  --------------

                                 PRINTCO., INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



6.  LONG-TERM DEBT (CONTINUED)


    Annual maturities of long-term debt are as follows:



1996..........................................................   $2,700,000
1997..........................................................    4,862,466
1998..........................................................    1,470,814
1999..........................................................    1,479,518
2000..........................................................    1,592,328
Thereafter....................................................    9,801,697
                                                                -----------
                                                                $21,906,823
                                                                -----------
                                                                -----------



    In connection with certain of the notes payable and lease obligations, the Company has entered into agreements which contain certain restrictive covenants. Under the most restrictive provisions of these agreements the Company is required to, among other things: (1) maintain tangible net worth, as defined, of at least $12,000,000, (2) maintain a ratio of total liabilities to tangible net worth, as defined, not to exceed 3 to 1, and (3) maintain a working capital ratio of not less than 1.1 to 1. The Company was in compliance with these covenants at December 31, 1995.



    During 1995, the Company entered into capital lease transactions for the acquisition of equipment totaling approximately $11,400,000. These non-cash transactions have been excluded from the accompanying statement of cash flows.



    Total cash expended for interest was approximately $1,287,059 and $912,000 for the years ended December 31, 1995 and 1994, respectively.



    As of December 31, 1995 and 1994, the total net book value of the Company's equipment held under capital lease obligations approximated $11,816,000 and $1,355,000, respectively.



    The fair value of the Company's long-term debt, estimated by discounting the future cash flows using current interest rates available to the Company for debt of similar terms and remaining maturities, was approximately $22,500,000 at December 31, 1995.



7.  COMMITMENTS



    Leases


    The Company leases facilities, vehicles and equipment under various operating lease agreements which require it to pay monthly rentals as well as operating expenses of the property leased. Future minimum rental payments at December 31, 1995, under noncancellable operating leases with initial or remaining terms of one year or more are as follows:



                                                                   MINIMUM RENTALS
                                      --------------------------------------------------------------------------
            FISCAL YEAR                         RELATED PARTIES                        THIRD PARTIES
- ------------------------------------  ------------------------------------  ------------------------------------
                1996                                $983,000                              $175,828
                1997                                950,000                                68,405
                1998                                941,000                                  --
                1999                                941,000                                  --
                2000                                627,000                                  --
Thereafter..........................                   --                                    --

                                 PRINTCO., INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)



7.  COMMITMENTS (CONTINUED)


    Total rent expense in connection with all leases was approximately $1,207,000 and $1,108,000 for the years ended December 31, 1995 and 1994, respectively. See Note 2 for discussion of related party lease transactions.



    Other


    As of December 31, 1995, the Company had committed to purchase a new press and building addition for approximately $8,700,000. During 1995, the Company made payments of approximately $2,300,000 related to this commitment.



8.  STOCK OPTION AGREEMENT


    At December 31, 1995, there were options outstanding for certain key employees to purchase 60 shares of common stock. These options were fully vested as of their grant date. The exercise price is $500 per share plus any increase in the Company's book value, as defined, per share since June 30, 1994. During 1995, 54 options were exercised at an average option price of $3,120.



9.  STOCK REPURCHASE AGREEMENT


    The Company has a stock repurchase agreement with its minority shareholders which gives the Company and the then remaining shareholders the right to repurchase a shareholder's stock upon termination of employment, disability or death. The agreement provides for the stock to be repurchased at a price of $500 per share, increased or decreased by the change in the Company's book value, as defined, per share since June 30, 1978. There were no repurchases under this agreement during 1995 or 1994. As of December 31, 1995, there were 378 shares of stock outstanding which were covered by the agreement.



10. SUBSEQUENT EVENT


    On June 6, 1996, the Company entered into a letter of intent with Big Flower Press Holdings, Inc. ("Big Flower"), whereby Big Flower intends to acquire all of the capital stock of the Company for approximately $20,175,000 in cash. Big Flower is a publicly traded company, and leading producer and marketer of advertising circulars, T.V. listing guides, Sunday comics, and other printed supplements.

                   ANNEXES TO THE PROXY STATEMENT/PROSPECTUS


ANNEX  I    MERGER AGREEMENT
ANNEX II     OPINION OF SCANFORMS' INVESTMENT ADVISOR
ANNEX III    SECTION 262 OF THE DGCL

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 31, 1996 (this "Agreement"), by and among SCANFORMS, INC., a Delaware corporation (the "Company"), BIG FLOWER PRESS HOLDINGS, INC., a Delaware corporation ("Buyer"), and SCANFORMS ACQUISITION CORP., a Delaware corporation and a wholly owned, indirect subsidiary of Buyer ("Merger Subsidiary").

    WHEREAS, the respective Boards of Directors of Buyer, Merger Subsidiary and the Company have determined that it is fair to and in the best interests of their respective stockholders to consummate the acquisition of the Company by Buyer upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the respective Boards of Directors of the Company, Buyer and Merger Subsidiary have approved and declared advisable this Agreement and the merger of Merger Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares"), will be converted into shares of common stock, par value $.01 per share, of Buyer ("Buyer Common Stock") and Buyer has caused its wholly owned subsidiary, Webcraft Technologies, Inc., a Delaware corporation ("WTI"), as the sole stockholder of Merger Subsidiary, to approve this Agreement and the Merger; and

    WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling-of-interests; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.1(b) hereof), Merger Subsidiary shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware.

    (b) Subject to the fulfillment of the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) the Surviving Corporation will cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State or at such other time as is agreed between the parties and specified in the Certificate of Merger, and such time is herein referred to as the "Effective Time."

    (c) The Merger shall have the effects set forth in Section 259 of DGCL and from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary.

    SECTION 1.2  EFFECT ON SHARES.  At the Effective Time:

        (a) CONVERSION OF SHARES; MERGER CONSIDERATION. Subject to the provisions of Section 1.5 and Section 1.7 hereof, each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.11 hereof), Shares held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other Subsidiary (as defined in Section 4.6) of Buyer) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share (rounded to the nearest ten-thousandth of a share) of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Common Stock (the "Merger Consideration")(such applicable number of shares of Buyer Common Stock being hereinafter referred to as the "Conversion Number"), equal to the quotient obtained by dividing (x) $5.75 by (y) the Average Stock Price (as hereinafter defined); PROVIDED, HOWEVER, that if the Average Stock Price is $13.00 or less, the Conversion Number shall be .4423 or if the Average Stock Price is $15.00 or more, the Conversion Number shall be .3833. The "Average Stock Price" shall mean the average closing price per share of Buyer Common Stock on the New York Stock Exchange (the "NYSE") as reported on the NYSE Composite Tape during the ten consecutive trading day period (the "Measurement Period") ending with (and including) the third trading day prior to the Company Stockholder Meeting (as defined in Section 6.2 hereof).

        (b) CANCELLATION OF SHARES. Each Share held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other Subsidiary of Buyer immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto. All Shares to be converted into Buyer Common Stock pursuant to this
    Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist; and each holder of a certificate representing prior to the Effective Time any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive (i) certificates representing shares of Buyer Common Stock into which such Shares have been converted, (ii) any dividends and other distributions (without interest) in accordance with Section 1.4 hereof and (iii) any cash (without interest), to be paid in lieu of any fractional share of Buyer Common Stock in accordance with Section 1.5 hereof.

        (c) CAPITAL STOCK OF MERGER SUBSIDIARY. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    SECTION 1.3 EXCHANGE OF CERTIFICATES. (a) Prior to the Effective Time, Buyer shall appoint Bank of New York to act as exchange agent hereunder (the "Exchange Agent"). At the Effective Time, Buyer shall deposit with the Exchange Agent, certificates (the "Buyer Certificates") representing the number of shares of Buyer Common Stock required to be issued pursuant to Section 1.2(a) in exchange for the outstanding Shares (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section
1.4 hereof and (ii) make payments in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.5 hereof, being hereinafter referred to as the "Exchange Fund").

    (b) Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail or deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Share Certificates") (i) a letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon actual delivery thereof to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for the property described in the next sentence. Upon surrender for cancellation to the Exchange Agent of Share Certificate(s) held by any record holder of a Share Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor (x) a Buyer Certificate representing the number of whole shares of Buyer Common Stock into which the Shares represented by the surrendered Share Certificate(s) shall have been converted at the Effective Time pursuant to this Article I, (y) cash in lieu of any fractional share of Buyer Common Stock (without interest) in accordance with
Section 1.5 hereof and (z) certain dividends and other distributions (without interest) in accordance with Section 1.4 hereof; and the Share Certificate(s) so surrendered shall forthwith be cancelled.

    (c) Subject to the provisions of Section 1.4 and Section 1.5 hereof, each Share Certificate which immediately prior to the Effective Time represented Shares to be converted in the Merger shall, from and after the Effective Time until surrendered in exchange for Buyer Certificate(s) in accordance with this
Section 1.3, be deemed for all purposes to represent only the ownership of the number of whole shares of Buyer Common Stock into which such Shares shall have been so converted, the right to receive cash in lieu of fractional share interests pursuant to Section 1.5 hereof and the right to receive certain dividends and other distributions pursuant to Section 1.4 hereof.

    SECTION 1.4 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Buyer Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any Person (as defined below in this Section 1.4) entitled by reason of the Merger to receive Buyer Certificates representing Buyer Common Stock, and no cash payment in lieu of any fractional share of Buyer Common Stock shall be paid to any such Person pursuant to Section 1.5 hereof, until such Person shall have surrendered such Person's Share Certificate(s) as provided in Section 1.3 hereof. Subject to applicable law, there shall be paid to each Person receiving a Buyer Certificate representing shares of Buyer Common
Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Buyer Common Stock represented by such Buyer Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Buyer Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Buyer shall make available to the Exchange Agent the cash necessary for this purpose at the later of (i) the Effective Time or (ii) the appropriate payment date with respect to the applicable dividend or distribution. If any cash or Buyer Certificate representing shares of Buyer Common Stock is to be paid to or issued in a name other than that in which the Share Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Share Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such Buyer Certificate and the distribution of such cash payment in a name other than that of the registered holder of the Share Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    SECTION 1.5 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Share Certificates pursuant to this Article I; no dividend or other distribution by Buyer and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Buyer. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Share Certificate(s) for exchange pursuant to this Article I will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the Average Stock Price by (ii) the fractional share to which such holder would otherwise be entitled. Buyer shall make available to the Exchange Agent the cash necessary for this purpose at the Effective Time.

    SECTION 1.6 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former holders of the Shares for nine months after the Effective Time shall be delivered to Buyer, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Share Certificate(s) in compliance with this Article I shall thereafter look only to Buyer for payment of their claim for shares of Buyer Common Stock, any cash in lieu of fractional shares (without interest) of Buyer Common Stock and any dividends or distributions (without interest) with respect to such shares of Buyer Common Stock. Neither Buyer nor the Company shall be liable to any former holder of Shares for any such shares of Buyer Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof), or cash in lieu of fractional share interests which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.7 ADJUSTMENT OF CONVERSION NUMBER. In the event of any stock split, combination, reclassification or stock dividend with respect to Buyer Common Stock, any change or conversion of Buyer Common Stock into other securities or any other dividend or distribution with respect to Buyer Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice), including, without limitation, any distribution by Buyer of shares of capital stock of any of its Affiliates (as defined in Article XI), or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate adjustments shall be made to the Conversion Number, and thereafter all references in this Agreement to the Conversion Number shall be deemed to be the Conversion Number as so adjusted.

    SECTION 1.8 NO FURTHER OWNERSHIP RIGHTS IN SHARES. All certificates representing shares of Buyer Common Stock delivered upon the surrender for exchange of any Share Certificate in accordance with the terms hereof (together with any cash paid pursuant to Section 1.4 or Section 1.5 hereof) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificate.

    SECTION 1.9 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares on the stock transfer books of the Surviving Corporation shall thereafter be made. Subject to the last sentence of Section 1.6 hereof, if after the Effective Time, Share Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

    SECTION 1.10 STOCK OPTIONS. At or immediately prior to the Effective Time, each then outstanding stock option (an "Option") to purchase Shares granted under the Company's 1992 Stock Option Plan (the "Stock Option Plan"), whether or not then vested or exercisable, shall become and represent an option (a "Substitute Option") to purchase the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Conversion Number, at an exercise price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to the exercise price per Share of such Option immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, subject to any adjustment necessary to conform the Substitute Options to the requirements of Section 424 (a) of the Code, each Substitute Option shall be exercisable upon substantially the same terms and conditions as were applicable to the related Option immediately prior to the Effective Time, and, at or prior to the Effective Time, Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Substitute Options. If and to the extent required by, or deemed necessary or desirable under, the terms of the Stock Option Plan and stock option agreements relating to the Options, prior to the Effective Time, the Company shall use its reasonable efforts to obtain the written consent of each Option holder, in form reasonably satisfactory to Buyer, to the foregoing treatment of such Options.

    SECTION 1.11  DISSENTING SHARES.

        (a) NOT ENTITLED TO MERGER CONSIDERATION. Any Share outstanding immediately prior to the Effective Time held by a holder, if any, who is entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. Holders of Dissenting Shares will be entitled only to the rights of a dissenting stockholder under Section 262 of the DGCL, and such Shares will be cancelled and retired and will cease to exist.

        (b) TERMINATION OF RIGHTS AS DISSENTING STOCKHOLDER. If, after the Effective Time, any holder who has made a demand for dissenters' rights under Section 262 of the DGCL fails to perfect or loses such right or such rights are terminated for any reason other than the purchase by the Company of the Shares subject to the demand, such Shares shall be treated as if they had been converted, as of the Effective Time, into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Share Certificates representing the Shares.

        (c) NOTICE OF DEMANDS; PAYMENTS. The Company shall give prompt notice to Buyer of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in and, after the Effective Time, direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, but, in any event, all payments made with respect to demands for appraisal or settlement thereof shall be made solely by the Company and, following the Merger, the Surviving Corporation.

                                   ARTICLE II
                                    CLOSING

    SECTION 2.1 CLOSING. The closing of the Merger and the other transactions referred to in this Agreement (the "Closing") will take place as soon as practicable after the Company Stockholder Meeting, which shall be no later than the first business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (the "Closing Date"), at a time specified by the parties, at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 2.2 DELIVERIES BY THE COMPANY. At the Closing, the Company will deliver or cause to be delivered to Buyer and Merger Subsidiary, unless previously delivered, the following:

    (a) an officer's certificate, signed by the President of the Company, dated the Closing Date, relating to the accuracy of representations and warranties of the Company and the performance of agreements and covenants by the Company referred to in Section 9.3(iii) hereof.

    (b) an officer's certificate, signed by the President or Treasurer of the Company, relating to:

        (i) the requisite approval of this Agreement by the Company's stockholders, referred to in Section 9.1(i) hereof;

        (ii) the absence of a Material Adverse Effect (as defined in Section 4.1 hereof) and the other matters referred to in Section 9.3(iv) hereof;

        (iii) the financial conditions referred to in Section 9.3(vi) hereof;
    and

        (iv) the perfection of appraisal rights referred to in Section 9.3(vii) hereof.

    (c) the opinion of counsel to the Company referred to in Section 9.3(xii) hereof.

    (d) a certificate of the Secretary of the Company certifying as to (i) true and complete copies attached thereto of the certificate of incorporation of the Company (the "Company Certificate of Incorporation"), the by-laws of the Company (the "Company By-laws"), and the resolutions adopted by the Board of Directors and the stockholders of the Company as to the approval of the Merger and this Agreement and (ii) the incumbency of certain officers of the Company who executed this Agreement and other documents in connection with the Merger and the transactions contemplated hereby.

    (e) certificates of good standing and payment of taxes by the Company from its state of incorporation and each jurisdiction in which it is qualified to do business.

    (f) the written agreements from each Company Rule 145 Affiliate as defined and referred to in Section 8.11(a) hereof.

    (g) the review letter referred to in Section 8.12(a) hereof.

    (h) the consents and/or approvals referred to in Section 9.3(viii) hereof.

    (i) the consents, if any, referred to in Section 1.10 above.

    (j) pay-off letters for all outstanding Indebtedness (as defined in Article XI hereof) of the Company.

    (k) such other documents required to be delivered by the Company at or prior to the Closing pursuant to this Agreement or in connection herewith.

    SECTION 2.3 DELIVERIES BY BUYER. At the Closing, Buyer will deliver, or cause to be delivered to the Company, unless previously delivered, the following:

    (a) an officer's certificate signed by the Chief Executive Officer or Chief Operating Officer of Buyer, dated the Closing Date, as to the accuracy of the representations and warranties of Buyer and Merger Subsidiary and the performance of agreements and covenants by the Company and Merger Subsidiary referred to in Section 9.2(iii) hereof.

    (b) the opinion of counsel to Buyer referred to in Section 9.2(vi) hereof.

    (c) a certificate of the Secretary of the Company as to (i) true and complete copies being attached thereto of the certificate of incorporation of Buyer and of Merger Subsidiary, the by-laws of Buyer and of Merger Subsidiary and the resolutions adopted by the Board of Directors of Buyer, WTI, as the sole stockholder of Merger Subsidiary, and Merger Subsidiary as to the approval of the Merger and this Agreement and (ii) the incumbency of certain officers of Buyer and Merger Subsidiary who executed this Agreement and other documents in connection with the Merger and the transactions contemplated hereby.

    (d) a certificate of good standing for Buyer and Merger Subsidiary from the Secretary of State of the State of Delaware.

    (e) the written agreements from each Buyer Rule 145 Affiliate as defined and referred to in Section 8.11(c) hereof.

    (f) the review letter referred to in Section 8.12(b) hereof.

    (g) such other documents required to be delivered by Buyer or Merger Subsidiary at or prior to the Closing pursuant to this Agreement or in connection herewith.

    SECTION 2.4 OTHER DELIVERIES AND ACTIONS AT CLOSING. At the Closing, the following other deliveries and actions will be made or taken by the following Persons, if not previously made or taken:

    (a) (i) the Samans Employment Agreement referred to in Section 8.4 hereof will be entered into by the Company and Mr. Robert Samans, President of the Company ("Samans"), (ii) the Employment Agreements referred to in Section 8.4 hereof will be entered into by the Company and the other individuals identified pursuant to Section 8.4 hereof, (iii) the Non-Competition Agreement referred to in Section 8.4 hereof will be entered into by Buyer and Samans, and (iv) Buyer will deliver to Samans the Buyer Promissory Note referred to in Section 8.4 hereof.

    (b) the tax opinion referred to in Section 9.2(iv) hereof will be delivered to the Company, with a copy to Buyer.

    (c) the letter regarding pooling referred to in Section 9.3(ix) hereof will be delivered to Buyer, with a copy to the Company.

    (d) Samans will execute the Amended Samans Promissory Note referred to in
Section 8.5 hereof and deliver such note to the Company.

                                  ARTICLE III
                           THE SURVIVING CORPORATION

    SECTION 3.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that Article First shall be amended in its entirety to read as follows: "The name of the corporation shall be "Scanforms, Inc." (the "Corporation")."

    SECTION 3.2 BYLAWS. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 3.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company, who are listed on Schedule 3.3 hereof and who are officers of the Company at the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Buyer and Merger Subsidiary that:

    SECTION 4.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on Schedule 4.1 of the disclosure schedule delivered by the Company in connection herewith (the "Company Disclosure Schedule"), has all corporate power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except for such failures to be so qualified and in good standing which would not individually or in the aggregate have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore delivered or made available to Buyer true and complete copies of the Company Certificate of Incorporation and the Company By-laws as currently in effect. As used herein, the term "Material Adverse Effect" with respect to the Company, on the one hand, or Buyer and its Subsidiaries, on the other hand, means a material adverse effect on the condition (financial or otherwise), business, properties, assets (including intangible assets), liabilities (fixed or contingent) or results of operations of the Company or Buyer, its Subsidiaries and Merger Subsidiary, as the case may be, in each case taken as a whole.

    SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and, subject to approval and adoption of this Agreement by the holders of a majority of the outstanding Shares, the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the affirmative vote of the holders of a majority of the outstanding Shares, have been duly authorized by all necessary corporate and stockholder action. The Board of Directors of the Company has determined that it is advisable and fair to and in the best interests of the stockholders of the Company for the Company to enter into this Agreement. This Agreement, assuming due and valid authorization, execution and delivery by Buyer and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.3  GOVERNMENTAL AUTHORIZATION.  Except as set forth in Schedule
4.3 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "Governmental Entity") other than: (i) the filing of a Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which has been so complied with; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) compliance with the applicable requirements of state blue sky laws and (v) such other actions by or in respect of, or filings with, any Governmental Entity which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and would not impair or materially delay the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Company Certificate of Incorporation or the Company By-laws, (ii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, judgment, injunction, order, decree or pronouncement having the effect of any of the foregoing binding upon or applicable to the Company or its business,
(iii) except as set forth in Schedule 4.4 of the Company Disclosure Schedule, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation, acceleration or modification of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any material license, franchise, permit or other similar authorization held by the Company,
(iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or (v), except as set forth in Schedule 4.4 of the Company Disclosure Schedule, result in or give to any Person any additional rights or entitle any Person to increased, additional, accelerated or guaranteed payments under any Material Contract (as defined in Section 4.23(b) hereof). For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than a "Permitted Lien" (as defined in Article XI hereof).

    SECTION 4.5 CAPITALIZATION. The authorized capital stock of the Company consists of 6,000,000 Shares and 500,000 shares of preferred stock (the "Preferred Stock"), par value $1.00 per share. As of the date hereof, there are
(i) 3,546,648 Shares issued and outstanding (including the 50,000 Shares referred to in Section 9.3(vi) hereof); (ii) no Shares held in the Company's treasury; and (iii) no shares of Preferred Stock issued and outstanding. As of the date hereof, there are 205,000 outstanding Options pursuant to the Stock Option Plan with an average exercise price of $1.11 per Share; Schedule 4.5 of the Company Disclosure Schedule accurately sets forth information regarding the exercise price, date of grant, vesting status and number of Options granted for each holder of Options as of the date hereof. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.5, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) except as set forth on Schedule 4.5 of the Company Disclosure Schedule, no options, warrants, rights (including "phantom" stock rights), preemptive rights or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) except for certain employee bonus plans listed on Schedule 4.5 of the Company Disclosure Schedule, no right granted by the Company or contractual commitment of the Company (whether written or oral) that gives any Person any right to receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to a holder of shares of capital stock of the Company, including without limitation any right to participate in the equity or income of the Company or to participate in or direct the election of any directors of the Company or the manner in which any shares of capital stock of the Company are voted (the items in clause (i), (ii), (iii) or (iv) being referred to collectively as the "Company Securities") and the Company does not have any obligation to issue or deliver any Company Securities. All Options are intended to qualify as incentive stock options within the meaning of Section 422(b) of the Code. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth on Schedule 4.5 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or understandings to which the Company is a party or by which the Company is bound relating to the voting or registration of any shares of capital stock of the Company. As of the date of this Agreement, all outstanding Options are vested in their entirety.

    SECTION 4.6 SUBSIDIARIES. The Company has no Subsidiaries. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 4.7 SEC DOCUMENTS. The Company has timely filed all reports, registration statements, proxy statements, forms and other documents with the Securities and Exchange Commission (the "SEC") required to be filed by it since October 1, 1994 and prior to the date of this Agreement ("Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents (including Rule 10b-5 under the Exchange Act and the applicable accounting rules and regulations of the SEC).

    SECTION 4.8 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. The audited and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements") (i) have been prepared in conformity with generally accepted accounting principles ("GAAP"), applied on a consistent basis during the periods involved (except as may be indicated in the related notes and schedules thereto) and (ii) are true, correct and complete and fairly present in all material respects the consolidated financial position of the Company and each of its then existing Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which in the aggregate were not and will not be materially adverse to the Company and its Subsidiaries taken as a whole). Except as set forth in Schedule 4.8 of the Company Disclosure Schedule and except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations reflected or reserved against in the Company Financial Statements, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise or whether due or to become due) or commitments which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

    SECTION 4.9 COMPANY PROXY STATEMENT/PROSPECTUS. The Company Proxy Statement (as defined in Section 6.2 hereof) and all amendments and supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company Proxy Statement, nor any amendments thereof or supplements thereto, will, on the date the Company Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to any information furnished to it by Buyer or Merger Subsidiary or any of their accountants, counsel or other authorized representatives in writing specifically for inclusion in the Company Proxy Statement. None of the information with respect to the Company or any Affiliate of the Company that has been supplied by the Company or any of its accountants, counsel or other authorized representatives in writing specifically for use in the Form S-4 Registration Statement (as defined in Section 7.2 hereof) will, at the time the Form S-4 Registration Statement becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be described in a supplement to the Company Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

    SECTION 4.10 BOARD OPTION APPROVAL; STATE TAKEOVER LAWS. The Board of Directors of the Company has approved the grant by Samans and Sebastian Carcioppolo ("Carcioppolo") to Buyer of the option referred to in the Option Agreement among Buyer, Samans and Carcioppolo dated June 14, 1996 (the "Option Agreement") and the exercise of such option by Buyer on the terms provided therein; Section 203 of the DGCL will not apply to the Merger; and no state takeover law of the Commonwealth of Pennsylvania is applicable to the Option Agreement, this Agreement, the Merger, or the consummation of the transactions contemplated thereby or hereby.

    SECTION 4.11 SCFM AGREEMENT. The Amended and Restated Agreement and Plan of Merger between SCFM Corp. and the Company, dated April 4, 1996 (the "SCFM Agreement"), and all related agreements including with potential financing sources, except for the agreements with Janney Montgomery Scott Inc. ("Janney"), have been terminated, except as provided in the final sentence of this paragraph, without any further liability or obligation on the part of the Company, with all costs and expenses paid or payable by the Company with respect to the transactions referred to in or contemplated by the SCFM Agreement and the financing thereof already paid and expensed and accurately reflected in the Company Financial Statements as of March 31, 1996, except for certain costs and expenses which were not yet paid (and whether or not expensed), as of March 31, 1996 which are listed in Schedule 4.11 of the Company Disclosure Schedule. The Company will send notice to Mellon Bank

N.A., within one business day following the date of this Agreement, terminating the agreements it has with Mellon Bank N.A. relating to financing the transactions contemplated by the SCFM Agreement, and such termination shall not result in any costs in addition to those listed in Schedule 4.11.

    SECTION 4.12 ELITE. The Company has provided Buyer with an unaudited balance sheet and statement of income of Elite Mailing and Fulfillment Services, Inc. ("Elite") as at and for the year ended December 31, 1995, which was compiled by Frank Dzera, C.P.A. To the knowledge of the Company, there are no existing circumstances which would cause Elite not to continue in business as a going concern other than economic conditions generally affecting the business segment in which Elite operates which are not unique to Elite.

    SECTION 4.13 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents filed by the Company or as set forth in Schedule 4.13 of the Company Disclosure Schedule, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been since September 30, 1995:

        (a) any change, event, occurrence, development or facts which has had or reasonably would be expected to have a Material Adverse Effect or to result in any significant reduction in revenues from each of the Company's two largest customers;

        (b) any change in the outstanding Company Securities (except for the issuance of Shares pursuant to Options) or any declaration, setting aside or payment of any dividend (other than regular quarterly dividends) or other distribution with respect to any shares of capital stock of the Company or, except as provided in Section 9.3(vi) hereof or the cancellation of outstanding Options, any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

        (c) except for the Samans Promissory Note, any amendment of any term of any outstanding security issued by the Company;

        (d) any incurrence or assumption by the Company of any Indebtedness (as defined in Article XI hereof) which Indebtedness is presently outstanding;

        (e) any creation or assumption by the Company of any material Lien on any asset;

        (f) any making of any loan, advance or capital contributions to or investment in any Person other than expense account advances to employees in the ordinary course of business;

        (g) any damage, destruction or other casualty loss (whether or not covered by insurance) in an amount of $10,000 or more affecting the business or assets of the Company;

        (h) any commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, other than capital expenditures (as defined by the Company's accounting practices and in accordance with GAAP) indicated in the capital expenditure budget set forth in Section 4.13(h) of the Company Disclosure Schedule (the "Cap-Ex Budget") and purchases and sales of inventory and supplies in the ordinary course of business and consistent with past practice;

        (i) any change, or any application or request to the SEC for any change, in any method of accounting or accounting practice by the Company;

         (j) (A) any change in the amount of compensation payable or to become payable to any of the executive officers or directors of the Company or any of its agents or consultants, (B) any general increase in base compensation payable to the employees of the Company, or (C) the entering into or amendment by the Company of any employment, severance, termination or other similar agreement, or (D) any establishment of any borrowing or lending program by the Company for its officers, directors, employees, agents or consultants or any loans thereto which are presently outstanding except for those which are listed in Section 4.13(j) of the Company Disclosure Schedule.

        (k) (A) any payment or agreement to pay or any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any executive officer, director, employee, agent or consultant of the Company except in the ordinary course of business and consistent with past practice, (B) any payment, agreement to pay or any accrual (other than as required by GAAP) or arrangement for payment to any executive officer of the Company of any amount relating to unused vacation days, (C) any commitment to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant of the Company other than pursuant to plans, agreements and commitments in effect on September 30, 1995 which are listed in Schedule 4.16(a) of the Company Disclosure Schedule or (D) any amendment in any material respect of any of the foregoing plans, agreements or arrangements;

        (l) any capital expenditures (as defined by the Company's accounting practices and in accordance with GAAP) in excess of the amount set forth in the Company's Cap-Ex Budget or made any changes in the capital expenditure budget for the Company's 1997 fiscal year, which is set forth as Schedule 4.13(l) to the Company Disclosure Schedule, other than a decrease in the amount of $970,000 (which amount shall be calculated in accordance with GAAP) which may be paid as the principal amount under a capital lease (having an effective interest rate, as calculated in accordance with GAAP, of no more than 8.3%) for two Siemens duplex imagers which are now included in the Cap-Ex Budget for the Company's 1996 fiscal year; or

       (m) any authorization of any of, or commitment or agreement to take any of, the foregoing actions except as otherwise expressly permitted by this Agreement.

    SECTION 4.14 LITIGATION. Except as set forth in Schedule 4.14 of the Company Disclosure Schedule or the Company SEC Documents, there is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge (as defined in Article XI hereof) of the Company, threatened against, relating to or affecting the Company or any of its properties or assets before any court or arbitrator or any Governmental Entity, which, (a) if determined or resolved adversely to the Company, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated by this Agreement. There are no facts, to the Knowledge of the Company, which would reasonably be expected to give rise to any such action, suit, investigation, arbitration or proceeding. Except as set forth in the Company SEC Documents, the Company is not subject to any outstanding order, writ, injunction or decree which, more likely than not, would have a Material Adverse Effect on the Company or prevent, impair or materially delay the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 4.14 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no actions, suits, investigations or proceedings pending or threatened against any former or current director or officer of the Company based on, or arising out of the fact that, such person is or was a director, officer or employee, as the case may be, of the Company. There are no facts, to the Knowledge of the Company, which reasonably would be expected to give rise to any such action, suit, investigation or proceeding.

    SECTION 4.15 TAXES. (a) Except as set forth on Schedule 4.15 of the Company Disclosure Schedule:

        (i) the Company and each of its Subsidiaries, which for the purposes of this Section 4.15 shall include all Subsidiaries of the Company existing prior to the date hereof, on or prior to the date hereof has filed or has had filed on its behalf, and will have filed or have had filed on its behalf prior to the Closing Date, in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) required to be filed with respect to Taxes (as defined herein) of the Company and each of its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects;

        (ii) all material Taxes with respect to the Company and its Subsidiaries have been paid in full or have been provided for in accordance with GAAP on the Company's most recent balance sheet which is part of the Company SEC Documents (except for taxes accrued in accordance with GAAP subsequent to the date of such balance sheet);

       (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries;

       (iv) none of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or, to the Knowledge of the Company, examined by any Governmental Entity, except that the Company may be subject to audits of its Tax Returns to the extent such Tax Returns have not been audited to date;

        (v) no deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against the Company or any of its Subsidiaries which has not been abated or paid in full, and the Company has not received written notice of any such deficiency, delinquency or default nor does the Company otherwise have Knowledge of any threat of any Governmental Entity to assert such deficiency, delinquency or default or any facts or circumstances that may form a basis of such threat;

       (vi) there are no Liens for Taxes upon the assets of the Company except statutory liens for current Taxes not yet due;

       (vii) the Company has not filed as of or on the Closing Date a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f) apply to any disposition of a subsection (f) asset (as defined in Section 341(f) of the Code) owned by the Company;

      (viii) no power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force, except those granted in the ordinary course of business to attorneys, accountants or other professionals representing the Company;

       (ix) the federal income and state and local income and franchise Tax Returns for or including the Company and any of its Subsidiaries have been audited by the relevant taxing authority or are closed under the applicable statute of limitations for all taxable periods set forth in Schedule 4.15(ix) of the Company Disclosure Schedule; and

        (x) the Company is not a party to or bound by or has any obligation under any written or unwritten tax sharing or similar agreement or arrangement.

    (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

    SECTION 4.16 EMPLOYEE MATTERS. (a) Schedule 4.16(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company, whether formal or informal and whether legally binding or not (the "Plans").
Schedule 4.16(a) of the Company Disclosure Schedule identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, or any informal understanding, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate, except as may be required by law.

    (b) With respect to each of the Plans, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents:

        (i) a copy of the Plan or a description of all material terms thereof (including all amendments thereto);

        (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each such Plan for the last three years;

       (iii) a copy of the most recent Summary Plan Description ("SPD") required under ERISA with respect thereto, together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA with respect to such Plan;

       (iv) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

        (v) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record keeping arrangements; and

       (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

    (c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or is required to make contributions to, or has ever sponsored, maintained or been required to make contributions to any employee benefit plan subject to Title IV of ERISA or any "multiemployer plan" (as defined in Section 3(37) of ERISA).

    (d) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust would be subject to either a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975, Section 4976 or
Section 4980B of the Code.

    (e) Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

    (f) Each ERISA Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified on a current basis as of the date of the determination letter received from the Internal Revenue Service with respect to such Plan and within the limitations set forth therein.

    (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan", as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

    (h) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or other right or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee or officer.

    (i) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). There are no facts, to the Knowledge of the Company, which may form the basis of any such claim.

    (j) No amounts payable under any Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party will fail to be deductible for federal income tax purposes, including without limitation, by virtue of Section 280G of the Code.

    (k)  Each of the ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

    (l) No "leased employee," as that term is defined in section 414(n) of the Code, performs services for the Company or any ERISA Affiliate.

    (m) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or an ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

    SECTION 4.17 LABOR MATTERS. Except to the extent set forth in Schedule 4.14 of the Company Disclosure Schedule or Schedule 4.16(a) of the Company Disclosure Schedule or Schedule 4.17 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company and during the past three years there has not been any such action against the Company; (ii) to the Knowledge of the Company, there is no current union organizing activities among the Company's employees nor does any question concerning representation exist concerning such employees; (iii) there is no unfair labor practice charge or complaint pending against the Company or, to the Knowledge of the Company, threatened against the Company before the National Labor Relations Board or any similar state or foreign agency and there are no facts, to the Knowledge of the Company, which would form the basis thereof; (iv) there is no grievance pending against the Company relating to any collective bargaining agreement or other grievance procedure and there are no facts, to the Knowledge of the Company, which could form the basis thereof; (v) no charges with respect to or relating to the Company or any Subsidiary of the Company (which was in existence prior to the date hereof) are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices and there are no facts, to the Knowledge of the Company, which would form the basis thereof, (vi) the Company has complied, other than with respect to the transactions contemplated by this Agreement as to which the Company makes no representation, with the Worker Adjustment and Retraining Notification Act ("WARN Act"), and other state or local laws substantially similar in effect to the WARN Act, where the failure to be in compliance with such state or local laws would, individually or in the aggregate have a Material Adverse Effect on the Company; and (vii) there are no collective bargaining agreements, employment contracts or severance agreements with any union which represents any employees of the Company.

    SECTION 4.18 NO EXISTING VIOLATION; COMPLIANCE. The Company is not in violation of (i) the Company Certificate of Incorporation or Company By-laws or
(ii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or its assets. Except as set forth in Schedule
4.14 (as applicable) or Schedule 4.18 of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary has received any notice since January 1, 1995 that they are not in compliance with, and (ii) the Company and its business and operations, are presently in substantial compliance with, all laws, statutes, ordinances or regulations, except that this representation does not apply to Environmental Laws.

    SECTION 4.19 FINDERS' FEES. Except for Janney, Wolf, Block, Schorr and Solis-Cohen, the Company's special counsel, Lamb & Bouchard, and Grant Thornton, L.L.P., the Company's independent accountants, (each, other than Janney, a "Representative") there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who would be entitled to any fee or commission from the Company or any Affiliate of the Company, Buyer or any of Buyer's Affiliates upon consummation of and in connection with the transactions contemplated by this Agreement. The Representatives are being paid by the Company solely for providing legal and accounting services to the Company, to Robert Samans in the case of Lamb & Bouchard, and certain employees of the Company who are executing Employment Agreements. An executed, true and complete copy of the engagement letter with Janney, as amended and currently in effect, has been delivered to Buyer. In connection with the Janney engagement (exclusive of indemnity of Janney for certain matters as provided therein), the only amounts, which were or are payable at any time to Janney, total no more than $300,000 in the aggregate, plus the out-of-pocket expenses of Janney, and the only amounts which are payable to Janney after the date of this Agreement total no more than $195,000, including the out-of-pocket expenses of Janney.

    SECTION 4.20 ENVIRONMENTAL MATTERS. (a) As used in this Agreement, the following definitions shall have the following meanings:

        (i) "Environmental Claim" means any written notice or, to the Knowledge of the Company, oral notice, by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) with respect to the business and operations of the Company or its Subsidiaries arising out of, based on or resulting from (a) the presence, or release into the environment, including, without limitation, into ambient air, soil, surface water, ground water, land surface or subsurface strata, of any Materials of Environmental

    Concern (as defined in subsection (iii) below) at any location, whether or not owned by the Company or any Subsidiary of the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, the Occupational Health and Safety Act of 1970, as amended, and the rules and regulations thereunder, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

       (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

    (b) Except as set forth in the Company SEC Documents or Schedule 4.20(b) of the Company Disclosure Schedule, to the Knowledge of the Company the Company is in substantial compliance with all Environmental Laws applicable to the business and operations of the Company, including, without limitation, through the holding of all permits and authorizations required by such laws and in compliance with terms and conditions thereof and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future. All material permits and other governmental authorizations currently held by Company pursuant to the Environmental Laws in connection with its businesses and operations are identified in Schedule 4.20(b) of the Company Disclosure Schedule.

    (c) Except as set forth in the Company SEC Documents or Schedule 4.20(c) of the Company Disclosure Schedule, since June 30, 1991, the Company has not received, nor had any of its then existing Subsidiaries received, any written or, to the Knowledge of the Company, oral communication from any Person stating that it or its Subsidiaries may be a potentially responsible party under any Environmental Law with respect to any actual or alleged environmental contamination; neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which would reasonably be expected to result in any liability for the Company under any Environmental Law; and neither the Company nor its Subsidiaries has received any written or, to the Knowledge of the Company, oral request for information from any Governmental Entity with respect to any actual or alleged environmental contamination; and since June 30, 1991, neither the Company nor its Subsidiaries have received any written communication from any Person stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under any Environmental Law or made or suffered on any of their respective properties any release of any Materials of Environmental Concern.

    (d) Except as set forth in Schedule 4.20(d) of the Company Disclosure Schedule or the Company SEC Documents, to the Knowledge of the Company there are no past or present actions, activities, circumstances, conditions, events or incidents in connection with the business and operations of the Company and its Subsidiaries, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company or any Subsidiary of the Company existing prior to the date hereof has or may have retained or assumed either contractually or by operation of law or otherwise. Except as set forth in the Company SEC Documents or Section 4.20(d) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company, or to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company (or any of its Subsidiaries existing prior to the date hereof) has or may have retained or assumed either contractually or by operation of law.

    (e) Without in any way limiting the generality of the foregoing, (i) to the Knowledge of the Company, all on-site and off-site locations where the Company or its Subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern since June 30, 1991 are identified in
Schedule 4.20(e) of the Company Disclosure Schedule or the Company SEC Documents, (ii) to the Knowledge of the Company, all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company or any Subsidiary of the Company since June 30, 1991 are identified in Schedule 4.20(e) of the Company Disclosure Schedule or the Company SEC Documents, (iii) to the Knowledge of the Company, except as set forth in
Schedule 4.20(e) of the Company Disclosure Schedule or the Company SEC Documents, no asbestos has been contained in or formed part of any building, building component, structure or office space owned or leased by the Company or any Subsidiary of the Company since June 30, 1991 and (iv) to the Knowledge of the Company, except as set forth in Schedule 4.20(e) of the Company Disclosure Schedule or the Company SEC Documents, no polychlorinated biphenyls are presently stored at any property owned or leased by the Company or any Subsidiary of the Company.

    (f) (i) The Company has made available to Buyer each material environmental investigation, study, audit, test, review and other analysis in the possession of the Company prepared in the last five years conducted in relation to the business of the Company or its Subsidiaries or any property or facility now or previously owned, operated or leased by the Company or any Subsidiary of the Company; and (ii) the Company has made available to Buyer each consent decree, consent order or similar document entered into since June 30, 1991, and to which it is a party relating to any property owned, leased or operated by the Company or its Subsidiaries since June 30, 1991.

    (g) Except to the extent set forth in Section 4.20(g) of the Company Disclosure Schedule, following the installation of the new printing press contemplated to be installed by the Company, the Company will not be required to make any additional capital expenditures (as defined by the Company's accounting practices) to be in compliance with any Environmental Law in connection with the operation of such press.

    SECTION 4.21 PROPERTY. (a) The Company has good and valid title to, or in the case of leased property, has valid leasehold interests in, all properties and assets used in or necessary to conduct the business of the Company as currently conducted free and clear of all Liens except as set forth in Section
4.21 of the Company Disclosure Schedule.

    (b) There are no developments, including but not limited to, with respect to condemnation, affecting any of such properties or assets pending or, to the Knowledge of the Company, threatened, which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

    (c) The buildings, structures, facilities and printing and converting equipment owned or used by the Company in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation by the Company of its business as presently conducted.

    (d) Except as set forth in Section 4.21 of the Company Disclosure Schedule, no written notice from any Governmental Entity has been received by the Company requiring or calling attention to the need for any work, repair, construction, alteration or installation, or in connection with, any buildings, structures, facilities or printing and converting equipment located thereon which will involve any expenditure other than as set forth in the Company's Budget.

    SECTION 4.22 INTANGIBLE PROPERTY. (a) The Company owns or possesses adequate licenses or other valid and enforceable rights to use all trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, service mark names, trade secrets, other intellectual property and applications therefor, which, individually or in the aggregate, are material to the Company's business and operations (collectively, "Intangible Property") and which are used or held for use in connection with the business of the Company as currently conducted, and such Intangible Property (and any application which has been filed relating thereto) is listed in Section 4.22 of the Company Disclosure Schedule. The Company is in substantial compliance with all licenses relating to Intangible Property listed in Section 4.22 of the Company Disclosure Schedule. The Company has no registered trademarks.

    (b) To the Knowledge of the Company, except as set forth in Schedule 4.22(b) of the Company Disclosure Schedule, there has not been asserted any claim challenging the validity of the Company's use of any Intangible Property. To the Knowledge of the Company, except as set forth in Schedule 4.22(b) of the Company Disclosure Schedule, the conduct of the business of the Company as currently conducted does not conflict with any trademark, trademark right, trade name or trade name right of any Person in a manner that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, there are no material infringements of any Intangible Property by any Person.

    SECTION 4.23 MATERIAL CONTRACTS. (a) Except as set forth on Schedule 4.16(a) or Schedule 4.23 of the Company Disclosure Schedule, the Company SEC Documents list all Material Contracts (as defined below) of the Company (and all material amendments thereto) and all agreements or commitments to enter into a Material Contract, and except as set forth on Schedule 4.23 of the Company Disclosure Schedule or in the Company SEC Documents, each Material Contract is valid, binding and enforceable against the Company and in full force and effect in all material respects and, to the Knowledge of the Company, each Material Contract is valid, binding and enforceable against each other party thereto and in full force and effect in all material respects against each other party thereto, and there are no material defaults by the Company thereunder and there is no event which is reasonably likely to have such effect and, to the Knowledge of the Company, there are no material defaults by any other party to a Material Contract. True and complete copies of all Material Contracts have been delivered or made available to Buyer.

    (b) For purposes of this Agreement, "Material Contracts" shall mean (i) any contract, agreement or understanding with any customer or supplier of the Company, which accounted during the Company's last fiscal year or which are expected to account during the Company's present fiscal year, for more than $100,000 of the annual revenues or payables, as the case may be, of the Company,
(ii) all acquisition, merger, asset purchase or sale agreements entered into by the Company in the last two fiscal years with a transaction value in excess of $100,000, other than purchase or sale orders for inventory or supplies; (iii) all indemnification, termination, employment, severance, or "golden parachute" agreements; (iv) credit agreements, notes, bonds, mortgages, indentures with respect to, or other evidence of, Indebtedness of the Company or guarantees of Indebtedness of any other Person and (v) any other agreement within the meaning set forth in Item 601(b)(10) Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (assuming for such purposes that the date of filing of the Registration Statement is deemed to be the date of this Agreement).

    (c) Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, no party to any such Material Contract has (i) given written notice to the Company of or made a claim in writing against the Company or any Subsidiary of the Company existing prior to the date hereof with respect to any breach or default thereunder, or (ii) given written or, to the Knowledge of the Company, oral notice to the Company or any Subsidiary of the Company existing prior to the date hereof that it does not intend to renew (where renewal is appropriate) or it intends to modify in any significant way which is adverse to the Company or terminate a significant portion of its business relationships with the Company or any Subsidiary of the Company existing prior to the date hereof.

    (d) Except as set forth in Schedule 4.16(a) of the Company Disclosure Schedule or Schedule 4.23 of the Company Disclosure Schedule, the Company is not a party to or bound by any non-competition agreement or any other agreement, understanding or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company is entitled to conduct all or any material portion of the business of the Company.

    (e) Schedule 4.23(e) of the Company Disclosure Schedule sets forth the following with respect to each item of Indebtedness of the Company: (i) its principal amount and (ii) any prepayment or other penalties which would be payable if the Indebtedness is paid at anytime prior to or as of October 1, 1996. All Indebtedness may be prepaid by the Company prior to its scheduled maturity subject only to the payment of the scheduled prepayment or other scheduled penalties.

    SECTION 4.24 ACCOUNTING MATTERS; REORGANIZATION. To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent Buyer from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations; provided, however, that the Company makes no representation or warranty with respect to any actions which would prevent Buyer from accounting for such transactions as a pooling of interests because of actions or failures to take any action by Buyer or any of its Affiliates. Neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action which action or failure would be reasonably likely to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

    SECTION 4.25 FAIRNESS OPINION. The Board of Directors of the Company has received the written opinion of Janney, to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares pursuant to the Merger is fair from a financial point of view to such holders and such opinion has not been withdrawn. An executed, true and complete copy of such opinion has been delivered to Buyer.

    SECTION 4.26 LICENSES AND PERMITS. Except as regards environmental matters (which are addressed in Section 4.20), the Company has received such certificates, permits, licenses, variances, exemptions, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities ("Licenses") as are necessary to own or lease and operate their respective properties and to conduct its business substantially in the manner described in the Company SEC Documents and as currently owned or leased and conducted, and all such Licenses are valid and in full force and effect in all material respects except where the failure to obtain any such License or the failure of such License to be valid and in full force and effect would not subject the Company to significant penalties. Schedule 4.26 of the Company Disclosure Schedule contains a listing of all material Licenses. The Company is in compliance in all material respects with their respective obligations under the Licenses and, to the Knowledge of the Company, no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material License. Each such License will continue to be in full force and effect following the Merger and unaffected thereby without the payment of any fee or other consideration or the posting of any additional bond except where the failure of such License to remain in full force and effect results from actions or failures to act on the part of Buyer or its Affiliates or on facts specific to Buyer and its Affiliates.

    SECTION 4.27 OWNERSHIP OF BUYER CAPITAL STOCK. The Company does not own any shares of the capital stock of Buyer.

    SECTION 4.28 INSURANCE. The Company maintains customary and appropriate insurance policies with reputable insurers in such amounts as are customary in the commercial printing industry and all required worker's compensation insurance policies. True and complete copies of such insurance policies, and of any directors and officers liability insurance policies, have been delivered or made available to Buyer. All of such policies of insurance are in full force and effect and are sufficient for compliance with all requirements of law and contracts to which the Company is a party or otherwise bound. Prior to the Effective Time, the Company will maintain all such insurance policies (or appropriate replacement policies) in full force and effect and the Company will not take any action to terminate or cancel any policy prior to the end of its policy period.

    SECTION 4.29 CUSTOMERS AND SUPPLIERS. Schedule 4.29 of the Company Disclosure Schedule sets forth a listing of the names and amount of annual revenues or expenses paid, as the case may be, of the (a) ten largest customers of the Company in terms of sales during the Company's last fiscal year and (b) ten largest suppliers to the Company in terms of purchases during the Company's last fiscal year. Except as set forth in Schedule 4.29 of the Company Disclosure Schedule, since September 30, 1995, there has not been any significant and adverse change in the business relationship of the Company with any of such customers or suppliers nor has the Company changed the terms in any material way of doing business with such customers or suppliers (including, but not limited to, any change in payment terms or pricing). All customer advances to the Company are cash deposits made by such customers with the Company solely for the purpose of paying postage and advance billings (which advance billings are listed in Section 4.29 of the Company Disclosure Schedule by customer and amount) in connection with services to be performed by the Company. The amount to be paid for services to be provided by the Company with respect to such advance billings is not on terms more favorable than if the customer had not paid in advance. The Company does not expect the customer advance in the amount of $700,000 which has been outstanding for the five years prior to the date of this Agreement to be utilized prior to the Effective Time.

    SECTION 4.30 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 4.30 of the Company Disclosure Schedule, the accounts and notes receivable and all other receivables shown on the Company Financial Statements (subject to reserves for non-collectibility as reflected therein), and all receivables acquired or generated by the Company since March 31, 1996 (subject to reasonable reserves for non-collectibility, consistent with past practice and in accordance with
GAAP), are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business consistent with past practice and are collectible at their recorded amounts (net of reserves for non-collectibility). Reserves for non-collectibility have been reflected on the Company Financial Statements in accordance with GAAP and the Company's historical practice and are adequate. No such account has been assigned or pledged to any other Person and, to the Knowledge of the Company, no defense or set-off or similar right to any such account has been asserted by the account obligor.

    SECTION 4.31 INVENTORY. The inventories on the Company Financial Statements are stated at the lower of cost (first in, first out) or market in accordance with GAAP. Substantially all of the inventories used in or relating to the conduct of the business of the Company are usable or saleable in the ordinary course of business consistent with past practice (subject to reserves as reflected on the Company Financial Statements) and are owned by the Company free and clear of any Lien. Reserves with respect to inventories have been reflected on the Company Financial Statements in accordance with GAAP and the Company's historical practice and are adequate.

    SECTION 4.32 RELATIONSHIPS WITH AFFILIATES. Except as set forth in Schedule 4.23(b), Schedule 4.13, Schedule 4.16(a) or Schedule 4.32 of the Company Disclosure Schedule and except as reflected on the Company Financial Statements or incurred in the ordinary course of business consistent with past practice in connection with compensation owed to a director, officer or employee, the Company does not have any outstanding liabilities, obligations or other Indebtedness for amounts owing to, or notes or accounts receivable from, or leases, contracts or other commitments or arrangements with, any of their respective Affiliates, directors, officers or employees and no officer or director of the Company or any Affiliate thereof has any ownership or stock interest in any Person that is a customer of or supplier to the Company or purchases or leases any property or equipment from, or sells or leases any property or equipment to, the Company. For purposes of this representation, ownership of not more than five percent of the voting stock of any publicly held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded. Notwithstanding the requirements of Section 4.23(b), Section 4.13 or Section 4.16(a), all disclosures required to be made with respect to Samans in the Company Disclosure Schedule shall be made in Schedule 4.32 thereof.

    SECTION 4.33 WORKMEN'S COMPENSATION. There shall be no cost to the Company for withdrawal from the Graphic Arts Workers Compensation Self-Insurance Trust (the "Trust") if withdrawal occurs as of December 31, 1996, provided at least 120-day prior written notice is given in accordance with Section 6.9 hereof. To the Knowledge of the Company, such notice may be withdrawn without penalty at any time prior to December 31, 1996.

    SECTION 4.34 FLEET CREDIT. As of the date of this Agreement, the Company has no financing arrangements or other facilities with Fleet Credit Corporation ("Fleet") and has no outstanding obligations or liabilities of any kind owing to Fleet, all such financing arrangements or facilities having been terminated and all obligations and liabilities owing by the Company to Fleet having been fulfilled. Fleet is not entitled to any Lien on the assets or properties of the Company. The Company agrees it will use its reasonable efforts to have Fleet file, in the appropriate jurisdictions in which it has filed UCC-1s, UCC-3 termination statements within 15 business days following the date of this Agreement.

    SECTION 4.35 DISCLOSURE. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate delivered by the Company to Buyer or Merger Subsidiary pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading when taken together in light of the circumstances in which they were made.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

    Buyer and Merger Subsidiary represent and warrant to the Company that:

    SECTION 5.1 CORPORATE EXISTENCE AND POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and authority required to carry on its business as now conducted. Each of Buyer and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect with respect to Buyer or Merger Subsidiary. Each of Buyer and Merger Subsidiary has heretofore delivered or made available to the Company true and complete copies of Buyer's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

    SECTION 5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against Buyer and Merger Subsidiary in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 5.3 GOVERNMENTAL AUTHORIZATION. Assuming the accuracy of the Company's representations set forth in Section 4.10, the execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than: (i) the filing of a Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act, which has been so complied with; (iii) compliance with any applicable requirements of the Securities Act and Exchange Act; (iv) compliance with the applicable requirements of state blue-sky laws; and (v) such other actions by or in respect of, or filings with, any Governmental Entity which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer and its Subsidiaries and would not impair or materially delay the ability of Buyer or Merger Subsidiary to consummate the transactions contemplated hereby.

    SECTION 5.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the Certificate of Incorporation or By-laws of Buyer or Merger Subsidiary, (ii) assuming the accuracy of the Company's representations set forth in Section 4.10, and assuming compliance with the matters referred to in Section 5.3 hereof, contravene or conflict with or constitute a violation of any provision of law, judgment, injunction, order or decree binding upon or applicable to Buyer or Merger Subsidiary, (iii) provided that an amendment to Buyer Credit Agreement (as defined in Article XI) has been obtained prior to Closing, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or Merger Subsidiary or any material license, franchise, permit or other similar authorization held by Buyer or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Merger Subsidiary.


    SECTION 5.5 CAPITALIZATION. The authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock, 2,500,000 shares of Class B common stock, par value $.01 per share ("Buyer Class B Common Stock"), and 10,000,000 shares of preferred stock ("Buyer Preferred Stock"), par value $0.01 per share. As of July 15, 1996, there were issued and outstanding (i) 14,715,745 shares of Buyer Common Stock, (ii) 1,738,692 shares of Buyer Class B Common Stock, and
(iii) no shares of Buyer Preferred Stock. All of the outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 5.5 or in Buyer SEC Documents, and except for 2,561,769 shares of Buyer Common Stock reserved for issuance pursuant to outstanding and future awards under Buyer's Restated 1993 Stock Award and Incentive Plan, as amended, as of the date of this Agreement, there are outstanding (i) no other shares of capital stock or other voting securities of Buyer, (ii) no other securities of Buyer or of any Subsidiary of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer, and (iii) no options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Buyer Securities").

    SECTION 5.6 OWNERSHIP OF MERGER SUBSIDIARY; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUBSIDIARY.

    (a) Merger Subsidiary was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby.

    (b) As of the date hereof and the Effective Time, all of outstanding shares of capital stock of Merger Subsidiary are and will be directly owned by WTI and all of the outstanding shares of capital stock of WTI are and will be directly owned by Buyer and there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Subsidiary or WTI is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Subsidiary or WTI.

    (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Subsidiary has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

    SECTION 5.7 SEC DOCUMENTS. Buyer has filed all reports, proxy statements, forms and other documents required to be filed with the SEC since November 28, 1995 and prior to the date of this Agreement ("Buyer SEC Documents"). As of their respective dates, Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents (including Rule 10b-5 under the Exchange Act and the applicable accounting rules and regulations of the SEC).

    SECTION 5.8 FINANCIAL STATEMENTS. The consolidated financial statements of Buyer included in the Buyer SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the related notes and schedules thereto) and (ii) fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof, and the results of its operations and its cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, none of which was material and that, in the case of financial statements included therein which reflect an acquisition accounted for as a purchase, the financial statements for the period succeeding the acquisition are presented on a different basis of accounting than the period prior to the acquisition and are not directly comparable.)

    SECTION 5.9 FORM S-4 REGISTRATION STATEMENT. The Form S-4 Registration Statement and all amendments thereto will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. Neither the Form S-4 Registration Statement, nor any amendments thereof, will, on the date the Company Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting, at the Effective Time or at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that Buyer makes no representation or warranty with respect to any information furnished to it by the Company or any of its accountants, counsel or other authorized representatives in writing specifically for inclusion in the Form S-4 Registration Statement. None of the information with respect to Buyer or any Affiliate of Buyer that has been supplied by Buyer or any of its accountants, counsel or other authorized representatives in writing specifically for use in the Company Proxy Statement will, on the date that the Company Proxy Statement is first mailed to stockholders of the

Company, at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 5.10 NO VOTE REQUIRED. No vote or special meeting of the stockholders of Buyer, WTI or Merger Subsidiary, which has not been obtained, is necessary or required by this Agreement or under applicable law or rule of any national securities exchange to approve the Merger, this Agreement or the transactions contemplated hereby.

    SECTION 5.11 SHARE OWNERSHIP. As of the date hereof, neither Buyer nor any of its Subsidiaries owns any Company Securities or have any option or right to acquire any Company Securities except pursuant to the Option Agreement.

    SECTION 5.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer SEC Documents, since the date of the most recent consolidated balance sheet included in the Buyer SEC Documents, there has not been a Material Adverse Effect with respect to Buyer.

    SECTION 5.13 AUTHORIZATION FOR BUYER COMMON STOCK. Buyer will take all necessary action prior to the Closing Date to permit it to issue the number of shares of Buyer Common Stock required to be issued pursuant to this Agreement. All shares of Buyer Common Stock issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. All shares of Buyer Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.

    SECTION 5.14 RELATIONSHIPS. To the Knowledge of Buyer, neither Buyer nor any of its Affiliates has taken or failed to take any action that would reasonably be expected to cause the largest customer of the Company not to continue its present relationship with the Company for the foreseeable future following the Merger on terms at least as favorable to the Company as those in effect during the eight-month period prior to May 31, 1996.

    SECTION 5.15 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who would be entitled to any finder's fee or similar commission from Buyer, any Affiliate of Buyer, the Company or any of Company's Affiliates upon consummation of the transactions contemplated by this Agreement.

    SECTION 5.16 ACCOUNTING MATTERS; REORGANIZATION. To the Knowledge of Buyer, neither Buyer nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent Buyer from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations; provided, however, that Buyer makes no representation or warranty with respect to any actions which would prevent Buyer from accounting for such transactions as a pooling of interests because of actions or failures to take any action by the Company or any of its Affiliates. Neither Buyer nor any of its Affiliates has taken or agreed to take any action or failed to take any action which action or failure would be reasonably likely to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

    SECTION 5.17 DISCLOSURE. No representation or warranty by Buyer contained in this Agreement and no statement contained in any certificate delivered by Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading when taken together in light of the circumstances in which they were made.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

    The Company agrees that:

    SECTION 6.1 CONDUCT OF THE COMPANY. Except as contemplated by this Agreement, and except as set forth in Schedule 6.1 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall conduct its business only in the ordinary course and shall use its reasonable efforts to preserve intact its business organizations and relationships with suppliers, customers, employees, creditors and other third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as contemplated by this Agreement, and except as set forth in Schedule 6.1 of the Company Disclosure Schedule, other than with the prior written consent of Buyer (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company will not:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any Company Securities (other than the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their current terms) or incorporate or organize any Subsidiary;

       (iii) amend or propose to amend the Company Certificate of Incorporation or Company By-Laws;

       (iv) adopt a plan of merger, complete or partial liquidation or reorganization, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any other Person, or otherwise acquire or agree to acquire any assets except (x) as provided in the Cap-Ex Budget or (y) for consideration in the amount of $50,000 in the aggregate for all such acquisitions and except for inventory and supplies in the ordinary course of business consistent with past practice;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business and consistent with past practice and not in an amount, individually or in the aggregate, greater than $50,000;

       (vi) incur any Indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other Person (other than (i) expense account advances in the ordinary course of business consistent with past practice, (ii) endorsement of checks made payable to the Company or
    (iii) the acceptance of advances in respect of postage and cash advances for services to be rendered by the Company, each of which shall be in the ordinary course of business and consistent with past practice and, with respect to cash advances for services, shall be for services to be rendered on terms not different from customers not making cash advances for such services), or retire any outstanding Indebtedness before its maturity date;

       (vii) enter into or adopt any Plan, or amend any existing Plan, other than as required by law;

      (viii) (A) make any change in the compensation payable or to become payable to any of the executive officers, directors, agents or consultants of the Company, (B) grant any general increase in base compensation payable to the employees of the Company, (C) enter into or amend any employment, severance, termination or other similar agreement, (D) make any loans to any of the officers, directors, employees, agents or consultants of the Company (other than expense advances in the ordinary course of business consistent with past practice) or (E) except as provided above, make any change in the existing borrowing or lending arrangements of the Company for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise.

       (ix) (A) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any plan, agreement or arrangement other than pursuant to those existing at the date hereof which has been disclosed to Buyer in the Company Disclosure Schedule to any executive officer, director, employee, agent or consultant of the Company except in the ordinary course of business and consistent with past practice, (B) pay or agree to pay or make any arrangement for payment to any executive officer of the Company of any amount relating to unused vacation days, (C) except for commitments existing on the date of this Agreement which have been disclosed to Buyer in the Company Disclosure Schedule, and except for bonus payments in the ordinary course of business consistent with past practice which have been disclosed to Buyer in the Company Disclosure Schedule, commit to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant of the Company, or (D) amend in any material respect any of the foregoing plans, agreements or arrangements;

        (x) violate or fail to perform any material obligation or duty imposed upon the Company by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

       (xi) make or revoke any Tax election or settle or compromise any disputed Tax liability, in each case, material to the Company or change except as required by law (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

       (xii) acquire any shares of capital stock of Buyer;

      (xiii) amend any term of any outstanding security of the Company;

      (xiv) create, assume or suffer to exist any Lien on any asset, other than in the ordinary course of business and consistent with past practice;

       (xv) except as may be required pursuant to GAAP, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

      (xvi) enter into any new Material Contract, amend in a material adverse manner including, but not limited to, terminate or modify in a material adverse manner (including, but not limited to, any change in payment terms or pricing), any Material Contract in effect as of the date of this Agreement or grant or consent to any waiver of any material provision thereunder which would be materially adverse;

      (xvii) make any capital expenditures (as defined by the Company's accounting procedures in accordance with GAAP) except for those listed in the Company's Cap-Ex Budget;

     (xviii) except to the extent required by applicable law, make any material change in pricing, marketing, purchasing, investment, accounting (including policies and procedures), financial reporting, inventory, credit allowance or Tax practice or policy, including with respect to the method of calculating bad debt, contingency or other reserve;

      (xix) enter into any new line of business;

       (xx) enter into any transactions with an Affiliate other than as disclosed in the Company Disclosure Schedule relating to (I) the payment of compensation to a director, officer or employee or (II) with Graphic Forms, Inc., in each case, on arms-length terms and for business in the amount no greater than $15,000 per annum; or

      (xxi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 6.2 STOCKHOLDER MEETING; PROXY MATERIAL. (a) The Company shall cause a meeting of its stockholders (including any postponements or adjournments thereto, the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable, but in any event within 20 business days after the mailing of the Company Proxy Statement, for the purpose of voting on the approval and adoption of this Agreement and the Merger. As promptly as practicable following the date of this Agreement, the Company and Buyer shall prepare a proxy statement with respect to the Company Stockholder Meeting (which proxy statement will also constitute the prospectus of Buyer to be included in the Form S-4 Registration Statement to be filed by Buyer pursuant to Section 7.2 hereof) (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Company Proxy Statement"). The Company will
(i) as promptly as practicable following the preparation of the proxy statement file the proxy statement with the SEC, and use its reasonable efforts to have it cleared by the SEC and thereafter mail the Company Proxy Statement to its stockholders; (ii) use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company agrees to provide Buyer with all comments or correspondence received from the SEC as to the Company Proxy Statement and the Company and Buyer shall prepare responses to any such comments or correspondence as required to have the Company Proxy Statement cleared by the SEC. The Company may, if it withdraws, modifies or changes its recommendation in accordance with this Section 6.2, delay the filing or mailing, as the case may be, of the Company Proxy Statement or the holding of the Company Stockholder Meeting, in each case only to the extent necessary to revise the Company Proxy Statement to reflect such withdrawal, modification or change and, in the case of the Company Stockholder Meeting, to provide the minimum notice thereof required under applicable law, the Company Certificate of Incorporation and the Company By-laws. The Company will promptly provide Buyer with all financial and other data regarding the Company as may be reasonably requested by Buyer in connection with the Form S-4 Registration Statement.

    (b) The Board of Directors of the Company shall recommend approval of the Merger by the Company's stockholders; PROVIDED, HOWEVER, that such Board shall not be required to make such recommendation, or may withdraw or modify such recommendation, if the Company receives a Superior Proposal (as defined in Section 6.4) or if such Board determines in good faith, on the basis of advice from its outside legal counsel, that facts and circumstances unrelated to any Acquisition Proposal (as defined in Section 6.4) have arisen which may require such Board, in the exercise of its fiduciary duties under applicable law, to take such action.

    SECTION 6.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company; PROVIDED that all requests for access to or to interview the Company's customers, suppliers, lenders or key employees will be directed to and coordinated with the President of the Company or other senior executive of the Company designated by the President; and PROVIDED FURTHER that no investigation pursuant to this Section 6.3 shall affect any representation or warranty given by the Company to Buyer hereunder (although Buyer agrees to advise the Company of any information which, to the knowledge of Buyer, it obtains during such investigation which indicates that any of the representations and warranties made by the Company to Buyer hereunder are not true and correct in all material respects) and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement dated June 10, 1996 between Buyer and the Company (the "Confidentiality Agreement").

    SECTION 6.4 NO SOLICITATION. From and after the date hereof, neither the Company nor any Affiliates, directors, officers, employees, agents, attorneys, accountants, financial advisors or other representatives (collectively, "Representatives") of the Company shall, directly or indirectly, solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) from any Third Party (as hereinafter defined), or engage in or continue discussions or negotiations with, or provide any information to, any Third Party which has made or indicated an intention (whether or not conditional) to make an Acquisition Proposal (or any Representatives of such Third Party), or take any steps in furtherance of the transactions referred to in the SCFM Agreement; PROVIDED, HOWEVER, that the Company may engage in discussions or negotiations with, or provide information to, a Person which makes a Superior Proposal if the Board of Directors of the Company determines in good faith, on the basis of advice from its outside legal counsel, that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. The Company shall promptly notify Buyer of any Acquisition Proposal received since June 14, 1996, including the price and other significant terms and conditions of and the identity of the Third Party making such Acquisition Proposal and the names and affiliations of all Persons to whom the Company has furnished information pursuant to the foregoing proviso and the nature of such information. As used herein: (i) "Acquisition Proposal" means any proposal or offer, or any expression of interest or intention (whether or not conditional and whether by public announcement or regulatory filing or otherwise), by a Third Party with respect to any acquisition (by tender or exchange offer or otherwise) of 20% or more of the equity securities or assets of the Company or any merger, consolidation or other business combination involving the Company or any inquiry by a Third Party (or any of its Representatives) with respect to the willingness or ability of the Company to receive or discuss any of the foregoing; (ii) "Third Party" means any Person or group of Persons (including, without limitation, any individual which, at any time since June 14, 1996, is or was a director or officer of the Company, and any Person in which one or more such individuals has a 10% or greater equity interest, and any group of which any such individual is a member), but does not include Buyer or any of its Subsidiaries; and (iii) "Superior Proposal" means a bona fide, written and unsolicited (since June 14, 1996) proposal or offer made by a Third Party to acquire 100% of the equity interests in the Company or all or substantially all of the Company's assets which the Board of Directors of the Company determines in good faith and in the exercise of reasonable judgment (based on the advice of financial advisors of nationally recognized reputation as to financial matters and on the advise of outside legal counsel as to legal and regulatory matters) is more favorable to all the Company's stockholders than the Merger, and can be consummated without any significant legal or regulatory impediments and with respect to which the Board has determined, based on the advice of its investment bankers, that such Third Party is financially capable of consummating.

    SECTION 6.5 CONVEYANCE TAXES. The Company shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes (collectively, the "Conveyance Taxes") which become payable by the Company prior to or as of the Effective Time in connection with the transactions contemplated hereunder or that are required to be paid by the Company in connection therewith. Buyer shall cooperate with the Company in the preparation, execution and filing of all Tax Returns regarding any such Conveyance Taxes.

    SECTION 6.6 MONTHLY FINANCIAL STATEMENTS. The Company shall provide Buyer, within 10 days following the end of each month, with an unaudited balance sheet and income and cash flow statement of the Company for each month during the period from the date of this Agreement until the Effective Time which shall be certified to by the Company's Treasurer.

    SECTION 6.7 PAYMENT OF RECEIVABLES AND PAYABLES. The Company shall collect, as of the Closing Date, all receivables owed to the Company by any director, officer, employee or Affiliate of the Company and the Company shall pay to the foregoing all payables owing to them other than (i) the loan in the amount of $3,000 listed in item (1) of Schedule 4.13(f) and items 2 and 4 of
Schedule 4.32 of the Company Disclosure Schedule and (ii) with respect to the matters expressly permitted by Section 6.1 (xx) hereof).

    SECTION 6.8 DATA COMMAND. No later than ten business days following the date of this Agreement, the Company shall purchase at no cash cost and hold in its treasury not less than 39,304 of the 50,000 Shares (which Shares are presently held by the Company as collateral against accounts receivable for print orders placed by Data Command Ltd. ("Data Command")) with a market value equal to the outstanding principal and interest of Data Command's payment obligation to the Company and shall issue to Gene Schecter, the registered holder of such collateral, a new stock certificate representing not more than 10,696 Shares, with a market value equal to the amount by which the market value of the collateral exceeds such obligation. The interest claim is based upon monthly account statements including a monthly 1.5% service charge (18% per year) on amounts due over 60 days. The Company estimates the amount of principal and unpaid interest in respect of the obligation of Data Command to be approximately $226,000 as of the date of this Agreement.

    SECTION 6.9 NOTICE OF WITHDRAWAL. The Company shall deliver, within five business days after the date of this Agreement, proper written notice to the Trust of its intention to withdraw from the Trust as of December 31, 1996.

    SECTION 6.10 EXCESS CASH. The Company shall deliver to Buyer, within five business days prior to the Company Stockholder Meeting, a certificate signed by its President or Treasurer specifying the amount of Excess Cash which the Company will have available on the Closing Date, which amount may be used to pre-pay Indebtedness on the Closing Date, which prepayment shall still permit the Company to meet its obligations set forth in Section 9.3 (vi) hereof. For purposes of this Agreement, Excess Cash means the amount of cash so specified in such certificate.

    SECTION 6.11 NEW YORK QUALIFICATION. Within five business days from the date of this Agreement, the Company shall file an application with all appropriate Governmental Entities in the State of New York to qualify the Company to transact business in the State of New York and shall use its reasonable efforts to otherwise cause the Company to qualify to transact business in the State of New York prior to the Effective Time.

                                  ARTICLE VII
                               COVENANTS OF BUYER

    Buyer and Merger Subsidiary agree that:

    SECTION 7.1 VOTING OF SHARES. Except as otherwise permitted by the Option Agreement, at the Company Stockholder Meeting, Buyer and Merger Subsidiary shall vote all Shares, if any, which they have the right to vote in favor of adoption and approval of this Agreement at the Company Stockholder Meeting.

    SECTION 7.2 REGISTRATION STATEMENT AND COMPANY PROXY STATEMENT. Buyer will, as promptly as practicable following the date of this Agreement, prepare and, following receipt of notification from the SEC that it has no further comments on the Company Proxy Statement, file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Company Proxy Statement, and the prospectus in connection with the registration under the Securities Act of Buyer Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby and will use its reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC as promptly as practicable. Buyer will cooperate with the Company in the preparation and filing of the Company Proxy Statement and will provide the Company with all financial and other data concerning Buyer (including, if required, pro forma financial statements and financial and other data regarding the other parties to the transactions described in Schedule 7.2 of Buyer Disclosure Schedule) as is necessary in order for the Company to prepare the Company Proxy Statement.

    SECTION 7.3 BLUE SKY PERMITS. Buyer shall use its reasonable efforts to obtain, prior to the effective date of the Form S-4 Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto; provided, however, that the foregoing shall not require Buyer to submit to jurisdiction or require it to qualify to do business in any jurisdiction where it is not presently required to submit to jurisdiction or be qualified to do business.

    SECTION 7.4 NYSE LISTING. Buyer shall use its reasonable efforts to cause the shares of Buyer Common Stock constituting the Merger Consideration to be listed on the NYSE, subject to notice of official issuance thereof.

    SECTION 7.5 INDEMNIFICATION. Buyer agrees that all rights to indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of the Company as provided in the Company Certificate of Incorporation and Company Bylaws shall survive the Merger and shall continue in full force and effect for three years after the Effective Time. Any permissive provision therein relating to rights of indemnification shall be deemed mandatory to the maximum extent permitted by law.

    SECTION 7.6 EMPLOYEE BENEFITS. For a period of at least one year following the Effective Time, Buyer shall cause the Surviving Corporation to maintain pension and welfare benefit plans for the employees of the Company providing benefits in the aggregate at least substantially equivalent to benefit plans for such employees in place immediately prior to the Effective Time and, following the expiration of such one-year period, the Surviving Corporation shall, at its sole option, continue to provide benefits to such employees which are either (x) comparable to those provided pursuant to such pension and welfare benefit plans as were maintained by the Company at March 31, 1996 or (y) comparable to those provided to employees of WTI from time-to-time.

                                  ARTICLE VIII
                     COVENANTS OF BUYER, MERGER SUBSIDIARY
                                AND THE COMPANY

    The parties hereto agree that:

    SECTION 8.1 REASONABLE EFFORTS; COOPERATION; POOLING OF INTERESTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, Merger Subsidiary and the Company agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from Persons other than Governmental Entities, including under Material Contracts; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

    (b) Each of Buyer, Merger Subsidiary and the Company shall cooperate and work together, with its respective accountants, with the objective that the Merger will qualify as a pooling of interests under GAAP.

    (c) Each of Buyer, Merger Subsidiary and the Company shall use its reasonable efforts not to take any action, or to enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or to result in a material breach of any of its covenants in this Agreement.

    SECTION 8.2 PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and afford each other a reasonable opportunity to review and comment on the foregoing and, except as may be required by applicable law or any listing agreement with any national securities exchange or National Association of Securities Dealers, Inc. as determined by Buyer, Merger Subsidiary or the Company, as the case may be, will not issue any such press release or make any such public statement prior to such consultation and opportunity to review and comment.

    SECTION 8.3 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 8.4 SAMANS AND OTHER EMPLOYMENT AGREEMENTS. At the Effective Time, the Company and Samans shall enter into an employment agreement (the "Samans Employment Agreement") and Buyer and Mr. Samans shall enter into the Non-Competition Agreement in the form of Exhibits 1 and 2 hereto, respectively, Buyer shall deliver to Samans a promissory note in form of Exhibit 3 hereto (the "Buyer Promissory Note"), and the Company shall enter into employment agreements with certain members of management specified by Buyer and reasonably agreed to by Samans (the "Employment Agreements").

    SECTION 8.5 AMENDMENT OF SAMANS PROMISSORY NOTE. At the Effective Time, the promissory note, dated January 1, 1994, the outstanding principal balance of which will be no more than $406,000, evidencing loans made by the Company to Samans (the "Samans Promissory Note") will be replaced by an amended and restated promissory note in the terms set forth on Exhibit 4 hereto (the "Amended Samans Promissory Note").

    SECTION 8.6 EFFECTIVE REGISTRATION STATEMENT. Buyer and the Company will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the Form S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process.

    SECTION 8.7 TAX-FREE REORGANIZATION TREATMENT. The Company and Buyer and Merger Subsidiary shall execute and deliver to Wolf, Block, Schorr and Solis-Cohen, special counsel to the Company, certificates substantially in the form attached hereto as Exhibit 5 and Exhibit 6 (the "Company Tax Certificate" and the "Buyer Tax Certificate", respectively) at such time or times as reasonably requested by such law firm in connection with its delivery of an opinion with respect to the transactions contemplated hereby, and shall provide a copy thereof to Buyer and the Company. Prior to the Effective Time, none of the Company, Buyer and Merger Subsidiary shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the information, representations or covenants in Exhibit 5 or Exhibit 6, as the case may be.

    SECTION 8.8 NOTIFICATION OF CERTAIN MATTERS. (a) The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Buyer or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material contract or agreement, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 8.8 shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    (b) Advice of Changes. The Company shall confer on a regular and frequent basis with Buyer with respect to the Company's business and operations and other matters relevant to the Merger, and Buyer and the Company shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have, a Material Adverse Effect on the Company or Buyer or on the ability of the Company or Buyer to consummate the transactions contemplated hereby.

    SECTION 8.9 POOLING. The Company and Buyer each agrees that it will not, to its Knowledge, take any action which could prevent the Merger from being accounted for as a pooling of interests for accounting purposes (under Accounting Principles Board Opinion No. 16) and the Company will bring to the attention of Buyer, and Buyer will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that would be reasonably likely to prevent Buyer from accounting for the Merger as a pooling of interests. Each of the Company and Buyer will use its reasonable efforts to inform all of its Affiliates and other relevant employees as to those actions that should or should not be taken by such Persons so that the Merger will be accounted for as a pooling of interests.

    SECTION 8.10 SEC FILINGS. Each of Buyer and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or its Affiliates with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby and to provide each other with all of its SEC filings under the Securities Act or Exchange Act after the date of this Agreement.

    SECTION 8.11 AFFILIATES. (a) Prior to the Effective Time, the Company shall cause to be prepared and delivered to Buyer a list (reasonably satisfactory to counsel for Buyer) identifying each

Person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable efforts to cause each Person who is identified as a Company Rule 145 Affiliate in such list to deliver to Buyer on or prior to the Effective Time a written agreement, in form previously approved by the parties hereto (the "Affiliate Letter"), that such Company Rule 145 Affiliate will not (i) sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Company Rule 145 Affiliate's risk relative to, any Shares or any shares of Buyer Common Stock issued to such Company's Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce such Company Rule 145 Affiliate's risk relative to any Shares or any shares of Buyer Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing 30 days prior to the Effective Time and ending at such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published by Buyer except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

    (b) Promptly upon the Company obtaining Knowledge of Persons who, to the Knowledge of the Company, following the date of this Agreement until the Effective Time, become "affiliates" of the Company for purposes of Rule 145 of the Securities Act, the Company shall identify any such Person in writing to Buyer, and will use its reasonable efforts to cause such Persons prior to the mailing of the Company Proxy Statement, or if thereafter as soon as reasonably practicable, to deliver to Buyer an Affiliate Letter; PROVIDED, HOWEVER, that the Company will not affirmatively, without the prior written consent of Buyer, take any action, by hiring or appointing a new officer or director or otherwise, so as to cause any Person to become an "affiliate" unless such Person executes an Affiliate Letter prior thereto.

    (c) Prior to the Effective Time, Buyer shall cause to be prepared and delivered to the Company a list (reasonably satisfactory to counsel for the Company) identifying each Person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of Buyer, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Buyer Rule 145 Affiliates"). Buyer shall use its reasonable efforts to cause each Person who is identified as a Buyer Rule 145 Affiliate in such list to deliver to the Company on or prior to the Effective Time an Affiliate Letter that such Buyer Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Buyer Rule 145 Affiliate's risk relative to, any Shares or any shares of Buyer Common Stock during the period commencing 30 days prior to the Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published by Buyer except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. As soon as reasonably practicable, but in no event later than 45 days after the end of the first full fiscal quarter of Buyer which includes results covering at least 30 days of post-Merger combined operations of Buyer and the Company, Buyer shall publish its results of operations for such fiscal quarter.


    SECTION 8.12 REVIEW LETTERS. (a) The Company shall use its reasonable efforts to cause to be delivered to Buyer "review" letters of Grant Thornton LLP, the Company's independent public accountants, dated the date on which the Form S-4 Registration Statement shall become effective and as of the date of the Company Stockholder Meeting, and addressed to Buyer and the Company, in the form and substance reasonably satisfactory to Buyer and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.


    (b) Buyer shall use its reasonable efforts to cause to be delivered to the Company "review" letters of Deloitte & Touche LLP, Buyer's independent public accountants, dated the date on which the Form

S-4 Registration Statement shall become effective and as of the date of the Company Stockholder Meeting, and addressed to the Company and Buyer, in form and substance reasonably satisfactory to the Company and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

    SECTION 9.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions may be waived by the Company and Buyer:

        (i) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by a majority of the outstanding Shares entitled to vote thereon in accordance with applicable law.

        (ii) LISTING OF BUYER COMMON STOCK. The shares of Buyer Common Stock issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (iii) REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no order suspending such effectiveness shall have been issued and remain in effect.

        (iv) APPROVALS. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, shall have been obtained, shall have been made or shall have occurred.

        (v) NO INJUNCTION OR LITIGATION. (A) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall make illegal or otherwise restrict, prevent or prohibit the consummation of the Merger or any transactions contemplated hereby and (B) there shall not have been instituted or be pending, or threatened, any suit, action or proceeding by (x) any Governmental Entity to restrain, prohibit or invalidate the Merger or (y) by any other Person which is more likely than not to have such effect.

    SECTION 9.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions may be waived by the Company:

        (i) PERFORMANCE OF OBLIGATIONS OF BUYER AND MERGER SUBSIDIARY. Each of Buyer and Merger Subsidiary will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

        (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time).

        (iii) CLOSING CERTIFICATE. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Operating Officer of Buyer, dated the Closing Date, to the effect that, the conditions set forth in Section 9.2(i) and 9.2(ii) hereof have been satisfied.

        (iv) TAX OPINION. The Company shall have received an opinion of Wolf, Block, Schorr and Solis-Cohen, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts then existing, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and, accordingly, for United States federal income tax purposes, that:

        (A) no gain or loss will be recognized by the Company, Buyer or Merger Subsidiary as a result of the Merger;

        (B) no gain or loss will be recognized by any stockholder of the Company whose Shares are exchanged solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received by a holder of Shares in lieu of a fractional share interest in Buyer Common Stock);

        (C) the tax basis of Buyer Common Stock received by a holder of Shares in the Merger will be the same as the tax basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in Buyer Common Stock for which cash is received); and

        (D) the holding period of the shares of Buyer Common Stock received by a holder of Shares in the Merger will include the period during which such Shares surrendered in exchange therefor were held, provided that such Shares were held as capital assets at the Effective Time.

    In rendering such opinion, such firm may require and rely upon representations contained in the Buyer Tax Certificate, the Company Tax Certificate and such other certificates from such other Persons as such firm may reasonably require. Such an opinion may contain such further assumptions and qualifications as are customary in legal opinions concerning federal income taxation.

        (v) BUYER RULE 145 AFFILIATE AGREEMENTS. The Company shall have received the Affiliate Letters specified in Section 8.11(c) from Buyer Rule 145 Affiliates.

        (vi) OPINION OF BUYER'S AND MERGER SUBSIDIARY'S COUNSEL. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Buyer and Merger Subsidiary, in a form reasonably satisfactory to counsel to the Company, substantially to the effect set forth in Annex A hereto.

    SECTION 9.3  CONDITIONS TO THE OBLIGATIONS OF BUYER AND MERGER
SUBSIDIARY. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions, subject, to the extent permitted by applicable law, that such conditions may be waived by Buyer:

        (i) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

        (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time).

        (iii) CLOSING CERTIFICATE. Buyer and Merger Subsidiary shall have received a certificate signed by the President or Treasurer of the Company, dated the Closing Date, to the effect that, the conditions set forth in
    Section 9.3(i), 9.3(ii) and 9.3(vi) hereof have been satisfied.

        (iv) MATERIAL ADVERSE EFFECT, ETC. Since the date of this Agreement, there shall have been no event, occurrence or facts which have or would reasonably be expected to have a Material Adverse Effect with respect to the Company or result in any material reduction in revenues from its largest customer and (ii) the Company shall reasonably expect, as of the Closing Date, to generate net income, before net interest expense, income taxes, depreciation and amortization, for its fiscal year ended September 30, 1996 in an amount not materially less than the amount specified in the Company's budget dated as of June 21, 1996 which has previously been provided to Buyer; and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by its President or its Treasurer to such effect.

        (v) AFFILIATE AGREEMENTS. Buyer shall have received the Affiliate Letters specified in Section 8.12(a) from Company Rule 145 Affiliates.

        (vi) FINANCIAL CONDITIONS. As shown on the most recent monthly financial statements of the Company delivered pursuant to Section 6.6 hereof prior to the Effective Time, in each case, to the extent applicable, as determined in accordance with GAAP and utilizing the same accounting principles and practices as set forth in the audited Company Financial Statements, the Company shall have (a) outstanding Indebtedness of no more than $5,100,000, (b)(1) net working capital, including Cash ("Cash" for this purpose meaning all cash and cash equivalents of the Company, less all costs and expenses incurred or to be incurred or payable by the Company relating to the Merger, whether or not accrued, and not yet paid as the date of such balance sheet (but the calculation of net working capital shall exclude (i) any such amounts reflected as current liabilities which have been already accrued and (ii) any such amounts reflected in current assets as prepaid expenses which have not yet been expensed)), of at least $4,800,000 (excluding the current portion of outstanding Indebtedness and notes receivable), which minimum requirement shall be increased by any proceeds received by the Company from any exercise of any Options and (2) cash and cash equivalents (less Excess Cash) in excess of outstanding customer advances; (c) book equity of at least $7,200,000; and (d) collected any receivables owing to the Company from Affiliates and have no payables accrued, unaccrued or contingent owing to Affiliates other than payables in the ordinary course of business consistent with past practice for compensation owing to directors, officers or employees or payables and receivables which are permitted to be outstanding by Section 6.7 hereof; PROVIDED, HOWEVER, that in the event that as of or prior to the Effective Time (A) the Company has purchased, received delivery of and installed a new printing press, with a fully installed cost of no more than $1,300,000 and on terms (other than dollar amount) reasonably satisfactory to Buyer, and/or
    (B) the Company has made a loan to Elite, in an amount of not more than $200,000 and on terms (other than dollar amount) reasonably satisfactory to Buyer, and/or (C) the Company has purchased two Siemens duplex imagers and related equipment for not more than $970,000 and on terms other than the dollar amount reasonably satisfactory to Buyer, the amount of Indebtedness in clause (a) above and the amount of net working capital in clause (b) above shall be adjusted as follows: (x) to the extent that the total cash utilized for such transactions is $700,000 or less, the amount of net working capital specified in the foregoing clauses shall be decreased by the amount of cash so utilized and (y) to the extent that the total cash utilized for such transactions is greater than $700,000, the amount of net working capital specified shall be decreased by the amount of cash so utilized and the amount of

    Indebtedness specified shall be increased by the amount of Indebtedness incurred in connection with such transactions but, in any event, (i) the amount of Indebtedness shall be increased by no more than $1,000,000 and
    (ii) the sum of the absolute value of the decrease in net working capital and the increase in the amount of Indebtedness pursuant to this clause (y) shall not exceed the amount by which total cash utilized for such transactions is greater than $700,000.

        (vii) DISSENTING SHARES. Appraisal rights pursuant to Section 262 of the DGCL shall not have been perfected by holders of Shares with respect to more than 225,000 Shares.

        (viii) CONSENTS UNDER AGREEMENTS. The consent or approval of each Person (other than Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect on the Company (or the Surviving Corporation following the Merger), or the consummation of the transactions contemplated hereby shall have been obtained.

        (ix) POOLING. Buyer shall have received a letter from Deloitte & Touche LLP to the effect that pooling of interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms of this Agreement.

        (x) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Company and Samans shall have entered into the Samans Employment Agreement; Samans shall have entered into the Non-Competition Agreement with Buyer; and the other individuals identified by Buyer pursuant to Section 8.4 hereof shall have entered into the Employment Agreements with the Company.

        (xi) EMPLOYEE STOCK OPTION CONSENTS. The Company shall have delivered to Buyer all consents, if any, referenced in the last sentence of Section
    1.10 relating to the treatment of outstanding Options.

        (xii) OPINION OF COMPANY'S COUNSEL. Buyer and Merger Subsidiary shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen, counsel to the Company, in a form reasonably satisfactory to counsel to Buyer and Merger Subsidiary, substantially to the effect set forth in Annex B hereto.

        (xiii) CONTINUED RELATIONSHIPS. Buyer shall be reasonably satisfied that the Company's relationship with its largest customer will continue for the foreseeable future following the Merger on terms at least as favorable to the Company as those in effect during the eight-month period prior to May 31, 1996.

                                   ARTICLE X
                                  TERMINATION

    SECTION 10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (i) by mutual written consent of the Company and Buyer;

        (ii) by either the Company or Buyer, if the Merger has not been consummated by January 31, 1997 (as such date may be extended by mutual agreement or pursuant to the proviso to this sentence, the "Outside Termination Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Merger by the Outside Termination Date;

       (iii) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

       (iv) by the Company if (A) there shall have been a breach of any representation or warranty on the part of Buyer or Merger Subsidiary set forth in this Agreement, or if any representation or warranty of Buyer or Merger Subsidiary shall have become untrue, in either case such that the condition set forth in Section 9.2(ii) would be incapable of being satisfied by the Outside Termination Date or (B) there shall have been a breach by Buyer or Merger Subsidiary of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Buyer or materially adversely affecting (or materially delaying) the consummation of the Merger, and Buyer or Merger Subsidiary, as the case may be, has not cured such breach within 30 business days after notice by the Company thereof;

        (v) by Buyer if (A) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 9.3(ii) would be incapable of being satisfied by the Outside Termination Date or (B) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within 30 business days after notice by Buyer or Merger Subsidiary thereof;

       (vi) by Buyer if the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have withdrawn or modified in a manner adverse to Buyer such recommendation, or shall have withdrawn or modified its approval of this Agreement, or shall have resolved to do any of the foregoing;

       (vii) by either Buyer or the Company if the Board of Directors of the Company determines that an Acquisition Proposal is a Superior Proposal; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this clause (vii) unless (x) the Company has complied with its obligations under Section 6.4, (y) ten business days (the "Period") shall have elapsed after delivery by the Company to Buyer of a notice of such determination by its Board of Directors and during the Period the Company shall have fully cooperated with Buyer with the objective of enabling Buyer to modify the terms of the Merger so that the Merger may be consummated, and
    (z) at the end of the Period the Board of Directors shall have again made a determination that such Acquisition Proposal is a Superior Proposal and promptly thereafter the Company and the Third Party (as defined in Section 6.4) which made such Acquisition Proposal enter into a definitive agreement to effect such Acquisition Proposal;

      (viii) by either Buyer or the Company, if, at any time following the receipt by the Company of an Acquisition Proposal (as defined in Section 6.4) or the taking by the Company of any action pursuant to the proviso to
    Section 6.4, the Company Stockholder Meeting is held and the Company's stockholders fail to approve the Merger by the requisite vote; PROVIDED, HOWEVER, that Buyer may not terminate this Agreement under this subsection unless Buyer shall have executed and delivered to the Company a proxy (which it has not revoked) with respect to the Shares subject to the Option Agreement voting such Shares in favor of the approval and adoption of this Agreement;

       (ix) by Buyer, if the Average Stock Price is greater than $16.50; or

        (x) by the Company, if the Average Stock Price is less than $11.50.

    The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than with respect to Section 10.1 (i)) shall give written notice of such termination to the other party.

    SECTION 10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED that (i) the agreement contained in Sections 8.2 and 12.4 hereof shall survive the termination hereof; (ii) the Confidentiality Agreement and provisions in Section
6.3 hereof with respect thereto shall remain in full force and effect and (iii) nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE XI
                                 DEFINED TERMS

    For the purposes of this Agreement, the following terms shall have the following respective meanings:

    "Acquisition Proposal" shall have the meaning set forth in Section 6.4. (a).

    "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

    "Affiliate Letter" shall have the meaning set forth in Section 8.12 (a) hereof.

    "Agreement" shall have the meaning set forth in the Introduction.

    "Amended Samans Promissory Note" shall have the meaning set forth in Section 8.5.

    "Average Stock Price" shall have the meaning set forth in Section 1.2 (a).

    "blue sky" shall have the meaning set forth in Section 7.3.

    "Buyer" shall have the meaning set forth in the Introduction.

    "Buyer Certificates" shall have the meaning set forth in Section 1.3 (a).

    "Buyer Class B Common Stock" shall have the meaning set forth in Section
5.5.

    "Buyer Common Stock" shall have the meaning set forth in the Introduction.

    "Buyer Credit Agreement" shall mean the Credit Agreement, dated as of November 28, 1995 and as amended and restated as of March 19, 1996, among Buyer, Treasure Chest Advertising Company, Inc., various banks, Bank of America NT & SA, The Industrial Bank of Japan Limited and Nationsbank, N.A. , as co-agents, Credit Suisse, as Documentation Agent and Bankers Trust Company, as Administrative Agent.

    "Buyer Preferred Stock" shall have the meaning set forth in Section 5.5.

    "Buyer Promissory Note" shall have the meaning set forth in Section 8.4.

    "Buyer Rule 145 Affiliates" shall have the meaning set forth in Section 8.11
(c).

    "Buyer SEC Documents" shall have the meaning set forth in Section 5.7.

    "Buyer Securities" shall have the meaning set forth in Section 5.5.

    "Buyer Tax Certificate" shall have the meaning set forth in Section 8.7.

    "Cap-Ex Budget" shall have the meaning set forth in Section 4.13 (h).

    "Carcioppolo" shall have the meaning set forth in Section 4.10.

    "Cash" shall have the meaning set forth in Section 9.3 (vi).

    "Certificate of Merger" shall have the meaning set forth in Section 1.1 (b).

    "Closing" shall have the meaning set forth in Section 2.1.

    "Closing Date" shall have the meaning set forth in Section 2.1.

    "Code" shall have the meaning set forth in the Introduction.

    "Company" shall have the meaning set forth in the Introduction.

    "Company By-laws" shall have the meaning set forth Section 2.2 (d).

    "Company Certificate of Incorporation" shall have the meaning set forth in
Section 2.2 (d).

    "Company Disclosure Schedule" shall have the meaning set forth in Section
4.1.

    "Company Financial Statements" shall have the meaning set forth in Section 4.8.

    "Company Proxy Statement" shall have the meaning set forth in Section 6.2
(a).

    "Company Rule 145 Affiliate" shall have the meaning set forth in Section
8.11 (a).

    "Company SEC Documents" shall have the meaning set forth in Section 4.7.

    "Company Securities" shall have the meaning set forth in Section 4.5.

    "Company Stockholder Meeting" shall have the meaning set forth in Section
6.2.

    "Company Tax Certificate" shall have the meaning set forth in Section 8.7.

    "Confidentiality Agreement" shall have the meaning set forth in Section 6.3.

    "Conversion Number" shall have the meaning set forth in Section 1.2 (a).

    "Conveyance Taxes" shall have the meaning set forth in Section 6.5.

    "Data Command" shall have the meaning set forth in Section 6.8 hereof.

    "Dissenting Shares" shall have the meaning set forth in Section 1.11 (a).

    "DGCL" shall have the meaning set forth in Section 1.1 (a).

    "Effective Time" shall have the meaning set forth in Section 1.1 (b).

    "Elite" shall have the meaning set forth in Section 4.12.

    "employee pension benefit plan" shall have the meaning set forth in Section
4.16 (a).

    "employee welfare benefit plan" shall have the meaning set forth in Section
4.16 (a).

    "Employment Agreements" shall have the meaning set forth in Section 8.4 hereof.

    "Environmental Claim" shall have the meaning set forth in Section 4.20 (a).

    "Environmental Laws" shall have the meaning set forth in Section 4.20 (a).

    "ERISA" shall have the meaning set forth in Section 4.16 (a).

    "ERISA Affiliate" shall have the meaning set forth in Section 4.16 (a).

    "ERISA Plans" shall have the meaning set forth in Section 4.16 (a).

    "Excess Cash" shall have the meaning set forth in Section 6.10 hereof.

    "Exchange Act" shall have the meaning set forth in Section 4.3.

    "Exchange Agent" shall have the meaning set forth in Section 1.3 (a).

    "Exchange Fund" shall have the meaning set forth in Section 1.3 (a).

    "Fleet" shall have the meaning set forth in Section 4.34.

    "Form S-4 Registration Statement" shall have the meaning set forth in
Section 7.2

    "GAAP" shall have the meaning set forth in Section 4.8.

    "Governmental Entity" shall have the meaning set forth in Section 4.3.

    "HSR Act" shall have the meaning set forth in Section 4.3.

    "Indebtedness" as applied to any Person, shall mean: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (f) any guarantee of any of the above. For purposes of
Section 9.3 (vi), Indebtedness shall also include any amounts due, including premiums and penalties, upon prepayment of outstanding Indebtedness and any negative cash balance.

    "Intangible Property" shall have the meaning set forth in Section 4.22 (a).

    "Janney" shall have the meaning set forth in Section 4.11.

    "Knowledge" shall mean, with respect to the Company, the actual knowledge, after due inquiry, of any officer of the Company (and shall include for purposes of the representation and warranties made pursuant to Section 4.20 hereof, the person in charge of risk management or environmental matters for the Company) and shall mean, with respect to Buyer, the executive officers of Buyer.

    "Licenses" shall have the meaning set forth in Section 4.26.

    "Lien" shall have the meaning set forth in Section 4.4.

    "Material Adverse Effect" shall have the meaning set forth in Section 4.1.

    "Material Contracts" shall have the meaning set forth in Section 4.23 (b).

    "Materials of Environmental Concern" shall have the meaning set forth in
Section 4.20 (a).

    "Measurement Period" shall have the meaning set forth in Section 1.2 (a).

    "Merger" shall have the meaning set forth in the Introduction.

    "Merger Consideration" shall have the meaning set forth in Section 1.2 (a).

    "Merger Subsidiary" shall have the meaning set forth in the Introduction.

    "multiemployer plan" shall have the meaning set forth in Section 4.16 (c).

    "Non-Competition Agreement" set forth in Section 8.4.

    "NYSE" shall have the meaning set forth in Section 1.2 (a).

    "Option" shall have the meaning set forth in Section 1.10.

    "Option Agreement" shall have the meaning set forth in Section 4.10.

    "Outside Termination Date" shall have the meaning set forth in Section 10.1
(ii).

    "Period" shall have the meaning set forth in Section 10.1 (vii).

    "Permitted Lien" shall mean, as to any Person: (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or (ii) are being contested in good faith (and for which adequate reserves have been provided); and (c) with respect to real property to the extent the same do not (x) render title to the property encumbered thereby unmarketable and (y) individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes, (i) survey exceptions, (ii) reciprocal easement agreements, and (iii) other customary non-monetary encumbrances on title to real property; provided, however, that none of the foregoing in clauses (a) through (c) shall have a Material Adverse Effect on the Company.

    "Person" shall have the meaning set forth in Section 1.4.

    "Phase I Study Conclusions and Recommendations" shall have the meaning set forth in Section 4.20 (b).

    "Plans" shall have the meaning set forth in Section 4.16 (a)

    "Preferred Stock" shall have the meaning set forth in Section 4.5.

    "Representative" shall have the meaning set forth in Section 4.19.

    "Representatives" shall have the meaning set forth in Section 6.4.

    "Samans" shall have the meaning set forth in Section 2.4 (a).

    "Samans Employment Agreement" shall have the meaning set forth in Section
8.4.

    "Samans Promissory Note" shall have the meaning set forth in Section 8.5.

    "SCFM Agreement" shall have the meaning set forth in Section 4.11

    "SEC" shall have the meaning set forth in Section 4.7.

    "Secretary of State" shall have the meaning set forth in Section 1.1 (b).

    "Securities Act" shall have the meaning set forth in Section 4.3.

    "Share Certificates" shall have the meaning set forth in Section 1.3 (b).

    "Shares" shall have the meaning set forth in the Introduction.

    "single employer" shall have the meaning set forth in Section 4.16 (a).

    "SPD" shall have the meaning set forth in Section 4.16(b)

    "Stock Option Plan" shall have the meaning set forth in Section 1.10.

    "Subsidiary" shall have the meaning set forth in Section 4.6 (a).

    "Substitute Option" shall have the meaning set forth in Section 1.10.

    "Superior Proposal" shall have the meaning set forth in Section 6.4.

    "Surviving Corporation" shall have the meaning set forth in Section 1.1 (a).

    "Tax Return" shall have the meaning set forth in Section 4.15 (b) (ii).

    "Taxes" shall have the meaning set forth in Section 4.15(b)(i).

    "Termination Fee" shall have the meaning set forth in Section 12.4 (b).

    "Third Party" shall have the meaning set forth in Section 6.4.

    "Trust" shall have the meaning set forth in Section 4.33.

    "WARN Act" shall have the meaning set forth in Section 4.17.

    "WTI" shall have the meaning set forth in the Introduction.

                                  ARTICLE XII
                                 MISCELLANEOUS

    SECTION 12.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

    if to Buyer or Merger Subsidiary, to:

       Big Flower Press Holdings, Inc.
       3 East 54th Street
       New York, New York 10022
       Facsimile: (212) 223-4074
       Attention: Associate General Counsel

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom
       919 Third Avenue
       New York, New York 10022
       Facsimile: (212) 735-2000
       Attention: Blaine V. Fogg, Esq.

    if to the Company, to:

       Scanforms, Inc.
       181 Rittenhouse Circle
       Keystone Park
       Bristol, Pennsylvania 19007
       Facsimile: (215) 785-1501
       Attention: Robert A. Samans
                 Chairman and President

       with a copy to:

       Wolf, Block, Schorr and Solis-Cohen
       S.E. Corner 15th and Chestnut Streets
       Philadelphia, Pennsylvania 19102-2678
       Facsimile: (215) 977-2334
       Attention: Mark K. Kessler, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopy number specified in this Section 12.1 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 12.1.

    SECTION 12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms.

    SECTION 12.3 AMENDMENTS; NO WAIVERS. (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 12.4 EXPENSES AND TERMINATION FEE. (a) All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    (b) Notwithstanding any other provision of this Agreement, in the event this Agreement is terminated pursuant to Section 10.1 (vi) or Section 10.1 (vii), the Company shall immediately pay Buyer, in same day funds, a cash termination fee of $750,000 (the "Termination Fee").

    (c) The cost of printing the Form S-4 Registration Statement and the Company Proxy Statement relating to the Merger shall be borne equally by the Company and Buyer.

    SECTION 12.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

    SECTION 12.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

    SECTION 12.7 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

    SECTION 12.8 NO THIRD PARTY BENEFICIARIES. Except for Section 7.5 hereof, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    SECTION 12.9 ENTIRE AGREEMENT. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or undertaking with respect thereto, both written and oral.

    SECTION 12.10 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, all of which shall be an original, with the same effect as if considered one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          SCANFORMS, INC.

                                          By: _________/s/_JOEL R. JACKS________
                                              Name: Joel R. Jacks
                                              Title: Director

                                          BIG FLOWER PRESS HOLDINGS, INC.

                                          By: _______/s/_MARK A. ANGELSON_______
                                              Name: Mark A. Angelson
                                              Title: Executive Vice President

                                          SCANFORMS ACQUISITION CORP.

                                          By: _______/s/_MARK A. ANGELSON_______
                                              Name: Mark A. Angelson
                                              Title: Treasurer and Secretary

                                                                        ANNEX II
July 31, 1996
Board of Directors
Attention:  Special Committee
Scanforms, Inc.
181 Rittenhouse Circle
Bristol, PA 19007

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of Scanforms, Inc. (the "Company") in connection with the merger (the "Merger") of the Company with and into Scanforms Acquisition Corp. (the "Merger Subsidiary"), a wholly owned, indirect subsidiary of Big Flower Press Holdings, Inc. (the "Buyer"), a Delaware corporation. Upon the consummation of the Merger, holders of the Company's common stock will receive for each of their shares a fraction of a share of the Buyer's Common Stock equal to $5.75 divided by the average closing price of the Buyer's Common Stock on the New York Stock Exchange during the ten-day trading period ending three trading days prior to the Company's stockholder meeting to vote on the Merger, but not more than .4423 shares of Buyer's Common Stock if the average closing price of Buyer's Common Stock is less than $13.00 and not less than .3833 shares of Buyer's Common Stock if the average closing price of Buyer's Common Stock is greater than $15.00 (the "Merger Consideration") pursuant to the Agreement and Plan of Merger, dated as of July 31, 1996, among the Company, the Merger Subsidiary and the Buyer (the "Merger Agreement").

    In rendering our opinion, we have reviewed, among other things: (a) the Merger Agreement; (b) publicly available business and historical financial information relating to the Company, including the 1995 Annual Report of the Company and a preliminary draft of the Form 10-Q for the third quarter ended June 30, 1996; (c) certain financial information and other data provided to us by the Company, that is not publicly available, relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (d) the reported historical market prices and trading volume of the common stock of the Company; (e) publicly available business and historical financial information relating to the Buyer, including the offering prospectus dated November 21, 1995, the Form 10-K for the transition period from July 1, 1995 to December 31, 1995, and the Form 10-Q for the first quarter ended March 31, 1996 ; (f) selected financial and stock market data for certain other publicly traded companies in lines of business comparable to the Company and the Buyer; and (g) the financial terms of certain other recent business combinations. In addition we held discussions with the management of the Company and the Buyer regarding their respective businesses, operating results, financial condition, prospects and the Merger, and undertook other analyses, studies and investigations as we considered appropriate.

    In connection with our review, we have relied, without independent verification, upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion. We have also relied upon the assessment of the management of the Company regarding its business, prospects and the Merger and also assumed that the budgets and financial projections of the Company were reasonably prepared by management on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. The Buyer declined to furnish internally prepared budgets or financial projections as a matter of corporate policy. We did not undertake any independent valuations or appraisals of the real properties or other assets of the Company, nor were we furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and can be reasonably evaluated as of, the date of this letter.

    Janney Montgomery Scott is acting as the financial advisor to the Company in connection with soliciting and evaluating merger and acquisition opportunities and will receive customary fees upon the completion of the Merger. In addition, in the ordinary course of our securities business we trade the equity securities of the Company for our own account and the accounts of our customers and, therefore, we may from time to time hold a long or short position in such securities.

    We are of the opinion, as of the date of this letter and subject to the foregoing, that the Merger Consideration to be received by the Company's stockholders in connection with the Merger is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          JANNEY MONTGOMERY SCOTT INC.

                                                                       ANNEX III

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257, Section 258, Section 263, or Section 264 of this title:



        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.


        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                                     III-1

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such


                                     III-2
    constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after the expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                                     III-3

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.


    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder, without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     III-4

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the DGCL empowers a corporation, subject to certain limitations, to indemnify its directors, officers, employees and agents against expenses (including attorney's fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL.


    Section 102(b)(7) of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Restated Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty.



    The Registrant has purchased insurance which purports to insure the Registrant against certain costs of indemnification which may be incurred by it pursuant to the Registrant's By-Laws and to insure the officers and directors of the Registrant, and of its subsidiaries, against certain liabilities incurred by them in the discharge of their functions as such officers and directors.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


 EXHIBITS
  NUMBER                                                 DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of July 31, 1996, by and among Scanforms, Inc., Big Flower
              Press Holdings, Inc. and Scanforms Acquisition Corp. (included in Part I as Annex I to the Proxy
              Statement/Prospectus included in this Registration Statement).
       4.1   Restated Certificate of Incorporation (incorporated by reference to exhibit number 3.1 of the Form
              S-1 Registration Statement of the Registrant, File No. 33-97082, filed with the Commission on
              September 19, 1995).
       4.2   Amended and Restated By-Laws (incorporated by reference to exhibit number 3.4 of the Form S-1
              Registration Statement of the Registrant, File No. 33-97082, filed with the Commission on
              September 19, 1995).
       5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom.
      23.1   Consent of Deloitte & Touche LLP.
      23.2   Consent of Grant Thornton LLP.
      23.3   Consent of Ernst & Young LLP.
      23.4   Consent of Arthur Andersen LLP.
      23.5   Consent of Skadden, Arps, Slate, Meagher & Flom (included in opinion filed as Exhibit 5.1).

 EXHIBITS
  NUMBER                                                 DESCRIPTION
- -----------  ---------------------------------------------------------------------------------------------------
      24.1   Power of Attorney pursuant to which amendments to the Registration Statement may be signed
              (included on signature page of this Registration Statement).
      99.1   Form of Scanforms Proxy for the Special Meeting.
     (b)     Not applicable
     (c)     The opinion of Janney Montgomery Scott Inc. is included in Part I as Annex II to the Proxy
              Statement/Prospectus.

ITEM 22.  UNDERTAKINGS

    (a) (1) The undersigned Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on
August   , 1996.

                                          BIG FLOWER PRESS HOLDINGS, INC.

                                          By:

                                             -----------------------------------
                                                      R. Theodore Ammon
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below, hereby severally and individually constitute and appoint R. Theodore Ammon and Mark A. Angelson, and each of them, the true and lawful attorneys and agents (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                       CAPACITY                          DATE
- ------------------------------------------------  ------------------------------------------  -------------------
                                                  Chairman of the Board (Principal Executive
     --------------------------------------        Officer, Principal Financial Officer and     August   , 1996
               R. Theodore Ammon                   Principal Accounting Officer)

     --------------------------------------       Director                                      August   , 1996
                Edward T. Reilly

     --------------------------------------       Vice Chairman of the Board                    August   , 1996
              Sanford G. Scheller

     --------------------------------------       Director                                      August   , 1996
                 Leon D. Black

                   SIGNATURE                                       CAPACITY                          DATE
- ------------------------------------------------  ------------------------------------------  -------------------
     --------------------------------------       Director                                      August   , 1996
                Edward M. Yorke

     --------------------------------------       Director                                      August   , 1996
               Peter G. Diamandis

     --------------------------------------       Director                                      August   , 1996
              Joan Daniels Manley

                                 EXHIBIT INDEX


                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER                                             DESCRIPTION                                              PAGE
- -----------  -------------------------------------------------------------------------------------------  -------------
       2.1   Agreement and Plan of Merger, dated as of July 31, 1996 by and among Scanforms, Inc., Big
              Flower Press Holdings, Inc. and Scanforms Acquisition Corp. (included in Part I as Annex I to the Proxy Statement/Prospectus included in this Registration Statement).

       4.1   Restated Certificate of Incorporation (incorporated by reference to exhibit number 3.1 of the Form S-1 Registration Statement of the Registrant, File No. 33-97082, filed with the
              Commission on September 19, 1995).

       4.2   Amended and Restated By-Laws (incorporated by reference to exhibit number 3.4 of the Form
              S-1 Registration Statement of the Registrant, File No. 33-97082, filed with the Commission on September 19, 1995).

       5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom.

      23.1   Consent of Deloitte & Touche LLP.

      23.2   Consent of Grant Thornton LLP.

      23.3   Consent of Ernst & Young LLP.

      23.4   Consent of Arthur Andersen LLP.

      23.5   Consent of Skadden, Arps, Slate, Meagher & Flom (included in opinion filed as Exhibit 5.1).

      24.1   Power of Attorney pursuant to which amendments to the Registration Statement may be signed
              (included on signature page of this Registration Statement).

      99.1   Form of Scanforms Proxy for the Special Meeting.